================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              __________________

                                   FORM 11-K


                ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                         COMMISSION FILE NUMBER 1-3053

                      CHAMPION INTERNATIONAL CORPORATION
                         SAVINGS PLAN #077
                         SAVINGS PLAN FOR HOURLY EMPLOYEES #158
                           (FULL TITLE OF THE PLANS)

                      CHAMPION INTERNATIONAL CORPORATION
                              ONE CHAMPION PLAZA
                          STAMFORD, CONNECTICUT 06921
  (NAME OF ISSUER OF SECURITIES HELD PURSUANT TO THE PLANS AND ADDRESS OF ITS
                          PRINCIPAL EXECUTIVE OFFICE)

================================================================================

FINANCIAL STATEMENTS AND EXHIBIT
--------------------------------

(a)  Financial Statements and Schedules
     ----------------------------------

Champion International Corporation Savings Plan #077:
     Report of Independent Public Accountants dated June 1, 1998
     Statement of Net Assets Available for Benefits as of December 31, 1997 Statement of Changes in Net Assets Available for Benefits for the Year
       Ended December 31, 1997
     Statement of Net Assets Available for Benefits as of December 31, 1996 Notes to Financial Statements - December 31, 1997 and 1996
     Schedule I - Item 27(a) Schedule of Assets Held for Investment Purposes - December 31, 1997
     Schedule II - Item 27(d) Schedule of Reportable Transactions for the Year Ended December 31, 1997
     Schedule III - Certification of Receipt of Annual Statement of Assets and Liabilities of Commingled Trust Funds
     All Schedules not listed above are omitted since they are not applicable, not required or the information is included in the Plan's Financial Statements, or Notes to Financial Statements listed above

Champion International Corporation Savings Plan for Hourly Employees #158:
     Report of Independent Public Accountants dated June 1, 1998
     Statement of Net Assets Available for Benefits as of December 31, 1997 Statement of Changes in Net Assets Available for Benefits for the Year
       Ended December 31, 1997
     Statement of Net Assets Available for Benefits as of December 31, 1996 Notes to Financial Statements - December 31, 1997 and 1996
     Schedule I - Item 27(a) Schedule of Assets Held for Investment Purposes - December 31, 1997
     Schedule II - Item 27(d) Schedule of Reportable Transactions for the Year Ended December 31, 1997
     Schedule III - Certification of Receipt of Annual Statement of Assets and Liabilities of Commingled Trust Funds
     All Schedules not listed above are omitted since they are not applicable, not required or the information is included in the Plan's Financial Statements, or Notes to Financial Statements listed above

(b)  Exhibit
     -------

     Exhibit 23 - Consent of Independent Public Accountants

                                  SIGNATURES

     The Plans. Pursuant to the requirements of the Securities Exchange Act of 1934, the Pension and Employee Benefits Committee, the administrator of the registrant's plans described herein, has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                            CHAMPION INTERNATIONAL CORPORATION
                             SAVINGS PLAN #077
                             SAVINGS PLAN FOR HOURLY EMPLOYEES #158


                            By           /s/ William C. Foster
                              -------------------------------------------------
                                            (William C. Foster)
                                    Senior Associate Counsel - Employee
                                        Relations/Human Resources

June 26, 1998

                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077

                               FEIN: 13-1427390


                             FINANCIAL STATEMENTS
                                     AS OF
                          DECEMBER 31, 1997 AND 1996


                                 TOGETHER WITH
                               AUDITORS' REPORT

                      CHAMPION INTERNATIONAL CORPORATION

                          SALARIED SAVINGS PLAN #077

                               FEIN: 13-1427390



                               TABLE OF CONTENTS


                                                                        Page(s)
                                                                        -------
Report of Independent Public Accountants                                   1

Statement of Net Assets Available for Benefits  as of
    December 31, 1997                                                      2

Statement of Changes in Net Assets Available
    for Benefits for the Year Ended December 31, 1997                      3

Statement of Net Assets Available for Benefits as of
    December 31, 1996                                                      4

Notes to Financial Statements -
    December 31, 1997 and 1996                                           5-10

Schedule I - Item 27 (a) - Schedule of Assets Held for Investment
    Purposes - December 31, 1997                                        11-16

Schedule II - Item 27 (d) -  Schedule of Reportable Transactions
    for the Year Ended December 31, 1997                                  17

Schedule III - Certification of Receipt of Annual Statement of
    Assets and Liabilities of Commingled Trust Funds                    18-33

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   ----------------------------------------


To the Board of Directors and the
   Pension and Employee Benefits Committee of
      Champion International Corporation:



We have audited the accompanying statements of net assets available for benefits of the CHAMPION INTERNATIONAL CORPORATION SALARIED SAVINGS PLAN #077 as of December 31, 1997 and 1996 and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1997 and reportable transactions for the year ended December 31, 1997 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole. As explained in the notes thereto, information presented in the schedules of investments and reportable transactions does not disclose the historical cost of certain investments. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/ ARTHUR ANDERSEN LLP


Cincinnati, Ohio
   June 1, 1998

                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
                STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                               DECEMBER 31, 1997

                                                     Company Directed                                  Participant Directed
                                              -----------------------------        -----------------------------------------------
                                                Individual         Company          Company            Stable           S&P 500
                                                Retirement          Stock            Stock             Value             Index
                                                   Fund             Fund             Fund              Fund              Fund
                                              ------------    -------------        ------------     -------------   --------------
INVESTMENTS (Notes 1,2,3, & 4):
  Common Stock, Champion International
    Corporation                               $         --    $ 103,314,691        $  7,926,817     $          --   $           --
  Master Trust                                          --        2,557,166                  --                --               --
  Stock Funds                                           --               --                  --                --      209,060,441
  Fixed Income Investment Contracts                     --               --                  --       149,618,861               --
  Group Annuity Contract - Separate
    Account                                             --               --                  --       188,080,183               --
  Cash and Short Term Investments                       --        2,330,754             153,660         1,539,568               --
  Loans Receivable From Participants                    --              --                 --              --               --
                                              ------------    -------------        ------------       -----------   --------------
                                                        --      108,202,611           8,080,477       339,238,612      209,060,441
                                              ------------    -------------        ------------       -----------   --------------
RECEIVABLES (PAYABLES):
  Accrued Dividend and Interest Income                  --          122,978               9,341         2,002,225               --
  Pending Transactions                                  --         (495,600)            (30,699)          (37,354)          (7,951)
  Interfund Receivable (Payable)                 8,989,713               --                  --        (8,989,713)              --
                                              ------------    -------------        ------------       -----------   --------------
                                                 8,989,713         (372,622)            (21,358)       (7,024,842)          (7,951)
                                              ------------    -------------        ------------       -----------   --------------
DUE FROM CHAMPION INTERNATIONAL
  CORPORATION HOURLY SAVINGS
  PLAN #158 (Note 7)                                    --          272,356                  --         1,388,774          363,078
                                              ------------    -------------        ------------       ------------   -------------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS                              $   8,989,713    $ 108,102,345        $  8,059,119       $ 333,602,544   $209,415,568
                                             =============    =============        ============       =============   ============

                                                               Participant Directed
                                                   ------------------------------------------
                                                     Small          Int'l.         Employee
                                                    Company        Equities         Loan             December 31,
                                                   Index Fund     Index Fund        Fund                 1997
                                                   ------------  -------------   ------------        -------------
INVESTMENTS (Notes 1,2,3, & 4):
  Common Stock, Champion International
    Corporation                                     $        --  $         --    $         --        $ 111,241,508
  Master Trust                                               --             --             --            2,557,166
  Stock Funds                                        28,823,229     13,340,512             --          251,224,182
  Fixed Income Investment Contracts                        --               --             --          149,618,861
  Group Annuity Contract - Separate
    Account                                                --               --             --          188,080,183
  Cash and Short Term Investments                          44               43             --            4,024,069
  Loans Receivable From Participants                       --               --     20,361,724           20,361,724
                                                    -----------  -------------   ------------        -------------
                                                     28,823,273     13,340,555     20,361,724          727,107,693
                                                    -----------  -------------   ------------        -------------
RECEIVABLES (PAYABLES):
  Accrued Dividend and Interest Income                       --             --             --            2,134,544
  Pending Transactions                                      641         (1,123)            --             (572,086)
  Interfund Receivable (Payable)                             --             --             --                   --
                                                    -----------  -------------   ------------        -------------
                                                            641         (1,123)           --             1,562,458
                                                    -----------  -------------   ------------        -------------
DUE FROM CHAMPION INTERNATIONAL
  CORPORATION HOURLY SAVINGS
  PLAN #158 (Note 7)                                      4,554          3,591            --             2,032,353
                                                    -----------  -------------   ------------        -------------
NET ASSETS AVAILABLE FOR
  PLAN BENEFITS                                     $28,828,468  $  13,343,023   $ 20,361,724        $ 730,702,504
                                                    ===========  =============   ============        =============

                The accompanying notes to financial statements
                   are an integral part of these statements.

                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                                                   Company Directed                                            Participant Directed
                                                ---------------------------------   -----------------------------------------------
                                                    Individual         Company          Company          Stable           S&P 500
                                                    Retirement          Stock            Stock            Value            Index
                                                       Fund              Fund             Fund            Fund             Fund
                                                ----------------   --------------   --------------  ---------------    ------------
CONTRIBUTIONS (Note 1):
    Company                                     $           --     $    9,373,016   $         --    $          --      $       --
    Employees                                               --               --             35,398       15,384,144      13,458,742
                                                ----------------   --------------   --------------  ---------------    ------------
                                                            --          9,373,016           35,398       15,384,144      13,458,742
                                                ----------------   --------------   --------------  ---------------    ------------
INVESTMENT INCOME (Notes 1, 2 , 3 & 4):
    Dividends and Interest                               651,664          551,444           19,633       23,156,653            --
    Net Realized and Unrealized Gain/
        (Loss) on Investments                               --          7,584,783       (1,539,185)            --        50,181,451
    Master Trust                                            --            143,935             --               --              --
                                                ----------------   --------------   --------------  ---------------    ------------
                                                         651,664        8,280,162       (1,519,552)      23,156,653      50,181,451
                                                ----------------   --------------   --------------  ---------------    ------------
WITHDRAWALS:
    Company Contributions                                   --        (10,377,409)            --               --              --
    Employee Contributions                            (1,236,287)            --           (425,060)     (29,907,607)     (8,602,152)
    Master Trust                                            --            (49,608)            --               --              --
                                                ----------------   --------------   --------------  ---------------    ------------
                                                      (1,236,287)     (10,427,017)        (425,060)     (29,907,607)     (8,602,152)
                                                ----------------   --------------   --------------  ---------------    ------------
CONTRIBUTIONS AND INVESTMENT
INCOME OVER  (UNDER) WITHDRAWALS                        (584,623)       7,226,161       (1,909,214)       8,633,190      55,038,041
                                                ----------------   --------------   --------------  ---------------    ------------
TRANSFERS BETWEEN FUNDS                                     --        (10,764,398)       7,701,298       (6,258,819)      6,091,058
                                                ----------------   --------------   --------------  ---------------    ------------
TRANSFER BETWEEN PLANS (Note 7):
    Transfer from Champion International
        Corporation Hourly Savings Plan #158                --            579,006             --          2,111,350         734,093
    Transfer to Champion International
        Corporation Hourly Savings Plan #158                --           (256,630)            --         (1,587,578)       (343,629)

    Transfer from Lake Superior Plan                        --               --               --          2,366,081            --
                                                ----------------   --------------   --------------  ---------------    ------------
                                                            --            322,376             --          2,889,853         390,464
                                                ----------------   --------------   --------------  ---------------    ------------
NET ASSETS AVAILABLE FOR PLAN
BENEFITS - Beginning of Year                           9,574,336      111,318,206        2,267,035      328,338,320     147,896,005
                                                ----------------   --------------   --------------  ---------------    ------------
NET ASSETS AVAILABLE FOR PLAN
BENEFITS - End of Year                          $      8,989,713   $  108,102,345   $    8,059,119  $   333,602,544    $209,415,568
                                                ================   ==============   ==============  ===============    ============

                                                           PARTICIPANT DIRECTED
                                                ------------------------------------------
                                                    Small            Int'l.        Employee        Year Ended
                                                   Company          Equities         Loan         December 31,
                                                 Index Fund        Index Fund        Fund             1997
                                                ------------      ------------  -------------    --------------
CONTRIBUTIONS (Note 1):
    Company                                       $       --       $     --       $       --       $    9,373,016
    Employees                                        3,508,713       2,189,897            --           34,576,894
                                                  ------------    ------------    -------------    --------------
                                                     3,508,713       2,189,897            --           43,949,910
                                                  ------------    ------------    -------------    --------------
INVESTMENT INCOME (Notes 1, 2 , 3 & 4):
    Dividends and Interest                                --             --           1,645,447        26,024,841
    Net Realized and Unrealized Gain/
        (Loss) on Investments                        5,127,396         100,221            --           61,454,666
    Master Trust                                          --             --               --              143,935
                                                  ------------    ------------    -------------    --------------
                                                     5,127,396         100,221        1,645,447        87,623,442
                                                  ------------    ------------    -------------    --------------
WITHDRAWALS:
    Company Contributions                                 --             --             (52,304)      (10,429,713)
    Employee Contributions                          (1,030,768)       (714,114)        (381,759)      (42,297,747)
    Master Trust                                          --             --               --              (49,608)
                                                  ------------    ------------    -------------    --------------
                                                    (1,030,768)       (714,114)        (434,063)      (52,777,068)
                                                  ------------    ------------    -------------    --------------
CONTRIBUTIONS AND INVESTMENT
INCOME OVER  (UNDER) WITHDRAWALS                     7,605,341       1,576,004        1,211,384        78,796,284
                                                  ------------    ------------    -------------    --------------
TRANSFERS BETWEEN FUNDS                              3,536,204        (303,057)          (2,286)             --
                                                  ------------    ------------    -------------    -------------
TRANSFER BETWEEN PLANS (Note 7):
    Transfer from Champion International
        Corporation Hourly Savings Plan #158            81,255          50,764            --            3,556,468
    Transfer to Champion International
        Corporation Hourly Savings Plan #158          (114,183)        (60,530)           --           (2,362,550)
    Transfer from Lake Superior Plan                      --             --               --            2,366,081
                                                  ------------    ------------    -------------    --------------
                                                       (32,928)         (9,766)           --            3,559,999
                                                  ------------    ------------    -------------    --------------
NET ASSETS AVAILABLE FOR PLAN
BENEFITS - Beginning of Year                        17,719,851      12,079,842       19,152,626       648,346,221
                                                  ------------    ------------    -------------    --------------
NET ASSETS AVAILABLE FOR PLAN
BENEFITS - End of Year                            $ 28,828,468    $ 13,343,023    $  20,361,724    $  730,702,504
                                                  ============    ============    =============    ==============

                The accompanying notes to financial statements
                   are an integral part of these statements.

                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
                STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                               DECEMBER 31, 1996

                                                      Company Directed                         Participant Directed
                                              ----------------------------   ----------------------------------------------------
                                              Individual         Company        Company      Stable        S&P 500        Small
                                              Retirement          Stock          Stock       Value          Index        Company
                                                 Fund             Fund           Fund        Fund           Fund       Index Fund
                                              ----------      ------------   ----------  -----------   ------------  ------------
INVESTMENTS (Notes 1, 2, 3, & 4):
    Common Stock, Champion International
        Corporation                           $        -      $106,720,822   $2,241,282  $          -   $          -   $         -
    Master Trust                                       -         2,457,839            -             -              -             -
    Stock Funds                                        -                 -            -             -    147,896,005    17,719,807
    Fixed Income Investment Contracts                  -                 -            -   150,904,026              -             -
    Group Annuity Contract - Separate
        Account                                        -                 -            -   184,494,881              -             -
    Cash and Short Term Investments                    -         2,013,272       23,129     2,505,592              -            44
    Loans Receivable From Participants                 -                 -            -             -              -             -
                                              ----------      ------------   ----------  ------------   ------------   -----------
                                                       -       111,191,933    2,264,411   337,904,499    147,896,005    17,719,851
                                              ----------      ------------   ----------  ------------   ------------   -----------

RECEIVABLES:
    Accrued Interest and Dividends                     -           126,273        2,624         8,157              -             -
    Interfund Receivable (Payable)             9,574,336                 -            -    (9,574,336)             -             -
                                              ----------      ------------   ----------  ------------   ------------   -----------
                                               9,574,336           126,273        2,624    (9,566,179)             -             -
                                              ----------      ------------   ----------  ------------   ------------   -----------
NET ASSETS AVAILABLE FOR
    PLAN BENEFITS                             $9,574,336      $111,318,206   $2,267,035  $328,338,320   $147,896,005   $17,719,851
                                              ==========      ============   ==========  ============   ============   ===========

                                                Participant Directed
                                             -----------------------------
                                                  Int'l.        Employee
                                                 Equities         Loan          December 31,
                                               Index Fund         Fund              1996
                                             --------------    -----------    -------------
INVESTMENTS (Notes 1, 2, 3, & 4):
    Common Stock, Champion International
        Corporation                             $         -    $         -    $108,962,104
    Master Trust                                          -              -       2,457,839
    Stock Funds                                  12,079,800              -     177,695,612
    Fixed Income Investment Contracts                     -              -     150,904,026
    Group Annuity Contract - Separate
        Account                                           -              -     184,494,881
    Cash and Short Term Investments                      42              -       4,542,079
    Loans Receivable From Participants                    -     19,152,626      19,152,626
                                                -----------    -----------    ------------
                                                 12,079,842     19,152,626     648,209,167
                                                -----------    -----------    ------------

RECEIVABLES:
    Accrued Interest and Dividends                        -              -         137,054
    Interfund Receivable (Payable)                        -              -               -
                                                -----------    -----------    ------------
                                                          -              -         137,054
                                                -----------    -----------    ------------

NET ASSETS AVAILABLE FOR
    PLAN BENEFITS                               $12,079,842    $19,152,626    $648,346,221
                                                ===========    ===========    ============

                The accompanying notes to financial statements
                   are an integral part of these statements.

                      CHAMPION INTERNATIONAL CORPORATION

                          SALARIED SAVINGS PLAN #077

                               FEIN: 13-1427390

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996


(1)      Plan Description
         ----------------

         The following description of the Champion International Corporation Salaried Savings Plan #077 (the Plan) provides only general information. Reference should be made to the Plan agreement for a more complete description of the Plan's provisions.

         The Plan, which became effective on January 1, 1978, is a contributory savings plan available to salaried employees of Champion International Corporation (the Company). Effective January 1, 1983, a 401(k) savings option was made available to participants allowing them to contribute before-tax compensation in addition to the after-tax compensation allowed previously.

         Participants may contribute up to a maximum of 16% of their compensation, subject to certain limitations. Qualified participant contributions are invested in either the Stable Value Fund, the S&P 500 Index Fund, the Small Company Index Fund or the International Equities Index Fund, at the participants' discretion. Effective October 1, 1997, qualified participant contributions also may be invested directly in the Company's common stock. Earnings for the funds are based upon the performance of the funds' underlying assets.

         The Company matches one-half of the first 6% of the participants' compensation, which is contributed to the Plan. Company contributions are invested in the Company's common stock. Participants vest in the Company contribution based upon years of service with the Company.

         Participants are permitted to borrow against their account balances and their vested portions of the Company stock fund contributions. The terms and conditions of these loans are established to be in compliance with applicable laws and regulations. The interest rate charged to participants in 1997 and 1996 was prime at origination plus 1%. Principal and interest are paid ratably through monthly payroll deductions.

         Effective January 1, 1982, tax deductible employee contributions could be directed into an individual retirement fund. Earnings for this fund have averaged 7.28% per annum for 1997 and 7.67% per annum for 1996. Contributions to this fund were not matched by the Company. After December 31, 1982, employee contributions to this fund were no longer accepted. The balance in this fund was $8,989,713 and $9,574,336 at December 31, 1997 and 1996, respectively.

         ----------------

         Effective June 30, 1995, Champion International Corporation Stock Ownership Plan #078 (Plan #078) was merged into the Champion International Corporation Salaried Savings Plan #077 and the Champion International Corporation Hourly Savings Plan #158 (Plan #158), as applicable. The net assets of Plan #078 were transferred to a Master Trust for which State Street Bank and Trust Company now acts as trustee. Assets of the Master Trust consist of shares of the Company's common stock, the valuation of which is based on market prices. Benefit payments are credited and charged directly to each plan. Investment income of the Master Trust, which includes dividend income and realized and unrealized gains and losses, is allocated to each plan by the trustee based upon the Master Trust units of participation held by each plan. As of December 31, 1997 and 1996, the Plan's investment approximated 35% of the assets held in the Master Trust.

         The Plan is administered by the Company through the Pension and Employee Benefits Committee (PEBC) and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Certain investment management and trustee expenses are paid by the Plan while other administrative expenses of the Plan are paid by the Company and are not included in the accompanying statements.

         Effective April 1, 1997, State Street Bank and Trust Company was named the Plan's trustee. Prior to April 1, 1997 the Plan's trustee was The Northern Trust Company.

         ADP Administrative Solutions Group (formerly known as William M. Mercer, Inc.) performs certain administrative and record keeping functions of the Plan. Participants have the ability to initiate transactions directly impacting their account balances over the telephone. Such transactions are posted to participants' accounts on a daily basis at the applicable investment fund's net asset value as reported by the trustee.

(2)      Significant Accounting Policies
         -------------------------------

         (a)    Investment Valuation and Income Recognition - Cash and cash
                -------------------------------------------
                equivalents are stated at cost which approximates market value. The Company's common stock is valued at the closing market price at yearend. Investments in fixed income investment contracts and the group annuity contract separate account are valued at the contract ("book") value, defined as the sum of contributions less withdrawals plus credited interest. Commingled funds are stated at market value as determined by the trustee. Loans receivable from participants are valued at cost which approximates fair value. Realized and unrealized gains and losses are reflected currently in the Statement of Changes in Net Assets Available for Benefits.

         (b)    Basis of Accounting -- The Plan uses the accrual basis of
                -------------------
                accounting.

         (c)    Payment of Benefits -- Benefits are recorded when paid.
                -------------------

         (d)    Use of Estimates -- The preparation of financial statements in
                ----------------
                conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

         (e)    Reclassifications - Certain 1996 amounts have been reclassified
                -----------------
                to conform with the 1997 presentation.

(3)      Investments
         -----------

         The following summarizes the nature of the underlying assets which comprise the investment portfolio of the Plan's Company Stock Fund, Stable Value Fund, Individual Retirement Fund, S&P 500 Index Fund, Small Company Index Fund, and International Equities Index Fund:

                Investment Fund                      Investment                         Underlying Assets
         -----------------------------     -------------------------------       ------------------------------------
         Company Stock Fund                  Common Stock                         Champion International
                                                                                  Corporation Common Stock

         Stable Value Fund and               Fixed Income Investment              Pool of investment contracts
         Individual Retirement Fund          Contracts                            issued by a diversified list of
                                                                                  insurance companies

                                             Group Annuity Contract -             Portfolio of investment grade
                                             Separate Account                     fixed income securities,
                                                                                  including but not limited to,
                                                                                  U.S. Treasuries, U.S. Government
                                                                                  Agency notes and mortgages,
                                                                                  corporate securities,
                                                                                  asset-backed securities, Canadian
                                                                                  Yankees and cash equivalents

         S&P 500 Index Fund                  Commingled Fund                      Common stocks of large companies
                                                                                  in a wide variety of industries
                                                                                  (managed by Metropolitan Life
                                                                                  Insurance Company)

         Small Company Index Fund            Commingled Fund                      Common stocks of small U.S.
                                                                                  companies in a wide variety of
                                                                                  industries (managed by Barclays
                                                                                  Global Investors, N.A.)

         International Equities Index        Commingled Fund                      Common stocks of primarily
         Fund                                                                     established, medium to large
                                                                                  companies based in economically
                                                                                  developed countries outside of
                                                                                  the U.S. (managed by Barclays
                                                                                  Global Investors, N.A.)

         -----------

         A summary of the Plan's investments (excluding cash and short term investments and participant loans) follows:

                                                                                     Fair Value at December 31,
                                                                                ---------------------------------
                                                                                     1997              1996
                                                                                --------------     --------------
         Common Stock, Champion International Corporation                       $111,241,508        $108,962,104
                                                                                ============        ============
         Master Trust                                                           $  2,557,166        $  2,457,839
                                                                                ============        ============
         Stock Funds:
             Metropolitan Life Insurance Company,
                  S&P 500 Commingled Fund                                       $209,060,441        $147,896,005
             Barclays Global Investors, N.A.
                  Extended Equity Market Fund K                                   28,823,229          17,719,807
                  EAFE Equity Index Fund K                                        13,340,512          12,079,800
                                                                              --------------       -------------
                                                                               $ 251,224,182        $177,695,612
                                                                              ==============       =============
         Stable Value and Individual Retirement Funds:
             Fixed Income Investment Contracts -
              Metropolitan Life Insurance Company
                  8.30%, 48% of the balance maturing on 12/15/98;
                     57% of the remaining balance maturing on
                      12/15/99 and   100% of the remaining balance
                      maturing on 12/15/00                                     $  33,186,841        $ 36,127,345
                  7.58%, matured 50% on 7/1/96 and 50% on 7/1/97                           -          13,353,244
              Providian Capital Management
                  6.83%, maturing 6/30/01                                         15,933,365                -
              Principal Mutual Life Insurance Company
                  6.83%, maturing 12/31/01                                        22,412,178                -
              John Hancock Mutual Life Insurance Company
                  8.30%, 27.5% of the balance maturing on 12/15/98;
                    50% of the remaining balance maturing on 7/1/99;
                    100% of the balance maturing on 6/30/00                       32,923,539          36,136,129
              The Prudential Insurance Company of America
                  9.15%, matured 50% on 7/1/96 and 50% on 7/1/97                         -            13,123,673
              Massachusetts Mutual Life Insurance Company
                  9.10%, matured 50% on 7/1/96 and 50% on 7/1/97                         -            13,089,696
              New York Life Insurance Company
                  7.60%, matured 50% on 7/1/96 and 50% on  7/1/97                        -            13,609,876
                  6.66%, maturing  7/1/98                                         22,875,600          25,464,063
                  6.84%, maturing on 9/30/01                                      22,287,338                 -
                                                                             ---------------      --------------
                                                                                 149,618,861         150,904,026
                                                                             ---------------      --------------

             Group Annuity Contract - Fair Value                                 198,568,824         188,594,496
             Less:  Excess of Separate Account over Contract Value               (10,488,641)         (4,099,615)
                                                                              --------------      --------------
             Group Annuity Contract - Contract Value                             188,080,183         184,494,881
                                                                              --------------      --------------
                                                                                $337,699,044        $335,398,907
                                                                              ==============      ==============

         -----------

         The Plan's investments include $149,618,861 and $150,904,026 of investment contracts with various insurance companies, which have been reported at contract value as of December 31, 1997 and 1996, respectively. The insurance companies credit the Plan's account with contributions and earnings on the underlying investments and charge the Plan for withdrawals and administrative expenses. In some cases, limitations on the liquidity guarantees provided under the investment contracts can be imposed in the event of plan amendments, mergers, sales, plan termination, layoff or other employer initiated events. The fair value of these investment contracts was estimated to be approximately $154,217,000 and $155,263,000 at December 31, 1997 and
         1996, respectively. The fair value of the Plan's investment contracts was estimated by the Company using a discounted cash flow analysis with an assumed discount rate of 6.15% and 6.5% at December 31, 1997 and 1996, respectively. The average yield for these contracts, all of which had fixed interest rate terms, during 1997 was 7.3% while the crediting interest rate ranged from 6.66% to 8.30% at December 31, 1997 and from 6.66% to 9.15% at December 31, 1996.

         Effective January 3, 1994, the Company entered into a Group Annuity Contract (the Contract) with Metropolitan Life Insurance Company (MetLife) on behalf of the Plan. Among other things, the Contract provides that MetLife maintain a Separate Account, consisting of a portfolio of diversified investment grade fixed income securities, on behalf of the Plan and the Champion International Corporation Hourly Savings Plan #158. The fair market value of the portfolio of investments, at any point in time, represents the fair value of the Separate Account. At December 31, 1997 and 1996, the Plan's interest in the Separate Account had a fair value of $198,568,824 and $188,594,496, respectively. The book value of the Contract, at any point in time, represents the amount deposited into the Separate Account on behalf of the Plan plus interest credited, at rates established every six months by MetLife minus any withdrawals and transfers out of the fund. Interest was credited at a rate of 6.96% during the periods January 1, 1997 through December 31, 1997. The Contract's book value is guaranteed by MetLife and totaled $188,080,183 and $184,494,881 at December 31, 1997 and 1996, respectively. The fair value of the Plan's interest in the Separate Account exceeded the Contract's book value by $10,488,641 and $4,099,615 at December 31, 1997 and 1996, respectively, and the difference is reflected in the preceding investment summary as "Excess Of Separate Account Over Contract Value".

(4)      Priorities Upon Termination of the Plan
         ---------------------------------------

         Upon termination of the Plan, participants become fully vested in their individual accounts.

(5)      Forfeited Accounts
         ------------------

         At December 31, 1997 cumulative forfeited non-vested accounts totaled approximately $543,000. Forfeited amounts are used to reduce Company contributions. During 1997, Company contributions to the Plan were reduced by approximately $256,000 as a result of forfeited non-vested accounts.

(6)      Tax Exempt Status
         -----------------

         The trust established for the Plan is qualified under the Internal Revenue Code (IRC) as exempt from Federal income taxes. The Plan, as amended through January 1, 1989, has received a favorable determination letter, dated January 26, 1996, from the Internal Revenue Service. The Plan has since been amended and restated, effective July 1, 1994, and has filed for a new determination letter. The plan administrator believes that the Plan is designed and is being operated in compliance with the applicable requirements of the IRC. Therefore, the plan administrator believes that the Plan is a qualified plan and the related trust was tax exempt as of December 31, 1996 and 1997 and for the year ended December 31, 1997.

(7)      Transfers Between Plans
         -----------------------

         In 1996 Champion International Corporation acquired Lake Superior Land Company of Calumet, Michigan. Substantially all full-time employees of Lake Superior Land Company who had met certain length of service requirements were covered by the Lake Superior Savings and Profit Sharing Plan (the Lake Superior Plan). Effective September 30, 1997, the Lake Superior Plan was merged into the Plan. Assets totaling $2,366,081 were transferred from the Lake Superior Plan to the Plan.

         The Company transfers participant account balances and the related assets between the Plan and Plan #158 for participants who have changed employment (i.e., hourly or salaried) status. In connection therewith, certain participant account transfers, totaling approximately $2 million, were in process at December 31, 1997 and are reflected in the accompanying Statement of Net Assets Available for Benefits as Due from Champion International Corporation Hourly Savings Plan #158. The participant balances and related assets will be transferred to the Plan in 1998.

 (8)     Restructuring and Divestiture Program
         -------------------------------------

         On October 7, 1997, the Company approved a program to maximize total shareholder return by focusing on strategic businesses, increasing profitability and improving financial discipline. As part of this program, the Company announced its intention to divest several non-strategic product segments. These product segments include the newsprint, recycling, coated and uncoated groundwood specialty papers, premium papers, specialty uncoated papers, and liquid packaging and bleached board businesses. Also to be divested are 325,000 acres of timberlands. Additionally, the Company plans to reduce its worldwide workforce in the businesses remaining after the divestitures by 11%, or approximately 2,000 positions, by the end of 1999.

         On June 1, 1998, the Company announced that the divestiture of its newsprint mills in Sheldon and Lufkin, Texas along with three recycling centers had been completed. Plan participants at these locations were fully vested in their account balances at June 1, 1998.

         Participant withdrawals may result from the aforementioned program.

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
                              COMPANY STOCK FUND
                       COMPANY AND PARTICIPANT DIRECTED
                               DECEMBER 31, 1997

                  Identity of Issuer/                         Shares/                               Current
                   Asset Description                         Par Value              Cost             Value
------------------------------------------------          --------------       -------------    --------------
*  State Street Bank and Trust Company,
     Government Short Term Investment Fund                2,484,414            $  2,484,414     $    2,484,414
                                                                               =============    ==============

*  State Street Bank and Trust Company,
     Champion International Corporation,
        Common Stock                                      2,454,985            $ 71,611,702     $  111,241,508
                                                                               ============     ==============

*  Represents a transaction with a Party-in-Interest

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
                               STABLE VALUE FUND
                               DECEMBER 31, 1997

                  Identity of Issuer/                                Shares/                               Current
                  Asset Description                                 Par Value           Cost                Value
-----------------------------------------------------------   ------------------   ---------------    ----------------
Fixed Income Investment Contracts:
    Metropolitan Life Insurance Company --
         GAC 13943, 8.30%, 48% of the balance maturing
            on 12/15/98; 57% of the remaining balance
            maturing on 12/15/99 and the remainder of
            the balance maturing on 12/15/00                           -              $ 33,186,841        $ 33,186,841


    John Hancock Mutual Life Insurance Company--
         GAC 7652, 8.30%, 27.5% of the balance
            maturing on 12/15/98; 50% of the remaining
            balance maturing on 7/1/99; and the
            remainder of the balance maturing on 6/30/00               -                32,923,539          32,923,539

    Providian Capital Management --
         Contract BDA 00732FR, 6.83%
            maturing  6/30/01                                          -                15,933,365          15,933,365

    Principal Mutual Life Insurance Company --
         GAC 4-28880-1, 6.83%, maturing 12/31/01                       -                22,412,178          22,412,178

    New York Life Insurance Company --
         GAC 06344-003, 6.84%, maturing 9/30/01                        -                22,287,338          22,287,338
         GAC 06344-002, 6.66%, maturing 7/1/98                         -                22,875,600          22,875,600
                                                                                      ------------        ------------
                                                                                      $149,618,861        $149,618,861
                                                                                      ============        ============
Group Annuity Contract (Separate Account 176):
    Metropolitan Life Insurance Company -
    Fair Value of Separate Account                                     -                   (A)            $198,568,824
    Less: Excess of Fair Value over Contract Value                                                         (10,488,641)
                                                                                                          ------------
    Contract Value                                                                                        $188,080,183
                                                                                                          ============
Cash and Short Term Investments:
  * State Street Bank and Trust Company --
         Government Short Term Investment Fund                      1,539,568         $  1,539,568        $  1,539,568
                                                                                      ============        ============

(A) Cost of investments information is not furnished to the Plan by Metropolitan Life Insurance Company

 *  Represents a transaction with a Party-in-Interest

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
                              S&P 500 INDEX FUND
                               DECEMBER 31, 1997


        Identity of Issuer/                          Shares/                             Current
         Asset Description                          Par Value            Cost              Value
------------------------------------------      ------------------  ----------------  ---------------
Metropolitan Life Insurance Company,
    S&P 500 Commingled Fund                            (A)               (A)             $209,060,441
                                                                    ================  ===============


(A) Cost of investments information is not furnished to the Plan by Metropolitan Life Insurance Company

                                                                      Schedule I

         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
                           SMALL COMPANY INDEX FUND
                               DECEMBER 31, 1997

                   Identity of Issuer/                          Shares/                                Current
                    Asset Description                          Par Value            Cost                Value
          -------------------------------------------     ----------------      ---------------     ----------------
          Barclays Global Investors, N.A.,
            Extended Equity Market Fund K                        1,518,741          $22,352,819          $28,823,229
                                                                                ===============     ================

          Barclays Global Investors, N.A.,
             Money Market Fund, Employee Benefit Trust                  44          $        44          $        44
                                                                               ================     ================

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
                       INTERNATIONAL EQUITIES INDEX FUND
                               DECEMBER 31, 1997

                  Identity of Issuer/                         Shares/                                  Current
                   Asset Description                         Par Value              Cost                Value
          -------------------------------------------     ---------------       --------------      ----------------
          Barclays Global Investors, N.A.,
            EAFE Equity Index Fund K                            1,051,238          $12,752,750           $13,340,512
                                                                                ==============      =================

          Barclays Global Investors, N.A.,
            Money Market Fund, Employee Benefit
              Trust                                                    43          $        43           $        43
                                                                                ==============       ================

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
                              EMPLOYEE LOAN FUND
                               DECEMBER 31, 1997

               Identity of Issuer/                           Shares/                                     Current
                Asset Description                           Par Value                Cost                 Value
          ---------------------------------              -------------------   ------------------   ----------------------
          * Participant Loans, Interest at Prime +
            l% at Origination (interest rates on loans
            ranged from 7.0% to 11.5% at December
            31, 1997), secured by applicable
            participants' vested accrued benefits                                    $20,361,724             $20,361,724
                                                                                =================     ====================

*  Represents a transaction with a Party -in-Interest

               ITEM 27 (D) - SCHEDULE OF REPORTABLE TRANSACTIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390

                                                                                                           EXPENSE
                                                          NUMBER                                          INCURRED
                                                            OF           PURCHASE        SELLING            WITH         COST OF
DESCRIPTION OF ASSETS                                  TRANSACTIONS      PRICE (A)       PRICE (A)      TRANSACTIONS      ASSET
--------------------------------------------------    --------------  -------------    ------------    --------------   ---------
Metropolitan Life Insurance Company
    Investment Contract 12784                                 3       $   237,678      $         -     $        -     $   237,678
    Investment Contract 12784                                 6                 -          691,349              -         691,349
    Investment Contract 13943                                10         3,558,290                -              -       3,558,290
    Investment Contract 13943                                 6                 -        1,871,681              -       1,871,681
    Separate Account 176                                     19        22,131,257                -              -      22,131,257
    Separate Account 176                                     23                 -        9,467,125              -       9,467,125
    MetLife S&P 500 Commingled Fund
         Separate Account 197                               430        47,084,352                -              -      47,084,352
    MetLife S&P 500 Commingled Fund
         Separate Account 197                               462                 -       35,309,346              -      21,574,262

New York Life Insurance Company
    Investment Contract 06344-001                             5           243,420                -              -         243,420
    Investment Contract 06344-001                            15                 -       14,658,803              -      14,658,803
    Investment Contract 06344-002                             9         1,157,926                -              -       1,157,926
    Investment Contract 06344-002                            24                 -        5,217,493              -       5,217,493
    Investment Contract 06344-003                             6        22,412,262                -              -      22,412,262

State Street Bank & Trust Company
    Government Short Term Investment Fund                   165        73,771,208                -              -      73,771,208
    Government Short Term Investment Fund                   268                 -       76,198,873              -      76,198,873

                                                             NET GAIN
                                                             OR (LOSS)
                                                          --------------
Metropolitan Life Insurance Company
    Investment Contract 12784                             $         -
    Investment Contract 12784                                       -
    Investment Contract 13943                                       -
    Investment Contract 13943                                       -
    Separate Account 176                                            -
    Separate Account 176                                            -
    MetLife S&P 500 Commingled Fund
         Separate Account 197                                       -
    MetLife S&P 500 Commingled Fund
         Separate Account 197                              13,735,084

New York Life Insurance Company
    Investment Contract 06344-001                                   -
    Investment Contract 06344-001                                   -
    Investment Contract 06344-002                                   -
    Investment Contract 06344-002                                   -
    Investment Contract 06344-003                                   -

State Street Bank & Trust Company
    Government Short Term Investment Fund                           -
    Government Short Term Investment Fund                           -

(A) The current value of all assets acquired or disposed of, at the time of acquisition or disposition, is equal to the purchase price or selling price, respectively.

                                 Schedule II

                                                                    Schedule III


                      CHAMPION INTERNATIONAL CORPORATION
                          SALARIED SAVINGS PLAN #077
                               FEIN: 13-1427390
            CERTIFICATION OF RECEIPT OF ANNUAL STATEMENT OF ASSETS
                   AND LIABILITIES OF COMMINGLED TRUST FUNDS


In accordance with 29 CFR 2520.103-9, the Pension and Employee Benefits Committee (PEBC) of Champion International Corporation hereby certifies that subject savings plan (the Plan) is in receipt of the most recent annual statement of assets and liabilities of the collective trust funds in which the Plan has an investment.

In addition, a notice has been received by the PEBC from State Street Bank and Trust Company informing the Plan that the proper procedure was followed in filing a copy of the most recent annual statement of assets and liabilities of State Street Bank and Trust Company Government Short Term Investment Fund, in which the Plan has an investment, with the Department of Labor. The Employer Identification Number of State Street Bank and Trust Company Government Short Term Investment Fund is 04-1867445 and the filing will be made by June 30, 1998.

At December 31, 1997, the Plan had investments in MetLife Separate Account 176 and MetLife Separate Account 197, pooled separate accounts of the Metropolitan Life Insurance Company. Asset listings of Separate Account 176 (Group Annuity Contract - Separate Account) and Separate Account 197 (S&P 500 Index Fund) as of December 31, 1997 are included herein, as no separate filings of the most recent statements of assets and liabilities of the Separate Accounts have been made by Metropolitan to the Department of Labor.

At December 31, 1997, the Plan had investments in the Extended Equity Market Fund K, the EAFE Equity Index Fund K, and the Money Market Fund, common collective funds of Barclays Global Investors, N.A. (Barclays). A notice has been received by the Plan that the proper procedures have been followed in filing a copy of the most recent statement of assets and liabilities of Barclay's common collective funds, in which the Plan had investments, with the Department of Labor. The employer identification numbers of the common collective funds are 94-3199860 (Extended Equity Market Fund K), 94-3199859 (EAFE Equity Index Fund K), and 94-6450621 (Money Market Fund), and the filings were made as of December 31, 1997.

All such funds are included in the accompanying Schedule of Assets Held for Investment Purposes.

                   METLIFE SEPARATE ACCOUNT  176 ASSET LISTING
                   NET ASSET SECTOR DETAIL
                   DECEMBER 31, 1997

Shares /           Country                   Description                                Cost            Market           Market
  Par                Name                                                                                Price            Value
  ---                ----                                                                                -----            -----
         0.00                        CASH                                                (61,519.49)      1.000         (61,519.49)
         0.00                        RECEIVABLE FOR INVESTMENTS SOLD                   6,395,864.06       1.000       6,395,864.06
         0.00                        PAYABLE FOR INVESTMENTS PURCHASED               (31,877,056.12)      1.000     (31,877,056.12)
 5,355,000.00     UNITED STATES      MERRILL LYNCH CO DISC                             5,343,726.20      99.789       5,343,726.20
 3,761,000.00     UNITED STATES      AMERICAN EX CR CP IB NT                           3,761,000.00     100.000       3,761,000.00
 1,707,000.00     UNITED STATES      AMERICAN EX CR CP IB NT                           1,707,000.00     100.000       1,707,000.00
 6,500,000.00     UNITED STATES      AMERICAN EX CR CP IB NT                           6,500,000.00     100.000       6,500,000.00
 9,000,000.00     UNITED STATES      CHEVRON USA INC IB NT                             9,000,000.00     100.000       9,000,000.00
   325,000.00     UNITED STATES      FORD MTR CR CO IB NT                                325,000.00     100.000         325,000.00
 4,000,000.00     UNITED STATES      FORD MTR CR CO IB NT                              4,000,000.00     100.000       4,000,000.00
   910,000.00     UNITED STATES      GENERAL ELEC CAP IB NT                              910,000.00     100.000         910,000.00
 3,511,000.00     UNITED STATES      GENERAL ELEC CAP IB NT                            3,511,000.00     100.000       3,511,000.00
 2,600,000.00     SPAIN              COMUNIDAD AUTONOMA NTS                            2,590,225.30      89.708       2,332,408.00
 2,350,000.00     UNITED STATES      US TREAS STRIP GENERIC TINT                       1,339,952.40      58.003       1,363,070.50
 9,125,000.00     UNITED STATES      US TREAS STRIP GENERIC TINT                       6,695,386.95      73.804       6,734,615.00
 2,925,000.00     UNITED STATES      US TREASURY BONDS                                 3,674,694.56     131.109       3,834,938.25
 2,625,000.00     UNITED STATES      US TREASURY BONDS                                 3,650,507.73     147.344       3,867,780.00
 4,525,000.00     UNITED STATES      US TREASURY BONDS                                 5,140,640.31     126.141       5,707,880.25
 6,650,000.00     UNITED STATES      US TREASURY NOTES                                 6,757,935.35     101.875       6,774,687.50
12,750,000.00     UNITED STATES      US TREASURY NOTES                                12,785,753.26     104.344      13,303,860.00
 6,025,000.00     UNITED STATES      US TREASURY NOTES                                 6,609,093.30     111.797       6,735,769.25
 3,275,000.00     UNITED STATES      US TREASURY NOTES                                 3,276,906.10     101.828       3,334,867.00
 1,625,000.00     UNITED STATES      US TREASURY NOTES                                 1,670,222.77     102.812       1,670,695.00
 3,125,000.00     UNITED STATES      US TREASURY NOTES                                 3,212,851.08     107.000       3,343,750.00
 1,274,862.50     UNITED STATES      US TREASURY INFLATION INDEX NT                    1,247,362.81      97.375       1,241,397.36
 2,175,000.00     UNITED STATES      COMMIT TO PUR FHLMC                               2,202,527.34     101.375       2,204,906.25
 5,050,000.00     UNITED STATES      COMMIT TO PUR FHLMC GOLD                          5,104,445.31     101.375       5,119,437.50
 8,275,000.00     UNITED STATES      COMMIT TO PUR FNMA                                8,221,843.74     100.563       8,321,546.88
 5,075,000.00     UNITED STATES      COMMIT TO PUR FNMA                                5,081,343.75     100.563       5,103,546.88
 1,025,000.00     UNITED STATES      COMMIT TO PUR GNMA                                1,046,460.93     102.313       1,048,703.13
 2,475,000.00     UNITED STATES      COMMIT TO PUR GNMA                                2,533,394.53     102.313       2,532,234.38
 7,425,000.00     UNITED STATES      COMMIT TO PUR GNMA                                7,586,261.71     102.313       7,596,703.13
 1,400,000.00     UNITED STATES      FEDERAL HOME LN MTG CORP DEB                      1,417,189.77     100.344       1,404,816.00
 1,300,000.02     UNITED STATES      GUARANTEED EXPT TR 1995-A                         1,300,000.02     101.088       1,314,144.02
   841,176.48     UNITED STATES      GUARANTEED EXPT TR 95-B CTF                         841,176.48     100.142         842,370.95
 3,850,000.00     UNITED STATES      PRIVATE EXPT FDG CRP SER YY                       3,876,865.08     105.183       4,049,545.50
 1,640,869.90     UNITED STATES      GNMA    POOL #0352217                             1,566,478.60     102.718       1,685,468.74
 1,025,563.37     UNITED STATES      GNMA    POOL #0389593                               972,662.32     100.984       1,035,654.91

Shares /           Country                   Description                                 % of        Unrealized
  Par                Name                                                                 Total       Gain/Loss
  ---                ----                                                                 -----       ---------
         0.00                        CASH                                               -0.02%             0.00
         0.00                        RECEIVABLE FOR INVESTMENTS SOLD                     2.53%             0.00
         0.00                        PAYABLE FOR INVESTMENTS PURCHASED                 -12.63%             0.00
 5,355,000.00     UNITED STATES      MERRILL LYNCH CO DISC                               2.12%             0.00
 3,761,000.00     UNITED STATES      AMERICAN EX CR CP IB NT                             1.49%             0.00
 1,707,000.00     UNITED STATES      AMERICAN EX CR CP IB NT                             0.68%             0.00
 6,500,000.00     UNITED STATES      AMERICAN EX CR CP IB NT                             2.58%             0.00
 9,000,000.00     UNITED STATES      CHEVRON USA INC IB NT                               3.57%             0.00
   325,000.00     UNITED STATES      FORD MTR CR CO IB NT                                0.13%             0.00
 4,000,000.00     UNITED STATES      FORD MTR CR CO IB NT                                1.58%             0.00
   910,000.00     UNITED STATES      GENERAL ELEC CAP IB NT                              0.36%             0.00
 3,511,000.00     UNITED STATES      GENERAL ELEC CAP IB NT                              1.39%             0.00
 2,600,000.00     SPAIN              COMUNIDAD AUTONOMA NTS                              0.92%      (257,817.30)
 2,350,000.00     UNITED STATES      US TREAS STRIP GENERIC TINT                         0.54%        23,118.10
 9,125,000.00     UNITED STATES      US TREAS STRIP GENERIC TINT                         2.67%        39,228.05
 2,925,000.00     UNITED STATES      US TREASURY BONDS                                   1.52%       160,243.69
 2,625,000.00     UNITED STATES      US TREASURY BONDS                                   1.53%       217,272.27
 4,525,000.00     UNITED STATES      US TREASURY BONDS                                   2.26%       567,239.94
 6,650,000.00     UNITED STATES      US TREASURY NOTES                                   2.68%        16,752.15
12,750,000.00     UNITED STATES      US TREASURY NOTES                                   5.27%       518,106.74
 6,025,000.00     UNITED STATES      US TREASURY NOTES                                   2.67%       126,675.95
 3,275,000.00     UNITED STATES      US TREASURY NOTES                                   1.32%        57,960.90
 1,625,000.00     UNITED STATES      US TREASURY NOTES                                   0.66%           472.23
 3,125,000.00     UNITED STATES      US TREASURY NOTES                                   1.32%       130,898.92
 1,274,862.50     UNITED STATES      US TREASURY INFLATION INDEX NT                      0.49%        (5,965.45)
 2,175,000.00     UNITED STATES      COMMIT TO PUR FHLMC                                 0.87%         2,378.91
 5,050,000.00     UNITED STATES      COMMIT TO PUR FHLMC GOLD                            2.03%        14,992.19
 8,275,000.00     UNITED STATES      COMMIT TO PUR FNMA                                  3.30%        99,703.14
 5,075,000.00     UNITED STATES      COMMIT TO PUR FNMA                                  2.02%        22,203.13
 1,025,000.00     UNITED STATES      COMMIT TO PUR GNMA                                  0.42%         2,242.20
 2,475,000.00     UNITED STATES      COMMIT TO PUR GNMA                                  1.00%        (1,160.15)
 7,425,000.00     UNITED STATES      COMMIT TO PUR GNMA                                  3.01%        10,441.42
 1,400,000.00     UNITED STATES      FEDERAL HOME LN MTG CORP DEB                        0.56%       (12,373.77)
 1,300,000.02     UNITED STATES      GUARANTEED EXPT TR 1995-A                           0.52%        14,144.00
   841,176.48     UNITED STATES      GUARANTEED EXPT TR 95-B CTF                         0.33%         1,194.47
 3,850,000.00     UNITED STATES      PRIVATE EXPT FDG CRP SER YY                         1.60%       172,680.42
 1,640,869.90     UNITED STATES      GNMA   POOL #0352217                                0.67%       118,990.14
 1,025,563.37     UNITED STATES      GNMA   POOL #0389593                                0.41%        62,992.59

1,914,132.75    UNITED STATES   GNMA   POOL #0389922                1,950,821.85    103.156    1,974,542.78    0.78%     23,720.93
2,363,275.92    UNITED STATES   GNMA   POOL #0414701                2,408,959.31    102.468    2,421,601.57    0.96%     12,642.26
        2.16    UNITED STATES   GNMA   POOL #0423999                        2.16    103.656            2.24    0.00%          0.08
2,801,553.12    UNITED STATES   GNMA   POOL #0780035                2,450,822.87     99.219    2,779,672.99    1.10%    328,850.12
  686,578.47    UNITED STATES   GNMA   POOL #0780058                  622,939.22    101.156      694,515.32    0.28%     71,576.10
  838,576.10    UNITED STATES   GNMA   POOL #0780303                  844,052.25    100.999      846,953.48    0.34%      2,901.23
1,861,902.95    UNITED STATES   GNMA   POOL #0780316                1,875,660.55    100.999    1,880,503.36    0.75%      4,842.81
1,594,240.47    UNITED STATES   GNMA   POOL #0780419                1,621,310.61    103.156    1,644,554.70    0.65%     23,244.09
2,063,382.98    UNITED STATES   GNMA   POOL #0780462                2,098,108.45    103.187    2,129,143.00    0.84%     31,034.55
  944,248.04    UNITED STATES   FHLMC  GROUP #A0-1588               1,011,042.95    106.343    1,004,141.69    0.40%     (6,901.26)
        0.02    UNITED STATES   FHLMC  GROUP #C0-0473                       0.02    102.499            0.02    0.00%          0.00
        0.02    UNITED STATES   FHLMC  GROUP #D6-4987                       0.02    102.593            0.02    0.00%          0.00
  210,472.87    UNITED STATES   FHLMC  GROUP #D7-8963                 213,677.87    102.406      215,536.85    0.09%      1,858.98
   51,772.54    UNITED STATES   FHLMC  GROUP #E0-0299                  49,950.14    100.498       52,030.37    0.02%      2,080.23
1,858,355.26    UNITED STATES   FHLMC  GROUP #E2-0251               1,801,925.95    100.593    1,869,375.31    0.74%     67,449.36
  704,870.53    UNITED STATES   FHLMC  GROUP #E5-8125                 671,054.51    100.545      708,712.07    0.28%     37,657.56
1,021,334.68    UNITED STATES   FHLMC  GROUP #G0-0264                 985,202.67    102.687    1,048,777.94    0.42%     63,575.27
5,100,059.51    UNITED STATES   FHLMC  GROUP #G0-0331               4,849,515.87    101.312    5,166,972.29    2.05%    317,456.42
  937,023.81    UNITED STATES   FHLMC  GROUP #G1-0391                 942,160.79    102.862      963,841.43    0.38%     21,680.64
  900,000.00    UNITED STATES   FHLMC MULTI GNMA SER 29 CL H          865,536.36    100.125      901,125.00    0.36%     35,588.64
  897,779.99    UNITED STATES   FNMA   POOL #0003218                  900,064.51    102.634      921,427.51    0.37%     21,363.00
4,701,030.94    UNITED STATES   FNMA   POOL #0303888                4,785,550.19    103.775    4,878,494.86    1.93%     92,944.67
  625,647.16    UNITED STATES   FNMA   POOL #0303973                  631,748.06    101.871      637,353.02    0.25%      5,604.96
2,035,000.00    UNITED STATES   FNMA GTD REMIC P/T CTFG93-26PJ      1,922,647.86    100.250    2,040,087.50    0.81%    117,439.64
2,275,000.00    UNITED STATES   CALIFORNIA INFRASTRUCTURE           2,274,056.51    100.469    2,285,664.06    0.91%     11,607.55
3,200,000.00    UNITED STATES   CHEVRON CORP PFT/SH TR AMTZG        3,382,561.97    106.717    3,414,944.00    1.35%     32,382.03
2,525,000.00    UNITED STATES   CS FIRST BOSTON MTG SECS CORP       2,537,219.03    100.188    2,529,734.38    1.00%     (7,484.65)
  430,758.42    UNITED STATES   CWMBS INC MTG P/T 94-2 CL A-7         433,567.15     99.656      429,276.61    0.17%     (4,290.54)
2,900,000.00    UNITED STATES   FIRST DEP MASTER TR ABC 93-1        2,836,417.57     99.906    2,897,274.00    1.15%     60,856.43
2,525,000.00    UNITED STATES   FIRST UNION LEHMAN BROS 97-C2       2,541,372.59    100.031    2,525,789.06    1.00%    (15,583.53)
1,250,000.00    UNITED STATES   GMAC COML MTG SEC INC MTG PASS      1,256,245.56    100.415    1,255,187.50    0.50%     (1,058.06)
1,224,251.67    UNITED STATES   PRUDENTIAL HOME MTG 93-29 A-6       1,183,375.35    100.156    1,226,161.50    0.49%     42,786.15
1,753,321.98    UNITED STATES   PRUDNTL HOME MTG 94-15 CL A-7       1,748,731.22    100.125    1,755,513.63    0.70%      6,782.41
1,051,621.20    UNITED STATES   PRUDNTL HOME MTG 96-3 CL A-3        1,037,624.06     99.877    1,050,324.03    0.42%     12,699.97
2,490,971.54    UNITED STATES   STRUCTURED ASSET 97-LLI CL A-1      2,525,518.72    102.094    2,543,126.26    1.01%     17,607.54
3,400,000.00    UNITED STATES   NATIONSBANK CR MASTR 95-1 CL A      3,383,198.05    100.968    3,432,912.00    1.36%     49,713.95
1,225,000.00    UNITED STATES   PRIME CR CARD MSTR TR 96-1 CLA      1,222,125.34    101.625    1,244,906.25    0.49%     22,780.91
2,525,000.00    UNITED STATES   FORD CR AUTO TR 97-B CTF A-3        2,522,131.94    100.563    2,539,203.13    1.01%     17,071.19
2,525,000.00    UNITED STATES   WORLD OMNI AUTO LSE 97-B A-3        2,524,736.47    100.000    2,525,000.00    1.00%        263.53
1,225,000.00    UNITED STATES   ADVANTA CR CD MTR TR 95F CL A1      1,202,078.03     99.812    1,222,697.00    0.48%     20,618.97
2,500,000.00    UNITED STATES   AMERICAN EXP CR SER 97-1 CL A       2,506,197.56    101.343    2,533,575.00    1.00%     27,377.44
1,625,000.00    UNITED STATES   BANC ONE CR CARD MTR 94-C A         1,642,800.53    101.250    1,645,312.50    0.65%      2,511.97
5,000,000.00    UNITED STATES   CHASE CREDIT CARD 97-2 CL A         4,998,539.82    100.500    5,025,000.00    1.99%     26,460.18
2,475,000.00    UNITED STATES   FIRST USA CR CARD MASTER TR         2,469,370.37    101.375    2,509,031.25    0.99%     39,660.88
  700,000.00    UNITED STATES   SEARS CR ACCT MASTER TR 95-2 A        699,279.26    103.250      722,750.00    0.29%     23,470.74
1,275,000.00    UNITED STATES   SEARS CR ACCT MSTR 97-1 CL A        1,264,385.81     99.937    1,274,196.75    0.50%      9,810.94
2,035,000.00    UNITED STATES   STANDARD CR CARD MASTER TR I-3      2,078,208.78    101.406    2,063,612.10    0.82%    (14,596.68)

2,475,000.00    UNITED STATES   ASSOCIATES CORP N A NTS             2,460,955.46   101.469     2,511,357.75     1.00%      50,402.29
2,100,000.00    UNITED STATES   ASSOCIATES CORP NA                  2,087,002.76   101.680     2,135,280.00     0.85%      48,277.24
1,400,000.00    UNITED STATES   ASSOCIATES CORP NA NTS              1,398,287.63   100.447     1,406,258.00     0.56%       7,970.37
2,250,000.00    UNITED STATES   ASSOCIATES CORP NA SR NT            2,170,060.59    98.444     2,214,990.00     0.88%      44,929.41
5,100,000.00    UNITED STATES   GE GLOBAL INS HLDG CORP             4,922,468.84   103.816     5,294,616.00     2.10%     372,147.16
2,000,000.00    UNITED STATES   KFW INTL FIN INC GTD NT             2,024,140.28   101.576     2,031,520.00     0.80%       7,379.72
3,750,000.00    UNITED STATES   NORWEST CORP MTN TR # 00194         3,757,674.46   101.312     3,799,200.00     1.51%      41,525.54
2,500,000.00    UNITED STATES   NORWEST FINANCIAL INC NOTES         2,495,045.50    99.903     2,497,575.00     0.99%       2,529.50
2,289,483.94    UNITED STATES   PRUDENTIAL HOME MTG 93-45 A-2       2,270,252.78    99.500     2,278,036.52     0.90%       7,783.74
4,800,000.00    UNITED STATES   ARCHER DANIELS MIDLAND CO BDS       4,771,348.51   109.550     5,258,400.00     2.08%     487,051.49
4,925,000.00    UNITED STATES   NEW JERSEY ECONOMIC DEV AUTH        4,971,075.84   110.404     5,437,396.51     2.15%     466,320.67
2,500,000.00    UNITED STATES   LOS ANGELES CNTY CA SER D           2,500,000.00   102.875     2,571,875.00     1.02%      71,875.00
2,000,000.00    UNITED STATES   CARGILL INC SR NT 144A              2,057,038.00   108.072     2,161,440.00     0.86%     104,402.00
3,000,000.00    UNITED STATES   CARGILL INC SR NT 144A              2,984,612.92   106.440     3,193,200.00     1.27%     208,587.08
1,238,527.01    UNITED STATES   DLJ MTG ACCEP 144A 97-CF1 A 1A      1,241,357.51   100.859     1,249,170.66     0.49%       7,813.15
2,208,517.58    UNITED STATES   RAILCAR LEASING CL A-1 144A         2,179,770.19   101.500     2,241,645.34     0.89%      61,875.15
7,300,000.00    UNITED STATES   ZURICH CAP TRUST 144A               7,499,741.92   108.972     7,954,956.00     3.15%     455,214.08
        0.00                    INTEREST RECEIVABLE                 2,685,397.99     1.000     2,685,397.99     1.06%           0.00
        0.00                    INTEREST RECEIVABLE RECLAIM             9,262.88     1.000         9,262.88     0.00%           0.00
                                                                        --------                   --------     -----           ----

                                    TOTAL NET PORTFOLIO ASSETS   $246,175,186.94            $252,381,945.01   100.00%  $6,206,758.07


                 MetLife Separate Account  1997 Asset Listing
                 Net Asset Sector Detail
                 December 1997

  Shares/      Country                                                            Market        Market        % of     Unrealized
    Par         Name                    Description                     Cost       Price        Value         Total     Gain Loss
    ---         ----                    -----------                     ----       -----        -----         -----     ---------
      0.00                          CASH                          2,318,856.05       1.00    2,318,856.05    0.95%           0.00
 16,952.00       BERMUDA            TYCO INTL LTD NEW COM            79,416.87      45.06      763,899.50    0.31%     284,482.63
 11,217.00       CANADA             SEAGRAM LTD COM                 366,655.95      32.31      362,449.31    0.15%      (4,206.64)
 10,300.00       CANADA             LAIDLAW INC COM                 109,074.70      13.63      140,337.50    0.06%      31,262.80
  8,266.00       CANADA             NORTHERN TELECOM LTD            471,037.13      89.00      735,674.00    0.30%     264,636.87
  7,185.00       CANADA             ALCAN ALUM LTD                  223,045.23      27.63      198,485.63    0.08%     (24,559.60)
 11,743.00       CANADA             BARRICK GOLD CORP               273,468.93      18.63      218,713.38    0.09%     (54,755.55)
  4,400.00       CANADA             ECHO BAY MINES LTD               26,883.80       2.44       10,725.00    0.00%     (16,158.80)
  5,262.00       CANADA             INCO LTD COM                    157,432.54      17.00       89,454.00    0.04%     (67,978.54)
  7,511.00       CANADA             PLACER DOME INC                 143,434.85      12.69       95,295.81    0.04%     (48,139.04)
  2,800.00       CANADA             MOORE LTD                        60,074.90      15.13       42,350.00    0.02%     (17,724.90)
      1.00       GERMANY            FRESENIUS MED CARE                   22.97      21.75           21.75    0.00%          (1.22)
      1.00       NETHERLANDS        AEGON N V AMERICAN REG SHR            1.00      89.63           89.63    0.00%          88.63
 20,712.00       NETHERLANDS        UNILEVER NV N Y SHS ADR         750,310.00      62.44    1,293,205.50    0.53%     542,895.50
 68,420.00       NETHERLANDS        ROYAL DUTCH PETE CO N Y       2,353,437.83      54.19    3,707,508.75    1.52%   1,354,070.92
  4,741.00       UNITED STATES      AETNA INC COM                   335,573.05      70.56      334,536.81    0.14%      (1,036.24)
  3,100.00       UNITED STATES      AHMANSON H F & CO COM           100,943.30      66.94      207,506.25    0.08%     106,562.95
 13,708.00       UNITED STATES      ALLSTATE CORP COM               525,683.71      90.88    1,245,714.50    0.51%     720,030.79
 14,805.00       UNITED STATES      AMERICAN EXPRESS CO COM         643,779.54      89.25    1,321,346.25    0.54%     677,566.71
  7,999.00       UNITED STATES      AMERICAN GEN CORP COM           296,450.92      54.06      432,445.94    0.18%     135,995.02
 22,643.00       UNITED STATES      AMERICAN INTL GROUP INC COM   1,389,274.36     108.75    2,462,426.25    1.01%   1,073,151.89
  5,250.00       UNITED STATES      AON CORP COM                    212,605.70      58.63      307,781.25    0.13%      95,175.55
 18,895.00       UNITED STATES      BANC ONE CORP COM               727,085.14      54.31    1,026,234.69    0.42%     299,149.55
 12,000.00       UNITED STATES      BANK NEW YORK INC COM           337,887.85      57.81      693,750.00    0.28%     355,862.15
 22,114.00       UNITED STATES      BANKAMERICA CORP COM            750,967.48      73.00    1,614,322.00    0.66%     863,354.52
  4,728.00       UNITED STATES      BANKBOSTON CORP COM             282,030.58      93.94      444,136.50    0.18%     162,105.92
  3,153.00       UNITED STATES      BANKERS TRUST CORP COM          244,970.33     112.44      354,515.44    0.15%     109,545.11
  6,308.00       UNITED STATES      BARNETT BKS INC COM             181,486.30      71.88      453,387.50    0.19%     271,901.20
  4,400.00       UNITED STATES      BB&T CORP COM                   280,588.00      64.06      281,875.00    0.12%       1,287.00
  1,700.00       UNITED STATES      BENEFICIAL CORP COM              94,727.80      83.13      141,312.50    0.06%      46,584.70
 13,422.00       UNITED STATES      CHASE MANHATTAN CORP NEW COM    812,206.51     109.50    1,469,709.00    0.60%     657,502.49
  5,440.00       UNITED STATES      CHUBB CORP COM                  276,766.00      75.63      411,400.00    0.17%     134,634.00
  2,343.00       UNITED STATES      CIGNA CORP COM                  242,898.58     173.06      405,485.44    0.17%     162,586.86
  1,800.00       UNITED STATES      CINCINNATI FINL CORP COM        241,911.00     140.75      253,350.00    0.10%      11,439.00
 14,524.00       UNITED STATES      CITICORP COM                  1,128,104.41     126.44    1,836,378.25    0.75%     708,273.84
  3,400.00       UNITED STATES      COMERICA INC COM                153,955.60      90.25      306,850.00    0.13%     152,894.40
  5,900.00       UNITED STATES      CONSECO INC COM                 224,388.40      45.44      268,081.25    0.11%      43,692.85
  6,385.00       UNITED STATES      CORESTATES FINL CORP COM        305,790.63      80.06      511,199.06    0.21%     205,408.43

 3,400.00    UNITED STATES    COUNTRYWIDE CR INDS INC COM           112,143.10      42.88      145,775.00      0.06%      33,631.90
 4,700.00    UNITED STATES    EQUIFAX INC COM                       148,298.72      35.44      166,556.25      0.07%      18,257.53
22,428.00    UNITED STATES    FEDERAL HOME LN MTG CORP COM          463,327.90      41.94      940,574.25      0.39%     477,246.35
33,992.00    UNITED STATES    FEDERAL NATL MTG ASSN COM             896,461.55      57.06    1,939,668.50      0.79%   1,043,206.95
 4,850.00    UNITED STATES    FIFTH THIRD BANCORP                   247,173.80      81.75      396,487.50      0.16%     149,313.70
 9,377.00    UNITED STATES    FIRST CHICAGO NBD CORP COM            409,640.03      83.50      782,979.50      0.32%     373,339.47
20,148.00    UNITED STATES    FIRST UN CORP COM                     660,588.74      51.25    1,032,585.00      0.42%     371,996.26
 7,947.00    UNITED STATES    FLEET FINL GROUP INC NEW COM          350,131.32      74.94      595,528.31      0.24%     245,396.99
 2,513.00    UNITED STATES    GENERAL RE CORP COM                   440,493.63     212.00      532,756.00      0.22%      92,262.37
 1,800.00    UNITED STATES    GOLDEN WEST FINL CORP DEL COM         120,229.80      97.81      176,062.50      0.07%      55,832.70
 4,300.00    UNITED STATES    GREEN TREE FINL CORP COM              149,561.00      26.19      112,606.25      0.05%     (36,954.75)
 3,812.00    UNITED STATES    HARTFORD FINL SVCS GROUP INC          184,231.30      93.56      356,660.25      0.15%     172,428.95
 3,443.00    UNITED STATES    HOUSEHOLD INTL INC COM                217,422.88     127.56      439,197.69      0.18%     221,774.81
 6,000.00    UNITED STATES    HUNTINGTON BANCSHARES INC             205,708.70      36.00      216,000.00      0.09%      10,291.30
 2,300.00    UNITED STATES    JEFFERSON PILOT CORP COM              128,250.75      77.88      179,112.50      0.07%      50,861.75
 6,878.00    UNITED STATES    KEYCORP NEW COM                       289,687.60      70.81      487,048.38      0.20%     197,360.78
 3,200.00    UNITED STATES    LINCOLN NATL CORP IND COM             164,045.30      78.13      250,000.00      0.10%      85,954.70
 5,314.00    UNITED STATES    MARSH & MCLENNAN COS INC COM          291,690.05      74.56      396,225.13      0.16%     104,535.08
 2,800.00    UNITED STATES    MBIA INC COM                          141,553.00      66.81      187,075.00      0.08%      45,522.00
15,963.00    UNITED STATES    MBNA CORP COM                         211,735.78      27.31      435,989.44      0.18%     224,253.66
 8,452.00    UNITED STATES    MELLON BK CORP COM                    247,873.00      60.63      512,402.50      0.21%     264,529.50
10,964.00    UNITED STATES    MERRILL LYNCH & CO INC                292,245.75      72.94      799,686.75      0.33%     507,441.00
 3,600.00    UNITED STATES    MGIC INVT CORP WIS COM                120,150.15      66.50      239,400.00      0.10%     119,249.85
 5,649.00    UNITED STATES    MORGAN J P & CO INC COM               441,706.60     112.88      637,630.88      0.26%     195,924.28
19,080.00    UNITED STATES    MORGAN STANLEY DEAN WTTER & CO        537,782.63      59.13    1,128,105.00      0.46%     590,322.37
 6,860.00    UNITED STATES    NATIONAL CITY CORP COM                249,911.50      65.75      451,045.00      0.18%     201,133.50
23,044.00    UNITED STATES    NATIONSBANK CORP COM                  698,622.29      60.81    1,401,363.25      0.57%     702,740.96
24,236.00    UNITED STATES    NORWEST CORP COM                      400,115.90      38.63      936,115.50      0.38%     535,999.60
 9,707.00    UNITED STATES    PNC BK CORP COM                       355,636.90      57.06      553,905.69      0.23%     198,268.79
 2,300.00    UNITED STATES    PROGRESSIVE CORP OHIO COM             252,471.00     119.88      275,712.50      0.11%      23,241.50
 2,948.00    UNITED STATES    PROVIDIAN FINL CORP COM                 9,514.50      45.19      133,212.75      0.05%     123,698.25
 1,800.00    UNITED STATES    REPUBLIC N Y CORP COM                 159,579.80     114.19      205,537.50      0.08%      45,957.70
 4,640.00    UNITED STATES    SAFECO CORP COM                       169,045.80      48.75      226,200.00      0.09%      57,154.20
 8,350.00    UNITED STATES    SCHWAB CHARLES CORP NEW COM           240,996.97      41.94      350,178.13      0.14%     109,181.16
 2,700.00    UNITED STATES    ST PAUL COS INC                       173,975.90      82.06      221,568.75      0.09%      47,592.85
 5,100.00    UNITED STATES    STATE STREET CORP                     270,564.50      58.19      296,756.25      0.12%      26,191.75
 6,200.00    UNITED STATES    SUNAMERICA INC COM                    232,485.26      42.75      265,050.00      0.11%      32,564.74
 6,786.00    UNITED STATES    SUNTRUST BKS INC                      271,430.43      71.38      484,350.75      0.20%     212,920.32
 5,600.00    UNITED STATES    SYNOVUS FINL CORP                     180,012.00      32.75      183,400.00      0.08%       3,388.00
 4,400.00    UNITED STATES    TORCHMARK CORP                        109,163.85      42.06      185,075.00      0.08%      75,911.15
 1,995.00    UNITED STATES    TRANSAMERICA CORP COM                 124,868.98     106.50      212,467.50      0.09%      87,598.52
36,464.00    UNITED STATES    TRAVELERS GROUP INC COM               992,966.83      53.88    1,964,498.00      0.80%     971,531.17
 8,218.50    UNITED STATES    U S BANCORP DEL COM                   455,410.85     111.94      919,958.34      0.38%     464,547.49
 4,360.00    UNITED STATES    UNUM CORP COM                         132,388.05      54.38      237,075.00      0.10%     104,686.95
 3,500.00    UNITED STATES    USF&G CORP                             75,326.30      22.06       77,218.75      0.03%       1,892.45
 6,613.00    UNITED STATES    WACHOVIA CORP NEW COM                 329,575.03      81.13      536,479.63      0.22%     206,904.60
 8,390.00    UNITED STATES    WASHINGTON MUTUAL INC COM             467,451.83      63.81      535,386.88      0.22%      67,935.05

 2,811.00   UNITED STATES    WELLS FARGO & CO COM                    568,165.38    339.44      954,158.81     0.39%      385,993.43
24,305.00   UNITED STATES    ABBOTT LABS COM                       1,019,468.38     65.56    1,593,496.56     0.65%      574,028.18
 2,000.00   UNITED STATES    ALLERGAN INC COM                         69,365.10     33.56       67,125.00     0.03%       (2,240.10)
 2,600.00   UNITED STATES    ALZA CORP COM                            64,202.00     31.81       82,712.50     0.03%       18,510.50
20,988.00   UNITED STATES    AMERICAN HOME PRODS CORP COM            972,852.20     76.50    1,605,582.00     0.66%      632,729.80
 8,376.00   UNITED STATES    AMGEN INC                               323,855.60     54.13      453,351.00     0.19%      129,495.40
 1,800.00   UNITED STATES    BARD C R INC                             62,661.00     31.31       56,362.50     0.02%       (6,298.50)
 1,700.00   UNITED STATES    BAUSCH & LOMB INC COM                    65,602.80     39.63       67,362.50     0.03%        1,759.70
 8,830.00   UNITED STATES    BAXTER INTL INC COM                     299,919.43     50.44      445,363.13     0.18%      145,443.70
 3,900.00   UNITED STATES    BECTON DICKINSON & CO COM               175,453.10     50.00      195,000.00     0.08%       19,546.90
 3,400.00   UNITED STATES    BEVERLY ENTERPRISES INC COM              19,500.53     13.00       44,200.00     0.02%       24,699.47
 3,500.00   UNITED STATES    BIOMET INC COM                           65,718.70     25.63       89,687.50     0.04%       23,968.80
 6,100.00   UNITED STATES    BOSTON SCIENTIFIC CORP COM              257,166.85     45.88      279,837.50     0.11%       22,670.65
32,012.00   UNITED STATES    BRISTOL MYERS SQUIBB CO COM           1,390,087.60     94.63    3,029,135.50     1.24%    1,639,047.90
 3,400.00   UNITED STATES    CARDINAL HEALTH INC COM                 195,543.10     75.13      255,425.00     0.10%       59,881.90
20,723.00   UNITED STATES    COLUMBIA/HCA HEALTHCARE CORP            641,931.25     29.63      613,918.88     0.25%      (28,012.37)
 4,700.00   UNITED STATES    GUIDANT CORP COM                        140,840.75     62.25      292,575.00     0.12%      151,734.25
 6,300.00   UNITED STATES    HBO & CO COM                            294,739.20     48.00      302,400.00     0.12%        7,660.80
12,300.00   UNITED STATES    HEALTHSOUTH CORP COM                    272,820.25     27.75      341,325.00     0.14%       68,504.75
 5,100.00   UNITED STATES    HUMANA INC COM                          130,395.90     20.75      105,825.00     0.04%      (24,570.90)
43,110.00   UNITED STATES    JOHNSON & JOHNSON COM                 1,694,531.83     65.88    2,839,871.25     1.16%    1,145,339.42
35,724.00   UNITED STATES    LILLY ELI & CO COM                      970,086.80     69.63    2,487,283.50     1.02%    1,517,196.70
 2,285.00   UNITED STATES    MALLINCKRODT INC NEW                     99,860.70     38.00       86,830.00     0.04%      (13,030.70)
 1,939.00   UNITED STATES    MANOR CARE INC COM                       52,698.53     35.00       67,865.00     0.03%       15,166.47
14,792.00   UNITED STATES    MEDTRONIC INC COM                       362,669.08     52.31      773,806.50     0.32%      411,137.42
38,205.00   UNITED STATES    MERCK & CO INC COM                    2,104,911.45    106.25    4,059,281.25     1.66%    1,954,369.80
 1,400.00   UNITED STATES    MILLIPORE CORP COM                       54,340.60     33.94       47,512.50     0.02%       (6,828.10)
41,384.00   UNITED STATES    PFIZER INC COM                        1,292,873.25     74.56    3,085,694.50     1.26%    1,792,821.25
16,015.00   UNITED STATES    PHARMACIA & UPJOHN INC COM              563,022.08     36.63      586,549.38     0.24%       23,527.30
 1,547.34   UNITED STATES    PHARMERICA INC COM                       25,936.17     10.38       16,053.65     0.01%       (9,882.52)
23,680.00   UNITED STATES    SCHERING PLOUGH CORP COM                636,920.85     62.13    1,471,120.00     0.60%      834,199.15
 2,900.00   UNITED STATES    ST JUDE MED INC COM                     112,808.00     30.50       88,450.00     0.04%      (24,358.00)
 9,533.00   UNITED STATES    TENET HEALTHCARE CORP COM               210,117.93     33.13      315,780.63     0.13%      105,662.70
 3,687.00   UNITED STATES    UNITED HEALTHCARE CORP COM              178,819.50     49.69      183,197.81     0.07%        4,378.31
 2,300.00   UNITED STATES    UNITED STATES SURGICAL CORP              89,033.50     29.31       67,418.75     0.03%      (21,614.75)
 8,630.00   UNITED STATES    WARNER LAMBERT CO COM                   632,289.80    124.00    1,070,120.00     0.44%      437,830.20
 1,700.00   UNITED STATES    ALBERTO CULVER CO CL B COM               35,174.20     32.06       54,506.25     0.02%       19,332.05
15,566.00   UNITED STATES    ANHEUSER BUSCH COS INC COM              493,586.06     44.00      684,904.00     0.28%      191,317.94
17,778.00   UNITED STATES    ARCHER DANIELS MIDLAND CO COM           327,635.34     21.69      385,560.38     0.16%       57,925.04
 4,212.00   UNITED STATES    AVON PRODS INC COM                      182,680.80     61.38      258,511.50     0.11%       75,830.70
   900.00   UNITED STATES    BALL CORP COM                            24,055.50     35.31       31,781.25     0.01%        7,725.75
 2,200.00   UNITED STATES    BROWN FORMAN CORP CL B                  104,053.50     55.25      121,550.00     0.05%       17,496.50
14,586.00   UNITED STATES    CAMPBELL SOUP CO COM                    432,146.75     58.13      847,811.25     0.35%      415,664.50
 3,324.00   UNITED STATES    CLOROX CO COM                           109,463.75     79.06      262,803.75     0.11%      153,340.00
79,310.00   UNITED STATES    COCA COLA CO COM                      2,920,291.70     66.63    5,284,028.75     2.16%    2,363,737.05
 9,364.00   UNITED STATES    COLGATE PALMOLIVE CO                    398,997.65     73.50      688,254.00     0.28%      289,256.35
14,960.00   UNITED STATES    CONAGRA INC COM                         328,748.35     32.81      490,875.00     0.20%      162,126.65

 1,200.00    UNITED STATES    COORS ADOLPH CO CL B                     29,702.00      33.25       39,900.00    0.02%      10,198.00
 4,584.00    UNITED STATES    CPC INTL INC COM                        296,160.00     107.75      493,926.00    0.20%     197,766.00
 4,055.00    UNITED STATES    CROWN CORK & SEAL INC COM               186,481.23      50.13      203,256.88    0.08%      16,775.65
10,349.00    UNITED STATES    EASTMAN KODAK CO COM                    595,409.90      60.81      629,348.56    0.26%      33,938.66
 2,300.00    UNITED STATES    FRUIT OF THE LOOM INC CL A               61,046.10      25.63       58,937.50    0.02%      (2,108.60)
 5,068.00    UNITED STATES    GENERAL MLS INC COM                     266,300.31      71.63      362,995.50    0.15%      96,695.19
18,220.00    UNITED STATES    GILLETTE CO COM                       1,102,617.05     100.44    1,829,971.25    0.75%     727,354.20
 4,022.00    UNITED STATES    HASBRO INC COM                           90,357.74      31.50      126,693.00    0.05%      36,335.26
11,689.00    UNITED STATES    HEINZ H J CO COM                        377,540.37      50.81      593,947.31    0.24%     216,406.94
 4,474.00    UNITED STATES    HERSHEY FOODS CORP                      160,654.78      61.94      277,108.38    0.11%     116,453.60
 3,500.00    UNITED STATES    INTL FLAVORS & FRAGRANCES INC           162,913.80      51.50      180,250.00    0.07%      17,336.20
13,074.00    UNITED STATES    KELLOGG CO COM                          405,047.80      49.63      648,797.25    0.27%     243,749.45
17,558.00    UNITED STATES    KIMBERLY CLARK CORP COM                 701,392.09      49.31      865,828.88    0.35%     164,436.79
 2,200.00    UNITED STATES    LIZ CLAIBORNE INC COM                    81,803.15      41.81       91,987.50    0.04%      10,184.35
 3,700.00    UNITED STATES    LOEWS CORP COM                          323,498.30     106.13      392,662.50    0.16%      69,164.20
 9,166.00    UNITED STATES    MATTEL INC COM                          213,211.40      37.25      341,433.50    0.14%     128,222.10
 4,414.00    UNITED STATES    MORTON INTL INC IND NEW COM              97,967.10      34.38      151,731.25    0.06%      53,764.15
 9,148.00    UNITED STATES    NIKE INC CL B COM                       303,176.70      39.25      359,059.00    0.15%      55,882.30
48,586.00    UNITED STATES    PEPSICO INC COM                       1,074,520.20      36.44    1,770,352.38    0.72%     695,832.18
77,247.00    UNITED STATES    PHILIP MORRIS COS INC COM             2,047,480.63      45.31    3,500,254.69    1.43%   1,452,774.06
 2,100.00    UNITED STATES    PIONEER HI BRED INTL                    109,666.10     107.25      225,225.00    0.09%     115,558.90
 1,400.00    UNITED STATES    POLAROID CORP COM                        65,946.80      48.69       68,162.50    0.03%       2,215.70
43,226.00    UNITED STATES    PROCTER & GAMBLE CO COM               1,833,237.20      79.81    3,449,975.13    1.41%   1,616,737.93
 4,349.00    UNITED STATES    QUAKER OATS CO COM                      158,492.50      52.75      229,409.75    0.09%      70,917.25
 3,361.00    UNITED STATES    RALSTON PURINA CO-RALSTON               196,852.30      92.94      312,362.94    0.13%     115,510.64
 1,800.00    UNITED STATES    REEBOK INTL LTD COM                      80,379.70      28.81       51,862.50    0.02%     (28,517.20)
 4,700.00    UNITED STATES    RUBBERMAID INC COM                      111,975.40      25.00      117,500.00    0.05%       5,524.60
 1,087.00    UNITED STATES    RUSSELL CORP                             33,360.00      26.56       28,873.44    0.01%      (4,486.56)
15,184.00    UNITED STATES    SARA LEE CORP                           479,094.80      56.31      855,049.00    0.35%     375,954.20
 5,444.00    UNITED STATES    SHERWIN WILLIAMS CO COM                 117,643.80      27.75      151,071.00    0.06%      33,427.20
 4,868.00    UNITED STATES    TRICON GLOBAL RESTAURANTS INC            95,456.97      29.06      141,476.25    0.06%      46,019.28
 1,900.00    UNITED STATES    TUPPERWARE CORP COM                      80,594.30      27.88       52,962.50    0.02%     (27,631.80)
 5,810.00    UNITED STATES    UST INC COM                             173,228.10      36.94      214,606.88    0.09%      41,378.78
 4,000.00    UNITED STATES    V F CORP COM                            139,352.50      45.94      183,750.00    0.08%      44,397.50
 3,200.00    UNITED STATES    WHITMAN CORP COM                         72,395.80      26.06       83,400.00    0.03%      11,004.20
 3,711.00    UNITED STATES    WRIGLEY WM JR CO COM                    185,810.23      79.56      295,256.44    0.12%     109,446.21
     1.00    UNITED STATES    ACNIELSEN CORP                                0.00      24.38           24.38    0.00%          24.38
 7,765.00    UNITED STATES    ALBERTSONS INC COM                      242,924.05      47.38      367,866.88    0.15%     124,942.83
 2,400.00    UNITED STATES    AMERICAN GREETINGS CORP CL A             76,500.10      39.13       93,900.00    0.04%      17,399.90
 8,872.00    UNITED STATES    AMERICAN STORES CO NEW COM              156,954.20      20.56      182,430.50    0.07%      25,476.30
17,429.00    UNITED STATES    AMERITECH CORP NEW COM                  866,178.63      80.50    1,403,034.50    0.57%     536,855.87
51,747.00    UNITED STATES    AT&T CORP COM                         1,926,249.79      61.25    3,169,503.75    1.30%   1,243,253.96
     0.00    UNITED STATES    AUTOLIV INC COM                               0.14      32.75            0.13    0.00%          (0.01)
 4,700.00    UNITED STATES    AUTOZONE INC COM                        109,150.40      29.00      136,300.00    0.06%      27,149.60
 3,300.00    UNITED STATES    BLOCK H & R INC COM                      99,947.30      44.81      147,881.25    0.06%      47,933.95
 3,100.00    UNITED STATES    BRUNSWICK CORP COM                       76,962.10      30.31       93,968.75    0.04%      17,006.65
22,318.00    UNITED STATES    CBS CORP COM                            457,219.20      29.44      656,986.13    0.27%     199,766.93

24,965.50    UNITED STATES    CENDANT CORP COM                        606,040.18    34.38      858,189.06     0.35%     252,148.88
 3,300.00    UNITED STATES    CHARMING SHOPPES INC PA COM              16,029.60     4.69       15,468.75     0.01%        (560.85)
 3,100.00    UNITED STATES    CIRCUIT CITY GROUP COM                  111,649.60    35.56      110,243.75     0.05%      (1,405.85)
 3,100.00    UNITED STATES    CLEAR CHANNEL COMMUNICATIONS            209,032.90    79.44      246,256.25     0.10%      37,223.35
 5,134.00    UNITED STATES    COGNIZANT CORP COM                       57,198.90    44.56      228,783.88     0.09%     171,584.98
11,100.00    UNITED STATES    COMCAST CORP CL A SPL                   215,463.10    31.56      350,343.75     0.14%     134,880.65
 6,731.00    UNITED STATES    COSTCO COS INC COM                      125,589.05    44.63      300,370.88     0.12%     174,781.83
 5,500.00    UNITED STATES    CVS CORP                                272,678.80    64.06      352,343.75     0.14%      79,664.95
 4,800.00    UNITED STATES    DARDEN RESTAURANTS INC                   40,514.80    12.50       60,000.00     0.02%      19,485.20
 6,911.00    UNITED STATES    DAYTON HUDSON CORP COM                  217,639.33    67.50      466,492.50     0.19%     248,853.17
 2,597.00    UNITED STATES    DELUXE CORP COM                          73,063.05    34.50       89,596.50     0.04%      16,533.45
 3,498.00    UNITED STATES    DILLARDS INC CL A COM                   114,005.81    35.25      123,304.50     0.05%       9,298.69
21,905.00    UNITED STATES    DISNEY WALT CO COM                    1,310,407.98    99.06    2,169,964.06     0.89%     859,556.08
 4,611.00    UNITED STATES    DONNELLEY R R & SONS CO COM             146,593.85    37.25      171,759.75     0.07%      25,165.90
 2,991.00    UNITED STATES    DOW JONES & CO INC COM                  106,925.35    53.69      160,579.31     0.07%      53,653.96
 5,334.00    UNITED STATES    DUN & BRADSTREET CORP COM                33,682.30    30.94      165,020.63     0.07%     131,338.33
 2,017.00    UNITED STATES    ECOLAB INC COM                           65,921.35    55.44      111,817.44     0.05%      45,896.09
 6,600.00    UNITED STATES    FEDERATED DEPT STORES INC DEL           203,919.60    43.06      284,212.50     0.12%      80,292.90
 5,387.00    UNITED STATES    FORTUNE BRANDS INC COM                  143,136.05    37.06      199,655.69     0.08%      56,519.64
 8,976.00    UNITED STATES    GANNETT INC COM                         318,866.70    61.81      554,829.00     0.23%     235,962.30
12,768.00    UNITED STATES    GAP INC COM                             194,144.20    35.44      452,466.00     0.19%     258,321.80
 1,900.00    UNITED STATES    GIANT FOOD INC CL A                      59,919.30    33.69       64,006.25     0.03%       4,086.95
 1,200.00    UNITED STATES    GREAT ATLANTIC & PAC TEA INC             34,099.00    29.69       35,625.00     0.01%       1,526.00
 2,246.00    UNITED STATES    HARCOURT GEN INC                         90,205.45    54.75      122,968.50     0.05%      32,763.05
   900.00    UNITED STATES    HARLAND JOHN H CO COM                    27,205.50    21.00       18,900.00     0.01%      (8,305.50)
 3,146.00    UNITED STATES    HARRAHS ENTMT INC COM                    82,843.72    18.88       59,380.75     0.02%     (23,462.97)
 7,907.00    UNITED STATES    HILTON HOTELS CORP COM                  121,611.75    29.75      235,233.25     0.10%     113,621.50
23,729.00    UNITED STATES    HOME DEPOT INC COM                      826,788.08    58.88    1,397,044.88     0.57%     570,256.80
 4,184.00    UNITED STATES    IKON OFFICE SOLUTIONS INC COM           137,814.60    28.13      117,675.00     0.05%     (20,139.60)
 3,959.00    UNITED STATES    INTERPUBLIC GROUP COS INC COM           113,944.57    49.81      197,207.69     0.08%      83,263.12
 3,800.00    UNITED STATES    ITT CORP NEW COM                        178,488.75    82.88      314,925.00     0.13%     136,436.25
 1,200.00    UNITED STATES    JOSTENS INC                              26,736.50    23.06       27,675.00     0.01%         938.50
15,450.00    UNITED STATES    K MART CORP COM                         195,772.35    11.56      178,640.63     0.07%     (17,131.72)
 1,200.00    UNITED STATES    KING WORLD PRODTNS INC COM               50,036.60    57.75       69,300.00     0.03%      19,263.40
 2,796.00    UNITED STATES    KNIGHT RIDDER INC                        93,858.00    52.00      145,392.00     0.06%      51,534.00
 7,986.00    UNITED STATES    KROGER CO COM                           143,170.33    36.94      294,982.88     0.12%     151,812.55
 8,572.00    UNITED STATES    LIMITED INC COM                         153,021.90    25.50      218,586.00     0.09%      65,564.10
 1,228.00    UNITED STATES    LONGS DRUG STORES CORP COM               24,437.30    32.13       39,449.50     0.02%      15,012.20
 5,483.00    UNITED STATES    LOWES COS INC COM                       200,271.65    47.69      261,470.56     0.11%      61,198.91
 4,086.00    UNITED STATES    MARRIOTT INTL INC COM                   143,465.50    69.25      282,955.50     0.12%     139,490.00
 7,363.00    UNITED STATES    MAY DEPT STORES CO COM                  280,088.69    52.69      387,938.06     0.16%     107,849.37
22,215.00    UNITED STATES    MCDONALDS CORP COM                      824,449.53    47.75    1,060,766.25     0.43%     236,316.72
 3,100.00    UNITED STATES    MCGRAW HILL COS INC COM                 138,055.70    74.00      229,400.00     0.09%      91,344.30
 1,200.00    UNITED STATES    MERCANTILE STORES INC COM                62,113.50    60.88       73,050.00     0.03%      10,936.50
 1,700.00    UNITED STATES    MEREDITH CORP COM                        47,051.30    35.69       60,668.75     0.02%      13,617.45
 5,600.00    UNITED STATES    MIRAGE RESORTS INC COM                  145,783.50    22.75      127,400.00     0.05%     (18,383.50)
 1,400.00    UNITED STATES    NATIONAL SVC INDS INC COM                59,559.40    49.56       69,387.50     0.03%       9,828.10

 3,000.00    UNITED STATES    NEW YORK TIMES CO CL A                  131,447.70    66.13      198,375.00    0.08%       66,927.30
 2,401.00    UNITED STATES    NORDSTROM INC WASH COM                   99,403.00    60.38      144,960.38    0.06%       45,557.38
 5,200.00    UNITED STATES    OMNICOM GROUP INC COM                   202,852.00    42.38      220,350.00    0.09%       17,498.00
 7,872.00    UNITED STATES    PENNEY J C INC COM                      390,836.60    60.31      474,780.00    0.19%       83,943.40
 2,000.00    UNITED STATES    PEP BOYS MANNY MOE & JACK COM            57,540.00    23.88       47,750.00    0.02%       (9,790.00)
 3,900.00    UNITED STATES    RITE AID CORP COM                       119,221.90    58.69      228,881.25    0.09%      109,659.35
 1,800.00    UNITED STATES    SAFETY KLEEN CORP                        28,904.80    27.44       49,387.50    0.02%       20,482.70
29,389.00    UNITED STATES    SBC COMMUNICATIONS INC COM            1,386,988.13    73.25    2,152,744.25    0.88%      765,756.12
12,362.00    UNITED STATES    SEARS ROEBUCK & CO COM                  448,371.02    45.25      559,380.50    0.23%      111,009.48
 7,876.00    UNITED STATES    SERVICE CORP INTL COM                   178,668.20    36.94      290,919.75    0.12%      112,251.55
13,562.00    UNITED STATES    SPRINT CORP COM                         450,638.13    58.63      795,072.25    0.33%      344,434.12
 1,900.00    UNITED STATES    SUPERVALU INC COM                        61,263.10    41.88       79,562.50    0.03%       18,299.40
 5,517.00    UNITED STATES    SYSCO CORP COM                          188,730.03    45.56      251,368.31    0.10%       62,638.28
 3,318.00    UNITED STATES    TANDY CORP COM                           75,189.75    38.56      127,950.38    0.05%       52,760.63
16,047.00    UNITED STATES    TELE COMMUNICATIONS INC NEW             264,968.01    27.94      448,313.06    0.18%      183,345.05
18,176.00    UNITED STATES    TIME WARNER INC COM                     774,838.30    62.00    1,126,912.00    0.46%      352,073.70
 3,076.00    UNITED STATES    TIMES MIRROR CO NEW COM SER A            93,459.01    61.50      189,174.00    0.08%       95,714.99
 5,100.00    UNITED STATES    TJX COS INC NEW COM                     102,765.50    34.38      175,312.50    0.07%       72,547.00
 8,982.00    UNITED STATES    TOYS R US INC COM                       264,577.90    31.44      282,371.63    0.12%       17,793.73
 3,900.00    UNITED STATES    TRIBUNE CO NEW COM                      147,239.90    62.25      242,775.00    0.10%       95,535.10
19,240.00    UNITED STATES    U S WEST INC COM MEDIA GROUP            346,765.01    28.88      555,555.00    0.23%      208,789.99
11,124.00    UNITED STATES    VIACOM INC CL B                         441,591.30    41.44      460,950.75    0.19%       19,359.45
72,128.00    UNITED STATES    WAL MART STORES INC COM               1,836,342.00    39.44    2,844,548.00    1.16%    1,008,206.00
15,480.00    UNITED STATES    WALGREEN CO                             273,072.00    31.38      485,685.00    0.20%      212,613.00
14,290.00    UNITED STATES    WASTE MGMT INC NEW COM NEW              425,063.65    27.50      392,975.00    0.16%      (32,088.65)
 4,100.00    UNITED STATES    WENDYS INTL INC COM                      84,119.60    24.06       98,656.25    0.04%       14,536.65
 4,650.00    UNITED STATES    WINN DIXIE STORES INC                   139,356.55    43.69      203,146.88    0.08%       63,790.33
 4,200.00    UNITED STATES    WOOLWORTH CORP COM                       80,767.25    20.38       85,575.00    0.04%        4,807.75
   900.00    UNITED STATES    AEROQUIP-VICKERS INC COM                 39,299.40    49.06       44,156.25    0.02%        4,856.85
 2,935.00    UNITED STATES    BLACK & DECKER CORP COM                  89,743.10    39.06      114,648.44    0.05%       24,905.34
21,156.00    UNITED STATES    CHRYSLER CORP COM                       564,075.55    35.19      744,426.75    0.30%      180,351.20
 2,464.00    UNITED STATES    COOPER TIRE & RUBR CO                    53,272.58    24.38       60,060.00    0.02%        6,787.42
 7,264.00    UNITED STATES    CORNING INC COM                         256,888.54    37.13      269,676.00    0.11%       12,787.46
 1,100.00    UNITED STATES    FLEETWOOD ENTERPRISES INC COM            30,490.80    42.44       46,681.25    0.02%       16,190.45
38,262.00    UNITED STATES    FORD MTR CO DEL COM                   1,206,103.75    48.69    1,862,881.13    0.76%      656,777.38
22,616.00    UNITED STATES    GENERAL MTRS CORP COM                   986,055.25    60.63    1,371,095.00    0.56%      385,039.75
 5,689.00    UNITED STATES    GENUINE PARTS CO COM                    162,425.35    33.94      193,070.44    0.08%       30,645.09
 4,927.00    UNITED STATES    GOODYEAR TIRE & RUBR CO COM             220,767.38    63.63      313,480.38    0.13%       92,713.00
 5,182.00    UNITED STATES    MASCO CORP COM                          161,360.45    50.88      263,634.25    0.11%      102,273.80
 3,095.00    UNITED STATES    MAYTAG CORP COM                          50,504.43    37.31      115,482.19    0.05%       64,977.76
 4,973.00    UNITED STATES    NEWELL CO COM                           157,646.00    42.50      211,352.50    0.09%       53,706.50
 4,600.00    UNITED STATES    NEXTLEVEL SYS INC COM                    92,521.04    17.88       82,225.00    0.03%      (10,296.04)
   700.00    UNITED STATES    PULTTE CORP COM                          24,695.30    41.81       29,268.75    0.01%        4,573.45
 1,905.00    UNITED STATES    SNAP ON INC COM                          52,307.06    43.63       83,105.63    0.03%       30,798.57
   600.00    UNITED STATES    SPRINGS INDS INC CL A                    29,224.60    52.00       31,200.00    0.01%        1,975.40
 1,700.00    UNITED STATES    UNOVA INC COM                            25,331.85    16.44       27,943.75    0.01%        2,611.90
 2,356.00    UNITED STATES    WHIRLPOOL CORP COM                      118,246.30    55.00      129,580.00    0.05%       11,333.70

 2,955.00     UNITED STATES     AMERADA HESS CORP COM              154,859.03      54.88      162,155.63     0.07%       7,296.60
15,568.00     UNITED STATES     AMOCO CORP COM                   1,025,770.90      85.13    1,325,226.00     0.54%     299,455.10
 1,900.00     UNITED STATES     ANADARKO PETE CORP COM             127,619.40      60.69      115,306.25     0.05%     (12,313.15)
 2,800.00     UNITED STATES     APACHE CORP COM                    101,299.80      35.06       98,175.00     0.04%      (3,124.80)
 2,400.00     UNITED STATES     ASHLAND INC                        105,916.80      53.69      128,850.00     0.05%      22,933.20
10,164.00     UNITED STATES     ATLANTIC RICHFIELD CO COM          596,010.50      80.13      814,390.50     0.33%     218,380.00
 5,291.00     UNITED STATES     BAKER HUGHES INC COM               173,026.18      43.63      230,819.88     0.09%      57,793.70
 5,631.00     UNITED STATES     BURLINGTON RES INC COM             229,521.95      44.81      252,339.19     0.10%      22,817.24
21,188.00     UNITED STATES     CHEVRON CORP COM                 1,143,803.45      77.00    1,631,476.00     0.67%     487,672.55
 3,318.00     UNITED STATES     COASTAL CORP COM                   136,426.00      61.94      205,508.63     0.08%      69,082.63
 5,524.00     UNITED STATES     DRESSER INDS INC COM               163,344.30      41.94      231,662.75     0.09%      68,318.45
   600.00     UNITED STATES     EASTERN ENTERPRISES                 21,062.00      45.00       27,000.00     0.01%       5,938.00
 3,391.00     UNITED STATES     EEX CORP                            22,694.54       9.06       30,730.94     0.01%       8,036.40
10,196.00     UNITED STATES     ENRON CORP COM                     357,300.30      41.56      423,771.25     0.17%      66,470.95
78,614.00     UNITED STATES     EXXON CORP COM                   3,084,749.05      61.19    4,810,194.13     1.97%   1,725,445.08
 8,568.00     UNITED STATES     HALLIBURTON CO COM                 234,217.66      51.94      445,000.50     0.18%     210,782.84
   804.00     UNITED STATES     HELMERICH & PAYNE INC COM           31,028.80      67.88       54,571.50     0.02%      23,542.70
 1,547.00     UNITED STATES     KERR MCGEE CORP                     78,951.43      63.31       97,944.44     0.04%      18,993.01
 1,728.00     UNITED STATES     MCDERMOTT INTL INC COM              35,259.06      36.63       63,288.00     0.03%      28,028.94
25,388.00     UNITED STATES     MOBIL CORP COM                   1,298,087.20      72.19    1,832,696.25     0.75%     534,609.05
10,961.00     UNITED STATES     OCCIDENTAL PETE CORP COM           238,298.85      29.31      321,294.31     0.13%      82,995.46
 3,300.00     UNITED STATES     ORYX ENERGY CO COM                  64,897.30      25.50       84,150.00     0.03%      19,252.70
 1,500.00     UNITED STATES     PENNZOIL CO COM                     76,430.00      66.81      100,218.75     0.04%      23,788.75
 8,359.00     UNITED STATES     PHILLIPS PETE CO COM               300,199.63      48.63      406,456.38     0.17%     106,256.75
 2,700.00     UNITED STATES     ROWAN COS INC COM                   63,879.10      30.50       82,350.00     0.03%      18,470.90
16,144.00     UNITED STATES     SCHLUMBERGER LTD COM               626,331.40      80.50    1,299,592.00     0.53%     673,260.60
 2,731.00     UNITED STATES     SONAT INC COM                       93,811.63      45.75      124,943.25     0.05%      31,131.62
 2,300.00     UNITED STATES     SUN INC COM                         66,627.30      42.06       96,743.75     0.04%      30,116.45
18,020.00     UNITED STATES     TEXACO INC COM                     704,755.23      54.38      979,837.50     0.40%     275,082.27
 8,024.00     UNITED STATES     UNION PAC RES GROUP INC COM        190,398.41      24.25      194,582.00     0.08%       4,183.59
 7,886.00     UNITED STATES     UNOCAL CORP COM                    239,938.43      38.81      306,075.38     0.13%      66,136.95
 9,130.00     UNITED STATES     USX MARATHON GROUP NEW COM         191,056.90      33.75      308,137.50     0.13%     117,080.60
 1,700.00     UNITED STATES     WESTERN ATLAS INC COM               96,502.15      74.00      125,800.00     0.05%      29,297.85
10,100.00     UNITED STATES     WILLIAMS COS INC COM               145,643.42      28.38      286,587.50     0.12%     140,944.08
 2,974.00     UNITED STATES     AMR CORP DEL COM                   246,472.25     128.50      382,159.00     0.16%     135,686.75
 4,952.00     UNITED STATES     BURLINGTON NORTH SANTA FE CORP     351,612.70      92.94      460,226.50     0.19%     108,613.80
 1,200.00     UNITED STATES     CALIBER SYS INC                     34,386.60      48.69       58,425.00     0.02%      24,038.40
 6,920.00     UNITED STATES     CSX CORP COM                       286,797.75      54.00      373,680.00     0.15%      86,882.25
 2,341.00     UNITED STATES     DELTA AIR LINES INC DEL COM        165,965.10     119.00      278,579.00     0.11%     112,613.90
 3,694.00     UNITED STATES     FEDERAL EXPRESS CORP COM           134,179.45      61.06      225,564.88     0.09%      91,385.43
12,120.00     UNITED STATES     NORFOLK SOUTHN CORP COM            280,893.77      30.81      373,447.50     0.15%      92,553.73
 2,425.00     UNITED STATES     RYDER SYS INC COM                   63,851.00      32.75       79,418.75     0.03%      15,567.75
 6,900.00     UNITED STATES     SOUTHWEST AIRLS CO COM             102,148.40      24.63      169,912.50     0.07%      67,764.10
 7,777.00     UNITED STATES     UNION PAC CORP COM                 374,622.37      62.44      485,576.44     0.20%     110,954.07
 2,900.00     UNITED STATES     US AIRWAYS GROUP INC COM            78,164.30      62.50      181,250.00     0.07%     103,085.70
 4,427.00     UNITED STATES     ADVANCED MICRO DEVICES INC COM     123,341.16      17.94       79,409.31     0.03%     (43,931.85)
15,910.00     UNITED STATES     AIRTOUCH COMMUNICATIONS INC        472,945.80      41.56      661,259.38     0.27%     188,313.58

 6,966.00      UNITED STATES       AMP INC COM                               272,904.70      42.00      292,572.00      0.12%
 2,800.00      UNITED STATES       ANDREW CORP COM                           106,470.70      24.00       67,200.00      0.03%
 4,000.00      UNITED STATES       APPLE COMPUTER INC                         69,587.80      13.13       52,500.00      0.02%
11,600.00      UNITED STATES       APPLIED MATLS INC COM                     254,219.10      30.13      349,450.00      0.14%
 1,500.00      UNITED STATES       AUTODESK INC COM                           59,593.70      37.00       55,500.00      0.02%
 9,288.00      UNITED STATES       AUTOMATIC DATA PROCESSING INC             342,872.90      61.38      570,051.00      0.23%
 6,800.00      UNITED STATES       BAY NETWORKS INC                          241,887.40      25.56      173,825.00      0.07%
32,164.20      UNITED STATES       BOEING CO COM                             996,194.16      48.94    1,574,035.54      0.64%
 5,000.00      UNITED STATES       CABLETRON SYS INC COM                     153,666.75      15.00       75,000.00      0.03%
 2,500.00      UNITED STATES       CERIDIAN CORP COM                          91,393.90      45.81      114,531.25      0.05%
31,957.00      UNITED STATES       CISCO SYS INC COM                         858,984.08      55.75    1,781,602.75      0.73%
     1.00      UNITED STATES       COMMSCOPE INC COM                              15.97      13.44           13.40      0.00%
24,434.50      UNITED STATES       COMPAQ COMPUTER CORP COM                  630,604.65      56.44    1,379,022.09      0.56%
17,499.00      UNITED STATES       COMPUTER ASSOC INTL INC COM               430,841.50      52.88      925,259.63      0.38%
 2,500.00      UNITED STATES       COMPUTER SCIENCES CORP COM                144,856.30      83.50      208,750.00      0.09%
 1,500.00      UNITED STATES       DATA GEN CORP COM                          35,648.90      17.44       26,156.25      0.01%
10,500.00      UNITED STATES       DELL COMPUTER CORP COM                    323,062.80      84.00      882,000.00      0.36%
 4,829.00      UNITED STATES       DIGITAL EQUIP CORP COM                    170,370.28      37.00      178,673.00      0.07%
 3,700.00      UNITED STATES       DSC COMMUNICATIONS CORP COM                86,325.10      24.00       88,800.00      0.04%
 1,400.00      UNITED STATES       EG & G INC                                 28,546.80      20.81       29,137.50      0.01%
15,600.00      UNITED STATES       EMC CORP MASS                             229,411.47      27.44      428,025.00      0.18%
13,512.00      UNITED STATES       FIRST DATA CORP COM                       454,731.35      29.25      395,226.00      0.16%
 5,100.00      UNITED STATES       FRONTIER CORP COM                         111,977.00      24.06      122,718.75      0.05%
 2,506.00      UNITED STATES       HARRIS CORP DEL COM                        79,912.75      45.88      114,962.75      0.05%
33,404.00      UNITED STATES       HEWLETT PACKARD CO COM                  1,240,111.80      62.50    2,087,750.00      0.85%
 4,072.00      UNITED STATES       HONEYWELL INC COM                         194,218.30      68.50      278,932.00      0.11%
31,120.00      UNITED STATES       IBM CORP COM                            1,583,106.90     104.56    3,253,985.00      1.33%
52,524.00      UNITED STATES       INTEL CORP CALIF COM                    1,695,417.75      70.25    3,689,811.00      1.51%
 2,700.00      UNITED STATES       KLA TENCOR CORP                           194,062.50      38.63      104,287.50      0.04%
 6,112.00      UNITED STATES       LOCKHEED MARTIN CORP COM                  463,493.37      98.50      602,032.00      0.25%
 4,500.00      UNITED STATES       LSI LOGIC CORP COM                        143,784.10      19.75       88,875.00      0.04%
20,834.00      UNITED STATES       LUCENT TECHNOLOGIES INC COM             1,099,254.88      79.88    1,664,115.75      0.68%
 6,674.00      UNITED STATES       MICRON TECHNOLOGY INC COM                 195,527.98      26.00      173,524.00      0.07%
38,936.00      UNITED STATES       MICROSOFT CORP COM                      2,180,969.40     129.25    5,032,478.00      2.06%
19,320.00      UNITED STATES       MOTOROLA INC COM                        1,196,819.65      57.06    1,102,447.50      0.45%
 5,200.00      UNITED STATES       NATIONAL SEMICONDUCTOR CORP               144,704.20      25.94      134,875.00      0.06%
    22.00      UNITED STATES       NETSCAPE COMMUNICATIONS CORP                    0.00      24.38          536.25      0.00%
11,000.00      UNITED STATES       NOVELL INC                                115,622.40       7.50       82,500.00      0.03%
31,098.00      UNITED STATES       ORACLE CORPORATION COM                    649,562.14      22.31      693,874.13      0.28%
 4,000.00      UNITED STATES       PARAMETRIC TECHNOLOGY CORP COM            178,843.90      47.38      189,500.00      0.08%
 1,400.00      UNITED STATES       PERKIN ELMER CORP COM                     103,546.70      71.06       99,487.50      0.04%
 4,568.00      UNITED STATES       PITNEY BOWES INC COM                      183,892.30      89.94      410,834.50      0.17%
 2,400.00      UNITED STATES       SCIENTIFIC ATLANTA INC                     41,754.30      16.75       40,200.00      0.02%
 7,700.00      UNITED STATES       SEAGATE TECHNOLOGY COM                    261,221.70      19.25      148,225.00      0.06%
   800.00      UNITED STATES       SHARED MED SYS CORP                        41,214.00      66.00       52,800.00      0.02%
 5,590.00      UNITED STATES       SILICON GRAPHICS INC COM                  110,114.40      12.44       69,525.63      0.03%
12,232.00      UNITED STATES       SUN MICROSYSTEMS INC COM                  242,580.95      39.88      487,751.00      0.20%

 6,966.00      UNITED STATES       AMP INC COM                                  19,667.30
 2,800.00      UNITED STATES       ANDREW CORP COM                             (39,270.70)
 4,000.00      UNITED STATES       APPLE COMPUTER INC                          (17,087.80)
11,600.00      UNITED STATES       APPLIED MATLS INC COM                        95,230.90
 1,500.00      UNITED STATES       AUTODESK INC COM                             (4,093.70)
 9,288.00      UNITED STATES       AUTOMATIC DATA PROCESSING INC               227,178.10
 6,800.00      UNITED STATES       BAY NETWORKS INC                            (68,062.40)
32,164.20      UNITED STATES       BOEING CO COM                               577,841.38
 5,000.00      UNITED STATES       CABLETRON SYS INC COM                       (78,666.75)
 2,500.00      UNITED STATES       CERIDIAN CORP COM                            23,137.35
31,957.00      UNITED STATES       CISCO SYS INC COM                           922,618.67
     1.00      UNITED STATES       COMMSCOPE INC COM                                (2.57)
24,434.50      UNITED STATES       COMPAQ COMPUTER CORP COM                    748,417.44
17,499.00      UNITED STATES       COMPUTER ASSOC INTL INC COM                 494,418.13
 2,500.00      UNITED STATES       COMPUTER SCIENCES CORP COM                   63,893.70
 1,500.00      UNITED STATES       DATA GEN CORP COM                            (9,492.65)
10,500.00      UNITED STATES       DELL COMPUTER CORP COM                      558,937.20
 4,829.00      UNITED STATES       DIGITAL EQUIP CORP COM                        8,302.72
 3,700.00      UNITED STATES       DSC COMMUNICATIONS CORP COM                   2,474.90
 1,400.00      UNITED STATES       EG & G INC                                      590.70
15,600.00      UNITED STATES       EMC CORP MASS                               198,613.53
13,512.00      UNITED STATES       FIRST DATA CORP COM                         (59,505.35)
 5,100.00      UNITED STATES       FRONTIER CORP COM                            10,741.75
 2,506.00      UNITED STATES       HARRIS CORP DEL COM                          35,050.00
33,404.00      UNITED STATES       HEWLETT PACKARD CO COM                      847,638.20
 4,072.00      UNITED STATES       HONEYWELL INC COM                            84,713.70
31,120.00      UNITED STATES       IBM CORP COM                              1,670,878.10
52,524.00      UNITED STATES       INTEL CORP CALIF COM                      1,994,393.25
 2,700.00      UNITED STATES       KLA TENCOR CORP                             (89,775.00)
 6,112.00      UNITED STATES       LOCKHEED MARTIN CORP COM                    138,538.63
 4,500.00      UNITED STATES       LSI LOGIC CORP COM                          (54,909.10)
20,834.00      UNITED STATES       LUCENT TECHNOLOGIES INC COM                 564,860.87
 6,674.00      UNITED STATES       MICRON TECHNOLOGY INC COM                   (22,003.98)
38,936.00      UNITED STATES       MICROSOFT CORP COM                        2,851,508.60
19,320.00      UNITED STATES       MOTOROLA INC COM                            (94,372.15)
 5,200.00      UNITED STATES       NATIONAL SEMICONDUCTOR CORP                  (9,829.20)
    22.00      UNITED STATES       NETSCAPE COMMUNICATIONS CORP                    536.25
11,000.00      UNITED STATES       NOVELL INC                                  (33,122.40)
31,098.00      UNITED STATES       ORACLE CORPORATION COM                       44,311.99
 4,000.00      UNITED STATES       PARAMETRIC TECHNOLOGY CORP COM               10,656.10
 1,400.00      UNITED STATES       PERKIN ELMER CORP COM                        (4,059.20)
 4,568.00      UNITED STATES       PITNEY BOWES INC COM                        226,942.20
 2,400.00      UNITED STATES       SCIENTIFIC ATLANTA INC                       (1,554.30)
 7,700.00      UNITED STATES       SEAGATE TECHNOLOGY COM                     (112,996.70)
   800.00      UNITED STATES       SHARED MED SYS CORP                          11,586.00
 5,590.00      UNITED STATES       SILICON GRAPHICS INC COM                    (40,588.77)
12,232.00      UNITED STATES       SUN MICROSYSTEMS INC COM                    245,170.05

      1,650.00    UNITED STATES    TEKTRONIX INC COM                          52,598.40       39.69        65,484.38          0.03%
      5,700.00    UNITED STATES    TELLABS INC COM                           190,285.90       52.88       301,387.50          0.12%
     12,728.00    UNITED STATES    TEXAS INSTRS INC COM                      374,684.60       45.00       572,760.00          0.23%
      5,500.00    UNITED STATES    UNISYS CORP                                49,154.30       13.88        76,312.50          0.03%
      7,442.00    UNITED STATES    UNITED TECHNOLOGIES CORP COM              393,281.95       72.81       541,870.63          0.22%
     10,274.00    UNITED STATES    XEROX CORP COM                            510,715.61       73.81       758,349.63          0.31%
     10,900.00    UNITED STATES    3COM CORP COM                             539,783.90       34.94       380,818.75          0.16%
      3,440.00    UNITED STATES    AIR PRODS & CHEMS INC COM                 198,635.80       82.25       282,940.00          0.12%
      5,500.00    UNITED STATES    ALLEGHENY TELEDYNE INC COM                125,460.20       25.88       142,312.50          0.06%
     17,798.00    UNITED STATES    ALLIED SIGNAL INC COM                     484,685.25       38.94       693,009.63          0.28%
      5,550.00    UNITED STATES    ALUMINUM CO AMER COM                      297,406.73       70.38       390,581.25          0.16%
      3,300.00    UNITED STATES    ARMCO INC                                  14,222.40        4.94        16,293.75          0.01%
      1,281.00    UNITED STATES    ASARCO INC                                 36,165.08       22.44        28,742.44          0.01%
      3,238.00    UNITED STATES    AVERY DENNISON CORP COM                    80,789.85       44.75       144,900.50          0.06%
      7,200.00    UNITED STATES    BATTLE MTN GOLD CO COM                     54,284.80        5.88        42,300.00          0.02%
      1,700.00    UNITED STATES    BEMIS INC COM                              63,134.10       44.06        74,906.25          0.03%
      3,500.00    UNITED STATES    BETHLEHEM STL CORP COM                     31,945.10        8.63        30,187.50          0.01%
      1,700.00    UNITED STATES    BOISE CASCADE CORP COM                     66,852.90       30.25        51,425.00          0.02%
      6,211.00    UNITED STATES    BROWNING FERRIS INDS INC COM              195,459.95       37.00       229,807.00          0.09%
      3,085.00    UNITED STATES    CHAMPION INTL CORP COM                    123,730.05       45.31       139,789.06          0.06%
      2,897.00    UNITED STATES    CYPRUS AMAX MINERALS CO COM                75,662.58       15.38        44,541.38          0.02%
      7,267.00    UNITED STATES    DOW CHEM CO COM                           505,173.53      101.50       737,600.50          0.30%
     36,274.00    UNITED STATES    DU PONT E I DE NEMOURS & CO             1,379,807.55       60.06     2,178,707.13          0.89%
      4,500.00    UNITED STATES    ENGELHARD CORP                             93,808.90       17.38        78,187.50          0.03%
      1,200.00    UNITED STATES    FMC CORP NEW COM                           84,849.00       67.31        80,775.00          0.03%
      6,636.00    UNITED STATES    FORT JAMES CORP COM                       227,719.94       38.25       253,827.00          0.10%
      5,800.00    UNITED STATES    FREEPORT MCMORAN COPPER B                 153,216.20       15.75        91,350.00          0.04%
      1,600.00    UNITED STATES    GENERAL SIGNAL CORP COM                    63,082.10       42.19        67,500.00          0.03%
      2,888.00    UNITED STATES    GEORGIA PAC CORP COM                      154,456.49       60.75       175,446.00          0.07%
      2,888.00    UNITED STATES    GEORGIA PAC CORP COM TIMBER                61,139.01       22.69        65,521.50          0.03%
      2,300.00    UNITED STATES    GOODRICH B F CO                            91,095.55       41.44        95,306.25          0.04%
      2,343.00    UNITED STATES    GRACE W R & CO DEL COM                    120,377.26       80.44       188,465.06          0.08%
      1,900.00    UNITED STATES    GREAT LAKES CHEM CORP COM                  91,244.30       44.88        85,262.50          0.03%
      1,600.00    UNITED STATES    HARNISCHFEGER INDS INC COM                 63,607.00       35.31        56,500.00          0.02%
      3,176.00    UNITED STATES    HERCULES INC COM                          140,620.80       50.06       158,998.50          0.07%
      4,600.00    UNITED STATES    HOMESTAKE MNG CO COM                       64,429.60        8.88        40,825.00          0.02%
      1,500.00    UNITED STATES    INLAND STL INDS INC COM                    30,392.50       17.13        25,687.50          0.01%
      9,610.00    UNITED STATES    INTERNATIONAL PAPER CO COM                373,929.88       43.13       414,431.25          0.17%
      3,400.00    UNITED STATES    LOUISIANA PAC CORP COM                     84,930.50       19.00        64,600.00          0.03%
      3,294.00    UNITED STATES    MEAD CORP COM                              86,852.13       28.00        92,232.00          0.04%
     13,152.00    UNITED STATES    MINNESOTA MNG & MFG CO COM                857,086.09       82.06     1,079,286.00          0.44%
     19,090.00    UNITED STATES    MONSANTO CO COM                           395,166.70       42.00       801,780.00          0.33%
        300.00    UNITED STATES    NACCO INDS INC CL A                        15,068.50      107.19        32,156.25          0.01%
      2,100.00    UNITED STATES    NALCO CHEM CO COM                          78,479.50       39.56        83,081.25          0.03%
      4,957.00    UNITED STATES    NEWMONT MNG CORP COM                      189,382.61       29.38       145,611.88          0.06%
      2,746.00    UNITED STATES    NUCOR CORP                                141,814.30       48.31       132,666.13          0.05%
      4,400.00    UNITED STATES    OWENS ILL INC NEW                         159,844.30       37.94       166,925.00          0.07%

      1,650.00    UNITED STATES    TEKTRONIX INC COM                          12,885.98
      5,700.00    UNITED STATES    TELLABS INC COM                           111,101.60
     12,728.00    UNITED STATES    TEXAS INSTRS INC COM                      198,075.40
      5,500.00    UNITED STATES    UNISYS CORP                                27,158.20
      7,442.00    UNITED STATES    UNITED TECHNOLOGIES CORP COM              148,588.68
     10,274.00    UNITED STATES    XEROX CORP COM                            247,634.02
     10,900.00    UNITED STATES    3COM CORP COM                            (158,965.15)
      3,440.00    UNITED STATES    AIR PRODS & CHEMS INC COM                  84,304.20
      5,500.00    UNITED STATES    ALLEGHENY TELEDYNE INC COM                 16,852.30
     17,798.00    UNITED STATES    ALLIED SIGNAL INC COM                     208,324.38
      5,550.00    UNITED STATES    ALUMINUM CO AMER COM                       93,174.52
      3,300.00    UNITED STATES    ARMCO INC                                   2,071.35
      1,281.00    UNITED STATES    ASARCO INC                                 (7,422.64)
      3,238.00    UNITED STATES    AVERY DENNISON CORP COM                    64,110.65
      7,200.00    UNITED STATES    BATTLE MTN GOLD CO COM                    (11,984.80)
      1,700.00    UNITED STATES    BEMIS INC COM                              11,772.15
      3,500.00    UNITED STATES    BETHLEHEM STL CORP COM                     (1,757.60)
      1,700.00    UNITED STATES    BOISE CASCADE CORP COM                    (15,427.90)
      6,211.00    UNITED STATES    BROWNING FERRIS INDS INC COM               34,347.05
      3,085.00    UNITED STATES    CHAMPION INTL CORP COM                     16,059.01
      2,897.00    UNITED STATES    CYPRUS AMAX MINERALS CO COM               (31,121.20)
      7,267.00    UNITED STATES    DOW CHEM CO COM                           232,426.97
     36,274.00    UNITED STATES    DU PONT E I DE NEMOURS & CO               798,899.58
      4,500.00    UNITED STATES    ENGELHARD CORP                            (15,621.40)
      1,200.00    UNITED STATES    FMC CORP NEW COM                           (4,074.00)
      6,636.00    UNITED STATES    FORT JAMES CORP COM                        26,107.06
      5,800.00    UNITED STATES    FREEPORT MCMORAN COPPER B                 (61,866.20)
      1,600.00    UNITED STATES    GENERAL SIGNAL CORP COM                     4,417.90
      2,888.00    UNITED STATES    GEORGIA PAC CORP COM                       20,989.51
      2,888.00    UNITED STATES    GEORGIA PAC CORP COM TIMBER                 4,382.49
      2,300.00    UNITED STATES    GOODRICH B F CO                             4,210.70
      2,343.00    UNITED STATES    GRACE W R & CO DEL COM                     68,087.80
      1,900.00    UNITED STATES    GREAT LAKES CHEM CORP COM                  (5,981.80)
      1,600.00    UNITED STATES    HARNISCHFEGER INDS INC COM                 (7,107.00)
      3,176.00    UNITED STATES    HERCULES INC COM                           18,377.70
      4,600.00    UNITED STATES    HOMESTAKE MNG CO COM                      (23,604.60)
      1,500.00    UNITED STATES    INLAND STL INDS INC COM                    (4,705.00)
      9,610.00    UNITED STATES    INTERNATIONAL PAPER CO COM                 40,501.37
      3,400.00    UNITED STATES    LOUISIANA PAC CORP COM                    (20,330.50)
      3,294.00    UNITED STATES    MEAD CORP COM                               5,379.87
     13,152.00    UNITED STATES    MINNESOTA MNG & MFG CO COM                222,199.91
     19,090.00    UNITED STATES    MONSANTO CO COM                           406,613.30
        300.00    UNITED STATES    NACCO INDS INC CL A                        17,087.75
      2,100.00    UNITED STATES    NALCO CHEM CO COM                           4,601.75
      4,957.00    UNITED STATES    NEWMONT MNG CORP COM                      (43,770.73)
      2,746.00    UNITED STATES    NUCOR CORP                                 (9,148.17)
      4,400.00    UNITED STATES    OWENS ILL INC NEW                           7,080.70


      1,962.00   UNITED STATES    PHELPS DODGE CORP COM                     125,708.95        62.25       122,134.50          0.05%
        886.00   UNITED STATES    POTLATCH CORP COM                          41,082.62        43.00        38,098.00          0.02%
      5,688.00   UNITED STATES    PPG INDS INC COM                          225,656.90        57.13       324,927.00          0.13%
      4,987.00   UNITED STATES    PRAXAIR INC COM                           146,676.68        45.00       224,415.00          0.09%
      2,300.00   UNITED STATES    REYNOLDS METALS CO COM                    132,296.00        60.00       138,000.00          0.06%
      2,000.00   UNITED STATES    ROHM & HAAS CO COM                        175,458.80        95.75       191,500.00          0.08%
      3,100.00   UNITED STATES    SIGMA ALDRICH CORP                         71,371.77        39.75       123,225.00          0.05%
      3,758.00   UNITED STATES    SOLUTIA INC COM                            32,715.31        26.69       100,291.63          0.04%
      3,100.00   UNITED STATES    STONE CONTAINER CORP COM                   45,568.30        10.44        32,356.25          0.01%
      1,800.00   UNITED STATES    TEMPLE INLAND INC COM                      91,970.80        52.31        94,162.50          0.04%
      2,156.00   UNITED STATES    UNION CAMP CORP COM                       106,762.80        53.69       115,750.25          0.05%
      3,887.00   UNITED STATES    UNION CARBIDE CORP COM                    115,554.50        42.94       166,898.06          0.07%
      2,685.00   UNITED STATES    USX U S STL GROUP COM                      78,369.31        31.25        83,906.25          0.03%
      3,200.00   UNITED STATES    WESTVACO CORP COM                          89,190.60        31.44       100,600.00          0.04%
      6,314.00   UNITED STATES    WEYERHAEUSER CO COM                       273,360.00        49.06       309,780.63          0.13%
      3,500.00   UNITED STATES    WILLAMETTE INDS INC                       118,799.50        32.19       112,656.25          0.05%
      3,000.00   UNITED STATES    WORTHINGTON INDS INC COM                   60,125.60        16.50        49,500.00          0.02%
      2,300.00   UNITED STATES    ADOBE SYS INC DEL COM                     103,812.70        41.25        94,875.00          0.04%
      1,300.00   UNITED STATES    ARMSTRONG WORLD INDS INC COM               88,919.80        74.75        97,175.00          0.04%
        800.00   UNITED STATES    BRIGGS & STRATTON CORP                     37,616.10        48.56        38,850.00          0.02%
      2,400.00   UNITED STATES    CASE CORP COM                             117,898.00        60.44       145,050.00          0.06%
     11,910.00   UNITED STATES    CATERPILLAR INC                           403,449.10        48.56       578,379.38          0.24%
        900.00   UNITED STATES    CENTEX CORP COM                            37,711.80        62.94        56,643.75          0.02%
      1,200.00   UNITED STATES    CINCINNATI MILACRON INC COM                27,086.50        25.94        31,125.00          0.01%
      3,837.00   UNITED STATES    COOPER INDS INC COM                       158,768.65        49.00       188,013.00          0.08%
      1,400.00   UNITED STATES    CRANE CO                                   52,415.16        43.38        60,725.00          0.02%
      1,200.00   UNITED STATES    CUMMINS ENGINE INC COM                     58,574.00        59.06        70,875.00          0.03%
      3,312.00   UNITED STATES    DANA CORP                                  99,634.60        47.50       157,320.00          0.06%
      7,946.00   UNITED STATES    DEERE & CO COM                            291,112.50        58.31       463,351.13          0.19%
      7,108.00   UNITED STATES    DOVER CORP COM                            127,474.48        36.13       256,776.50          0.11%
      2,509.00   UNITED STATES    EATON CORP                                135,864.63        89.25       223,928.25          0.09%
      2,000.00   UNITED STATES    ECHLIN INC                                 65,427.70        36.19        72,375.00          0.03%
     13,996.00   UNITED STATES    EMERSON ELEC CO COM                       536,404.60        56.44       789,899.25          0.32%
      2,621.00   UNITED STATES    FLUOR CORP                                150,076.25        37.38        97,959.88          0.04%
      1,300.00   UNITED STATES    FOSTER WHEELER CORP                        52,951.00        27.06        35,181.25          0.01%
      2,000.00   UNITED STATES    GENERAL DYNAMICS CORP COM                 132,490.00        86.44       172,875.00          0.07%
    104,810.00   UNITED STATES    GENERAL ELEC CO COM                     3,781,579.90        73.38     7,690,433.75          3.15%
      1,583.00   UNITED STATES    GRAINGER W W INC COM                      100,954.88        97.19       153,847.81          0.06%
      7,896.00   UNITED STATES    ILLINOIS TOOL WKS INC COM                 272,281.50        60.13       474,747.00          0.19%
      5,263.00   UNITED STATES    INGERSOLL RAND CO                         138,065.60        40.50       213,151.50          0.09%
      3,700.00   UNITED STATES    ITT INDS INC IND COM                       95,499.10        31.38       116,087.50          0.05%
      2,634.00   UNITED STATES    JOHNSON CTLS INC COM                      101,574.21        47.75       125,773.50          0.05%
      1,200.00   UNITED STATES    KAUFMAN & BROAD HOME CORP COM              17,342.80        22.44        26,925.00          0.01%
      2,300.00   UNITED STATES    NAVISTAR INTL CORP NEW COM                 39,415.00        24.81        57,068.75          0.02%
      2,100.00   UNITED STATES    NORTHROP GRUMMAN CORP COM                 158,598.30       115.00       241,500.00          0.10%
      1,700.00   UNITED STATES    OWENS CORNING COM                          68,877.80        34.13        58,012.50          0.02%
      2,604.00   UNITED STATES    PACCAR INC                                 87,368.80        52.50       136,710.00          0.06%

      1,962.00   UNITED STATES    PHELPS DODGE CORP COM                      (3,574.45)
        886.00   UNITED STATES    POTLATCH CORP COM                          (2,984.62)
      5,688.00   UNITED STATES    PPG INDS INC COM                           99,270.10
      4,987.00   UNITED STATES    PRAXAIR INC COM                            77,738.32
      2,300.00   UNITED STATES    REYNOLDS METALS CO COM                      5,704.00
      2,000.00   UNITED STATES    ROHM & HAAS CO COM                         16,041.20
      3,100.00   UNITED STATES    SIGMA ALDRICH CORP                         51,853.23
      3,758.00   UNITED STATES    SOLUTIA INC COM                            67,576.32
      3,100.00   UNITED STATES    STONE CONTAINER CORP COM                  (13,212.05)
      1,800.00   UNITED STATES    TEMPLE INLAND INC COM                       2,191.70
      2,156.00   UNITED STATES    UNION CAMP CORP COM                         8,987.45
      3,887.00   UNITED STATES    UNION CARBIDE CORP COM                     51,343.56
      2,685.00   UNITED STATES    USX U S STL GROUP COM                       5,536.94
      3,200.00   UNITED STATES    WESTVACO CORP COM                          11,409.40
      6,314.00   UNITED STATES    WEYERHAEUSER CO COM                        36,420.63
      3,500.00   UNITED STATES    WILLAMETTE INDS INC                        (6,143.25)
      3,000.00   UNITED STATES    WORTHINGTON INDS INC COM                  (10,625.60)
      2,300.00   UNITED STATES    ADOBE SYS INC DEL COM                      (8,937.70)
      1,300.00   UNITED STATES    ARMSTRONG WORLD INDS INC COM                8,255.20
        800.00   UNITED STATES    BRIGGS & STRATTON CORP                      1,233.90
      2,400.00   UNITED STATES    CASE CORP COM                              27,152.00
     11,910.00   UNITED STATES    CATERPILLAR INC                           174,930.28
        900.00   UNITED STATES    CENTEX CORP COM                            18,931.95
      1,200.00   UNITED STATES    CINCINNATI MILACRON INC COM                 4,038.50
      3,837.00   UNITED STATES    COOPER INDS INC COM                        29,244.35
      1,400.00   UNITED STATES    CRANE CO                                    8,309.84
      1,200.00   UNITED STATES    CUMMINS ENGINE INC COM                     12,301.00
      3,312.00   UNITED STATES    DANA CORP                                  57,685.40
      7,946.00   UNITED STATES    DEERE & CO COM                            172,238.63
      7,108.00   UNITED STATES    DOVER CORP COM                            129,302.02
      2,509.00   UNITED STATES    EATON CORP                                 88,063.62
      2,000.00   UNITED STATES    ECHLIN INC                                  6,947.30
     13,996.00   UNITED STATES    EMERSON ELEC CO COM                       253,494.65
      2,621.00   UNITED STATES    FLUOR CORP                                (52,116.37)
      1,300.00   UNITED STATES    FOSTER WHEELER CORP                       (17,769.75)
      2,000.00   UNITED STATES    GENERAL DYNAMICS CORP COM                  40,385.00
    104,810.00   UNITED STATES    GENERAL ELEC CO COM                     3,908,853.85
      1,583.00   UNITED STATES    GRAINGER W W INC COM                       52,892.93
      7,896.00   UNITED STATES    ILLINOIS TOOL WKS INC COM                 202,465.50
      5,263.00   UNITED STATES    INGERSOLL RAND CO                          75,085.90
      3,700.00   UNITED STATES    ITT INDS INC IND COM                       20,588.40
      2,634.00   UNITED STATES    JOHNSON CTLS INC COM                       24,199.29
      1,200.00   UNITED STATES    KAUFMAN & BROAD HOME CORP COM               9,582.20
      2,300.00   UNITED STATES    NAVISTAR INTL CORP NEW COM                 17,653.75
      2,100.00   UNITED STATES    NORTHROP GRUMMAN CORP COM                  82,901.70
      1,700.00   UNITED STATES    OWENS CORNING COM                         (10,865.30)
      2,604.00   UNITED STATES    PACCAR INC                                 49,341.20

      3,993.00   UNITED STATES    PALL CORP COM                               82,932.50       20.69        82,605.19          0.03%
      3,549.00   UNITED STATES    PARKER HANNIFIN CORP COM                    83,091.97       45.88       162,810.38          0.07%
      2,800.00   UNITED STATES    RAYCHEM CORP COM                           105,079.75       43.06       120,575.00          0.05%
      1,499.62   UNITED STATES    RAYTHEON CO CL A                            56,184.02       49.31        73,949.76          0.03%
     10,904.00   UNITED STATES    RAYTHEON CO CL B                           457,367.10       50.50       550,652.00          0.23%
      6,606.00   UNITED STATES    ROCKWELL INTL CORP NEW COM                 270,559.33       52.25       345,163.50          0.14%
      2,800.00   UNITED STATES    STANLEY WKS                                 90,858.80       47.19       132,125.00          0.05%
      5,491.00   UNITED STATES    TENNECO INC NEW COM                        222,668.86       39.50       216,894.50          0.09%
      5,198.00   UNITED STATES    TEXTRON INC COM                            192,893.18       62.50       324,875.00          0.13%
      4,700.00   UNITED STATES    THERMO ELECTRON CORP COM                   171,787.90       44.50       209,150.00          0.09%
      1,700.00   UNITED STATES    THOMAS & BETTS CORP COM                     75,802.80       47.25        80,325.00          0.03%
      2,000.00   UNITED STATES    TIMKEN CO                                   59,813.70       34.38        68,750.00          0.03%
      3,940.00   UNITED STATES    TRW INC                                    137,648.80       53.38       210,297.50          0.09%
      5,849.00   UNITED STATES    ALLTEL CORP                                174,344.88       41.06       240,174.56          0.10%
      5,978.00   UNITED STATES    AMERICAN ELEC PWR INC COM                  223,855.60       51.63       308,614.25          0.13%
      4,652.00   UNITED STATES    BALTIMORE GAS & ELEC CO COM                124,064.24       34.06       158,458.75          0.06%
     25,069.20   UNITED STATES    BELL ATLANTIC CORP COM                   1,452,706.66       91.00     2,281,297.20          0.93%
     31,848.00   UNITED STATES    BELLSOUTH CORP COM                       1,118,656.30       56.31     1,793,440.50          0.73%
      4,766.00   UNITED STATES    CAROLINA PWR & LT CO COM                   157,158.15       42.44       202,257.13          0.08%
      6,656.00   UNITED STATES    CENTRAL & SOUTH WEST CORP COM              157,509.70       27.06       180,128.00          0.07%
      4,917.00   UNITED STATES    CINERGY CORP COM                           139,906.83       38.31       188,382.56          0.08%
      1,800.00   UNITED STATES    COLUMBIA ENERGY GROUP COM                   93,121.05       78.56       141,412.50          0.06%
      7,427.00   UNITED STATES    CONSOLIDATED EDISON CO N Y INC             224,107.85       41.00       304,507.00          0.12%
      2,974.00   UNITED STATES    CONSOLIDATED NAT GAS CO COM                136,553.80       60.50       179,927.00          0.07%
      5,882.00   UNITED STATES    DOMINION RES INC VA COM                    224,857.35       42.56       250,352.63          0.10%
      4,514.00   UNITED STATES    DTE ENERGY CO COM                          128,928.60       34.69       156,579.38          0.06%
     11,351.00   UNITED STATES    DUKE ENERGY CORP COM                       439,861.05       55.38       628,561.63          0.26%
     12,126.00   UNITED STATES    EDISON INTL COM                            224,504.05       27.19       329,675.63          0.13%
      7,588.00   UNITED STATES    ENTERGY CORP NEW COM                       192,113.60       29.94       227,165.75          0.09%
      7,390.00   UNITED STATES    FIRSTENERGY CORP COM                       176,337.80       29.00       214,310.00          0.09%
      5,783.00   UNITED STATES    FPL GROUP INC COM                          234,719.38       59.19       342,281.31          0.14%
      3,800.00   UNITED STATES    GPU INC COM                                119,944.80       42.13       160,075.00          0.07%
     30,693.00   UNITED STATES    GTE CORP COM                             1,169,458.68       52.25     1,603,709.25          0.66%
      8,958.00   UNITED STATES    HOUSTON INDS INC COM                       183,626.38       26.69       239,066.63          0.10%
     22,382.00   UNITED STATES    MCI COMMUNICATIONS CORP COM                543,240.65       42.81       958,229.38          0.39%
      4,500.00   UNITED STATES    NIAGARA MOHAWK PWR CORP COM                 41,152.80       10.50        47,250.00          0.02%
      1,500.00   UNITED STATES    NICOR INC COM                               42,467.50       42.19        63,281.25          0.03%
      2,350.00   UNITED STATES    NORTHERN STS PWR CO MINN COM               107,909.65       58.25       136,887.50          0.06%
        850.00   UNITED STATES    ONEOK INC NEW COM                           23,119.48       40.38        34,318.75          0.01%
      5,200.00   UNITED STATES    P P & L RESOURCES INC COM                  122,938.40       23.94       124,475.00          0.05%
      2,500.00   UNITED STATES    PACIFIC ENTERPRISES COM                     77,500.00       37.63        94,062.50          0.04%
      9,334.00   UNITED STATES    PACIFICORP COM                             189,585.20       27.31       254,934.88          0.10%
      7,021.00   UNITED STATES    PECO ENERGY CO COM                         178,841.05       24.25       170,259.25          0.07%
      1,100.00   UNITED STATES    PEOPLES ENERGY CORP ILL COM                 38,597.00       39.38        43,312.50          0.02%
     13,781.00   UNITED STATES    PG&E CORP COM                              345,707.45       30.44       419,459.19          0.17%
      7,320.00   UNITED STATES    PUBLIC SVC ENTERPRISE GROUP                205,218.90       31.69       231,952.50          0.09%
     22,052.00   UNITED STATES    SOUTHERN CO COM                            476,256.70       25.88       570,595.50          0.23%

      3,993.00   UNITED STATES    PALL CORP COM                                 (327.31)
      3,549.00   UNITED STATES    PARKER HANNIFIN CORP COM                    79,718.41
      2,800.00   UNITED STATES    RAYCHEM CORP COM                            15,495.25
      1,499.62   UNITED STATES    RAYTHEON CO CL A                            17,765.74
     10,904.00   UNITED STATES    RAYTHEON CO CL B                            93,284.90
      6,606.00   UNITED STATES    ROCKWELL INTL CORP NEW COM                  74,604.17
      2,800.00   UNITED STATES    STANLEY WKS                                 41,266.20
      5,491.00   UNITED STATES    TENNECO INC NEW COM                         (5,774.36)
      5,198.00   UNITED STATES    TEXTRON INC COM                            131,981.82
      4,700.00   UNITED STATES    THERMO ELECTRON CORP COM                    37,362.10
      1,700.00   UNITED STATES    THOMAS & BETTS CORP COM                      4,522.20
      2,000.00   UNITED STATES    TIMKEN CO                                    8,936.30
      3,940.00   UNITED STATES    TRW INC                                     72,648.70
      5,849.00   UNITED STATES    ALLTEL CORP                                 65,829.68
      5,978.00   UNITED STATES    AMERICAN ELEC PWR INC COM                   84,758.65
      4,652.00   UNITED STATES    BALTIMORE GAS & ELEC CO COM                 34,394.51
     25,069.20   UNITED STATES    BELL ATLANTIC CORP COM                     828,590.54
     31,848.00   UNITED STATES    BELLSOUTH CORP COM                         674,784.20
      4,766.00   UNITED STATES    CAROLINA PWR & LT CO COM                    45,098.98
      6,656.00   UNITED STATES    CENTRAL & SOUTH WEST CORP COM               22,618.30
      4,917.00   UNITED STATES    CINERGY CORP COM                            48,475.73
      1,800.00   UNITED STATES    COLUMBIA ENERGY GROUP COM                   48,291.45
      7,427.00   UNITED STATES    CONSOLIDATED EDISON CO N Y INC              80,399.15
      2,974.00   UNITED STATES    CONSOLIDATED NAT GAS CO COM                 43,373.20
      5,882.00   UNITED STATES    DOMINION RES INC VA COM                     25,495.28
      4,514.00   UNITED STATES    DTE ENERGY CO COM                           27,650.78
     11,351.00   UNITED STATES    DUKE ENERGY CORP COM                       188,700.58
     12,126.00   UNITED STATES    EDISON INTL COM                            105,171.58
      7,588.00   UNITED STATES    ENTERGY CORP NEW COM                        35,052.15
      7,390.00   UNITED STATES    FIRSTENERGY CORP COM                        37,972.20
      5,783.00   UNITED STATES    FPL GROUP INC COM                          107,561.93
      3,800.00   UNITED STATES    GPU INC COM                                 40,130.20
     30,693.00   UNITED STATES    GTE CORP COM                               434,250.57
      8,958.00   UNITED STATES    HOUSTON INDS INC COM                        55,440.25
     22,382.00   UNITED STATES    MCI COMMUNICATIONS CORP COM                414,988.73
      4,500.00   UNITED STATES    NIAGARA MOHAWK PWR CORP COM                  6,097.20
      1,500.00   UNITED STATES    NICOR INC COM                               20,813.75
      2,350.00   UNITED STATES    NORTHERN STS PWR CO MINN COM                28,977.85
        850.00   UNITED STATES    ONEOK INC NEW COM                           11,199.27
      5,200.00   UNITED STATES    P P & L RESOURCES INC COM                    1,536.60
      2,500.00   UNITED STATES    PACIFIC ENTERPRISES COM                     16,562.50
      9,334.00   UNITED STATES    PACIFICORP COM                              65,349.68
      7,021.00   UNITED STATES    PECO ENERGY CO COM                          (8,581.80)
      1,100.00   UNITED STATES    PEOPLES ENERGY CORP ILL COM                  4,715.50
     13,781.00   UNITED STATES    PG&E CORP COM                               73,751.74
      7,320.00   UNITED STATES    PUBLIC SVC ENTERPRISE GROUP                 26,733.60
     22,052.00   UNITED STATES    SOUTHERN CO COM                             94,338.80

      8,110.00     UNITED STATES     TEXAS UTILS CO COM                        288,482.82        41.56        337,071.88      0.14%
     15,640.00     UNITED STATES     U S WEST COMMUNICATIONS GROUP             426,639.62        45.13        705,755.00      0.29%
      6,837.00     UNITED STATES     UNICOM CORP COM                           173,520.70        30.75        210,237.75      0.09%
      3,200.00     UNITED STATES     UNION ELEC CO COM                         123,120.40        43.25        138,400.00      0.06%
     28,800.00     UNITED STATES     WORLDCOM INC GA COM                       782,993.10        30.25        871,200.00      0.36%
      2,496.00     UNITED STATES     EASTMAN CHEM CO COM                       131,516.80        59.56        148,668.00      0.06%
          0.00                       DIVIDENDS RECEIVABLE                      331,719.42         1.00        331,719.42      0.14%
                                                                               ----------                     ----------      -----

                                             NET PORTFOLIO ASSETS         $157,855,988.50                $244,268,196.05    100.00%

      8,110.00     UNITED STATES     TEXAS UTILS CO COM                         48,589.06
     15,640.00     UNITED STATES     U S WEST COMMUNICATIONS GROUP             279,115.38
      6,837.00     UNITED STATES     UNICOM CORP COM                            36,717.05
      3,200.00     UNITED STATES     UNION ELEC CO COM                          15,279.60
     28,800.00     UNITED STATES     WORLDCOM INC GA COM                        88,206.90
      2,496.00     UNITED STATES     EASTMAN CHEM CO COM                        17,151.20
          0.00                       DIVIDENDS RECEIVABLE                            0.00

                                             NET PORTFOLIO ASSETS           86,412,207.55

                       CHAMPION INTERNATIONAL CORPORATION
                            HOURLY SAVINGS PLAN #158

                                FEIN: 13-1427390


                              FINANCIAL STATEMENTS
                                     AS OF
                           DECEMBER 31, 1997 AND 1996



                                 TOGETHER WITH
                                AUDITORS' REPORT

                       CHAMPION INTERNATIONAL CORPORATION

                            Hourly Savings Plan #158

                                FEIN: 13-1427390



                               TABLE OF CONTENTS



                                                                               Page(s)
                                                                               -------
Report of Independent Public Accountants                                         1

Statement of Net Assets Available for Benefits as of
    December 31, 1997                                                            2

Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 1997                                         3

Statement of Net Assets Available for Benefits as of
    December 31, 1996                                                            4

Notes to Financial Statements -
    December 31, 1997 and 1996                                                  5-10

Schedule I - Item 27 (a) Schedule of Assets Held for Investment
    Purposes - December 31, 1997                                               11-16

Schedule II -  Item 27 (d) Schedule of Reportable Transactions for
    the Year Ended December 31, 1997                                             17

Schedule III - Certification of Receipt of Annual Statement of Assets
    and Liabilities of Commingled Trust Funds                                  18-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To the Board of Directors and the
 Pension and Employee Benefits Committee of
  Champion International Corporation:

We have audited the accompanying statements of net assets available for benefits of the CHAMPION INTERNATIONAL CORPORATION HOURLY SAVINGS PLAN #158 as of December 31, 1997 and 1996 and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1997 and reportable transactions for the year ended December 31, 1997 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole. As explained in the notes thereto, information presented in the schedules of investments and reportable transactions does not disclose the historical cost of certain investments. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/ ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
  June 1, 1998

                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
                STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                            AS OF DECEMBER 31, 1997

                                                                Company Directed                       Participant Directed
                                                                ----------------  -------------------------------------------
                                                                                                                   S&P 500
                                                                    Company          Company        Stable          Index
                                                                  Stock Fund       Stock Fund     Value Fund         Fund
                                                                 ------------     ------------   ------------   -------------
INVESTMENTS (Notes 1, 2, 3 & 4):
    Common Stock, Champion
         International Corporation                               $21,779,775       $1,115,183    $   -           $   -
    Master Trust                                                   4,677,576           -             -               -
    Stock Funds                                                       -                -             -            35,205,572
    Fixed Income Investment Contracts                                 -                -          24,712,793         -
    Group Annuity Contract - Separate Account                         -                -          51,000,010         -
    Cash and Short Term Investments                                  828,182           -           2,327,644         -
    Loans Receivable From Participants                                -                -             -               -
                                                                 -----------       ----------    -----------     -----------
                                                                  27,285,533        1,115,183     78,040,447      35,205,572
                                                                 -----------       ----------    -----------     -----------

RECEIVABLES (PAYABLES):
    Accrued Interest and Dividends                                    24,911           -             445,171         -
    Pending Transactions                                            (309,516)          -             -               -
                                                                 -----------       ----------    -----------     -----------
                                                                    (284,605)          -             445,171         -
                                                                 -----------       ----------    -----------     -----------

DUE TO CHAMPION INTERNATIONAL
    CORPORATION SALARIED SAVINGS
    PLAN #077 (Note 7)                                              (272,356)          -          (1,388,774)       (363,078)
                                                                 -----------       ----------    -----------     -----------

NET ASSETS AVAILABLE FOR PLAN BENEFITS                           $26,728,572       $1,115,183    $77,096,844     $34,842,494
                                                                 ===========       ==========    ===========     ===========

                                                                           Participant Directed
                                                                 --------------------------------------------
                                                                     Small          Int'l.         Employee
                                                                    Company        Equities          Loan        December 31,
                                                                  Index Fund      Index Fund         Fund           1997
                                                                 ------------    ------------    ------------   --------------
INVESTMENTS (Notes 1, 2, 3 & 4):
    Common Stock, Champion
         International Corporation                               $    -          $    -          $    -         $  22,894,958
    Master Trust                                                      -               -               -             4,677,576
    Stock Funds                                                    7,681,685       3,449,836          -            46,337,093
    Fixed Income Investment Contracts                                 -               -               -            24,712,793
    Group Annuity Contract - Separate Account                         -               -               -            51,000,010
    Cash and Short Term Investments                                       24               2          -             3,155,852
    Loans Receivable From Participants                                -               -           12,466,841       12,466,841
                                                                 -----------     -----------    ------------    -------------
                                                                   7,681,709       3,449,838      12,466,841      165,245,123
                                                                 -----------     -----------    ------------    -------------

RECEIVABLES (PAYABLES):
    Accrued Interest and Dividends                                    -               -               -               470,082
    Pending Transactions                                              -               -               -              (309,516)
                                                                 -----------     -----------    ------------    -------------
                                                                      -               -               -               160,566
                                                                 -----------     -----------    ------------    -------------

DUE TO CHAMPION INTERNATIONAL
 CORPORATION SALARIED SAVINGS
    PLAN #077 (Note 7)                                                (4,554)         (3,591)         -            (2,032,353)
                                                                 -----------     -----------    ------------    -------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS                           $ 7,677,155     $ 3,446,247    $ 12,466,841    $ 163,373,336
                                                                 ===========     ===========    ============    =============

                The accompanying notes to financial statements
                   are an integral part of these statements.

                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
           Statement of Changes in Net Assets Available for Benefits
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                                                           Company Directed               Participant Directed
                                                           ----------------  ---------------------------------------------------
                                                                                                        S&P 500        Small
                                                               Company        Company      Stable        Index        Company
                                                              Stock Fund     Stock Fund   Value Fund      Fund       Index Fund
                                                              ----------     ----------   ----------   ---------    ------------
CONTRIBUTIONS (Note 1):
    Company                                                $ 5,070,957       $        -   $         -  $         -   $        -
    Employees                                                        -           20,973    15,939,599    7,323,743    1,982,727
                                                           -----------       ----------   -----------  -----------   ----------
                                                             5,070,957           20,973    15,939,599    7,323,743    1,982,727
                                                           -----------       ----------   -----------  -----------   ----------
INVESTMENT INCOME (LOSS) (Notes 1, 2, 3 & 4):
    Dividends and Interest                                     157,383              125     5,199,159            -            -
    Net Realized and Unrealized Gain (Loss)
        on Investments                                         931,512         (222,216)            -    6,733,660    1,377,081
    Master Trust                                               273,060                -             -            -            -
                                                           -----------       ----------   -----------  -----------   ----------
                                                             1,361,955         (222,091)    5,199,159    6,733,660    1,377,081
                                                           -----------       ----------   -----------  -----------   ----------
WITHDRAWALS (Note 8):
    Company Contributions                                   (1,585,874)               -             -            -            -
    Employee Contributions                                           -             (680)   (5,484,247)  (1,207,555)    (431,039)
    Master Trust                                              (212,884)               -             -            -            -
                                                           -----------       ----------   -----------  -----------   ----------
                                                            (1,798,758)            (680)   (5,484,247)  (1,207,555)    (431,039)
                                                           -----------       ----------   -----------  -----------   ----------
CONTRIBUTIONS AND INVESTMENT
    INCOME OVER  (UNDER) WITHDRAWALS                         4,634,154         (201,798)   15,654,511   12,849,848    2,928,769
                                                           -----------       ----------   -----------  -----------   ----------
TRANSFERS BETWEEN FUNDS                                       (942,585)       1,316,981    (9,588,289)   6,640,639       40,336
                                                           -----------       ----------   -----------  -----------   ----------
TRANSFERS BETWEEN PLANS (Note 7):
    To Champion International Corporation
         Salaried Savings Plan #077                           (579,006)               -    (2,111,350)    (734,093)     (81,255)
    From Champion International Corporation
         Salaried Savings Plan #077                            256,630                -     1,587,578      343,629      114,183
                                                           -----------       ----------   -----------  -----------   ----------
                                                              (322,376)               -      (523,772)    (390,464)      32,928
                                                           -----------       ----------   -----------  -----------   ----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS
    Beginning of Year                                       23,359,379                -    71,554,394   15,742,471    4,675,122
                                                           -----------       ----------   -----------  -----------   ----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS
    End of Year                                            $26,728,572       $1,115,183   $77,096,844  $34,842,494   $7,677,155
                                                           ===========       ==========   ===========  ===========   ==========


                                                              Participant Directed
                                                         -------------------------------
                                                             Int'l.           Employee       Year Ended
                                                            Equities            Loan         December 31,
                                                           Index Fund           Fund            1997
                                                         --------------      -----------     ------------
CONTRIBUTIONS (Note 1):
    Company                                              $        -          $         -     $  5,070,957
    Employees                                             1,068,997                    -       26,336,039
                                                         ----------          -----------     ------------
                                                          1,068,997                    -       31,406,996
                                                         ----------          -----------     ------------
INVESTMENT INCOME (LOSS) (Notes 1, 2, 3 & 4):
    Dividends and Interest                                        -              909,867        6,266,534
    Net Realized and Unrealized Gain (Loss)
        on Investments                                       24,233                    -        8,844,270
    Master Trust                                                  -                    -          273,060
                                                         ----------          -----------     ------------
                                                             24,233              909,867       15,383,864
                                                         ----------          -----------     ------------
WITHDRAWALS (Note 8):
    Company Contributions                                         -                    -       (1,585,874)
    Employee Contributions                                 (231,391)            (192,857)      (7,547,769)
    Master Trust                                                  -                    -         (212,884)
                                                         ----------          -----------     ------------
                                                           (231,391)            (192,857)      (9,346,527)
                                                         ----------          -----------     ------------
CONTRIBUTIONS AND INVESTMENT
    INCOME OVER  (UNDER) WITHDRAWALS                        861,839              717,010       37,444,333
                                                         ----------          -----------     ------------
TRANSFERS BETWEEN FUNDS                                    (380,399)           2,913,317                -
                                                         ----------          -----------     ------------
TRANSFERS BETWEEN PLANS (Note 7):
    To Champion International Corporation
         Salaried Savings Plan #077                         (50,764)                   -       (3,556,468)
    From Champion International Corporation
         Salaried Savings Plan #077                          60,530                    -        2,362,550
                                                         ----------          -----------     ------------
                                                              9,766                    -       (1,193,918)
                                                         ----------          -----------     ------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS
    Beginning of Year                                     2,955,041            8,836,514      127,122,921
                                                         ----------          -----------     ------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS
    End of Year                                          $3,446,247          $12,466,841     $163,373,336
                                                         ==========          ===========     ============

                The accompanying notes to financial statements
                   are an integral part of these statements.

                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
                STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                            AS OF DECEMBER 31, 1996

                                                        Company Directed                         Participant Directed
                                                        ----------------  ------------------------------------------------------
                                                                                         S&P 500        Small       Int'l.
                                                            Company         Stable        Index        Company     Equities
                                                           Stock Fund     Value Fund       Fund      Index Fund   Index Fund
                                                        ---------------   ----------  ------------  ------------  --------------
INVESTMENTS (Notes 1, 2, 3 & 4):
    Common Stock, Champion
         International Corporation                           $18,021,886   $        -    $        -    $       -    $       -
    Master Trust                                               4,617,400            -             -            -            -
    Stock Funds                                                        -            -    15,742,471    4,675,098    2,955,039
    Fixed Income Investment Contracts                                  -   24,865,765             -            -            -
    Group Annuity Contract - Separate Account                          -   44,635,812             -            -            -
    Cash and Short Term Investments                              696,087    2,045,689             -           24            2
    Loans Receivable From Participants                                 -            -             -            -            -
                                                              ----------   ----------    ----------    ---------    ---------
                                                              23,335,373   71,547,266    15,742,471    4,675,122    2,955,041

INTEREST AND DIVIDENDS RECEIVABLE:                                24,006        7,128             -            -            -
                                                             -----------  -----------  ------------  -----------  -----------

NET ASSETS AVAILABLE FOR PLAN
    BENEFITS                                                 $23,359,379  $71,554,394   $15,742,471   $4,675,122   $2,955,041
                                                             ===========  ===========   ===========   ==========   ==========

                                                        -------------
                                                          Employee
                                                            Loan          December 31,
                                                            Fund              1996
                                                        -------------     ------------
INVESTMENTS (Notes 1, 2, 3 & 4):
    Common Stock, Champion
         International Corporation                      $        -        $ 18,021,886
    Master Trust                                                 -           4,617,400
    Stock Funds                                                  -          23,372,608
    Fixed Income Investment Contracts                            -          24,865,765
    Group Annuity Contract - Separate Account                    -          44,635,812
    Cash and Short Term Investments                              -           2,741,802
    Loans Receivable From Participants                   8,836,514           8,836,514
                                                       -----------         -----------
                                                         8,836,514         127,091,787

INTEREST AND DIVIDENDS RECEIVABLE:                               -              31,134
                                                        ----------        ------------

NET ASSETS AVAILABLE FOR PLAN
    BENEFITS                                            $8,836,514        $127,122,921
                                                       ===========        ============

                The accompanying notes to financial statements
                   are an integral part of these statements.

                      CHAMPION INTERNATIONAL CORPORATION

                           HOURLY SAVINGS PLAN #158

                               FEIN: 13-1427390

                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996


(1)  Plan Description
     ----------------

     The following description of the Champion International Corporation Hourly Savings Plan #158 (the Plan) provides only general information. Reference should be made to the Plan agreement for a more complete description of the Plan's provisions.

     The Plan, which became effective on January 1, 1989, is a contributory savings plan available to hourly employees of Champion International Corporation (the Company). The Plan includes a 401(k) savings option allowing participants to contribute before-tax compensation as well as after-tax compensation.

     Participants may contribute up to a maximum of 16% of their compensation, subject to certain limitations. Qualified participant contributions are invested in either the Stable Value Fund, the S&P 500 Index Fund, the Small Company Index Fund, or the International Equities Index Fund, at the participants' discretion. Effective October 1, 1997, qualified participant contributions also may be invested directly in the Company's common stock. Earnings for the funds are based upon the performance of the funds' underlying assets.

     The Company matches the participants' contributions to the Plan up to a certain amount per year as specified in the applicable collective bargaining arrangement. Company contributions are invested in the Company's common stock. Participants vest in the Company contribution based upon years of service with the Company.

     Participants are permitted to borrow against their account balances and their vested portions of the Company stock fund contributions. The terms and conditions of these loans are established to be in compliance with applicable laws and regulations. The interest rate charged to participants in 1997 and 1996 was prime at origination plus 1%. Principal and interest are paid ratably through monthly payroll deductions.

     Effective June 30, 1995, Champion International Corporation Stock Ownership Plan #078 (Plan #078) was merged into the Champion International Corporation Salaried Savings Plan #077 (Plan #077) and the Champion International Corporation Hourly Savings Plan #158, as applicable. The net assets of Plan #078 were transferred to a Master Trust for which State Street Bank and Trust Company now acts as trustee. Assets of the Master Trust consist of shares of the Company's common stock, the valuation of which is based on market prices. Benefit payments are credited and charged directly to each plan. Investment income of the Master Trust, which includes dividend income and realized and unrealized gains and losses, is allocated to each plan by the trustee based upon the Master Trust units of participation held by each Plan. As of December 31, 1997 and 1996, the Plan's investment approximated 65% of the assets held in the Master Trust.

     ----------------

     The Plan is administered by the Company through the Pension and Employee Benefits Committee (PEBC) and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Certain investment management expenses are paid by the Plan while other administrative expenses are paid by the Company and are not included in the accompanying financial statements.

     Effective April 1, 1997, State Street Bank and Trust Company was named the Plan's trustee. Prior to April 1, 1997, the Plan's trustee was The Northern Trust Company.

     ADP Administrative Solutions Group (formerly known as William Mercer, Inc.) performs certain administrative and record keeping functions of the Plan. Participants have the ability to initiate transactions directly impacting their account balances over the telephone. Such transactions are posted to participants' accounts on a daily basis at the applicable investment fund's net asset value as reported by the trustee.

(2)  Significant Accounting Policies
     -------------------------------

     (a)  Investment Valuation and Income Recognition -- Cash and cash
          -------------------------------------------
          equivalents are stated at cost which approximates market value. The Company's common stock is valued at the closing market price at yearend. Investments in the fixed income investment contracts and the group annuity contract separate account are valued at contract ("book") value, defined as the sum of contributions less withdrawals plus credited interest. Commingled funds are stated at market value as determined by the trustee. Loans receivable from participants are valued at cost which approximates fair value. Realized and unrealized valuation gains and losses are reflected currently in the Statement of Changes in Net Assets Available for Benefits.

     (b)  Basis of Accounting  -- The Plan uses the accrual basis of accounting.
          -------------------

     (c)  Payment of Benefits -- Benefits are recorded when paid.
          -------------------

     (d)  Use of Estimates -- The preparation of financial statements in
          ----------------
          conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

     (e)  Reclassifications - Certain amounts in the 1996 financial statements
          -----------------
          have been reclassified to conform with the 1997 presentation.

(3)  Investments
     -----------

     The following summarizes the nature of the underlying assets which comprise the investment portfolio of the Plan's Company Stock Fund, Stable Value Fund, S&P 500 Index Fund, Small Company Index Fund, and International Equities Index Fund:

       Investment Fund           Investment                 Underlying Assets
     --------------------    ----------------            -----------------------
     Company Stock Fund      Common Stock                Champion International
                                                         Corporation Common
                                                         Stock

     Stable Value Fund       Fixed Income Investment     Pool of investment
                             Contracts                   contracts issued by a
                                                         diversified list of
                                                         insurance companies

                             Group Annuity Contract -    Portfolio of investment
                             Separate Account            grade fixed income
                                                         securities, including
                                                         but not limited to,
                                                         U.S. Treasuries, U.S.
                                                         Government Agency notes
                                                         and mortgages,
                                                         corporate securities,
                                                         asset-backed
                                                         securities, Canadian
                                                         Yankees and cash
                                                         equivalents

     S&P 500 Index Fund      Commingled Fund             Common stocks of large
                                                         companies in a wide
                                                         variety of industries
                                                         (managed by
                                                         Metropolitan Life
                                                         Insurance Company)

     Small Company           Commingled Fund             Common stocks of small
      Index Fund                                         U.S. companies in a
                                                         wide variety of
                                                         industries (managed by
                                                         Barclays Global
                                                         Investors, N.A.)

     International Equities  Commingled Fund             Common stocks of
      Index Fund                                         primarily established,
                                                         medium to large
                                                         companies based in
                                                         economically developed
                                                         countries outside of
                                                         the U.S. (managed by
                                                         Barclays Global
                                                         Investors, N.A.)


     -----------

     A summary of the Plan's investments (excluding cash and short term investments and participant loans) follows:

                                                                                 Fair Value at December 31,
                                                                        ---------------------------------------------
                                                                                1997                    1996
                                                                        --------------------   ----------------------
Common Stock, Champion International Corporation                             $22,894,958              $18,021,886
                                                                             ===========              ===========

Master Trust                                                                 $ 4,677,576              $ 4,617,400
                                                                             ===========              ===========
Stable Value Funds:
  Fixed Income Investment Contracts:
     Metropolitan Life Insurance Company
         8.30%, 55%  of the balance maturing on
          12/15/98; 65% of the remaining balance
          maturing on 12/15/99 and the remainder
          of the balance maturing on 12/15/00                                $ 6,394,656             $ 7,487,882
         7.58%, matured 50% on 7/1/96 and 50%
           on 7/1/97                                                                   -               1,779,265
     John Hancock Mutual Life Insurance Company
         8.30%, 43% maturing on 12/15/98; 50% maturing
          on 7/1/99 and the remainder of the contract
          maturing on 6/30/00                                                  6,394,534               7,487,652
     Providian Capital Management
         6.83%, maturing on 6/30/01                                            4,081,917                       -
     Principal Mutual Life Insurance Company
         6.83% maturing on 12/31/01                                            2,261,779                       -
     The Prudential Insurance Company of America
         9.15%, matured 50% on 7/1/96 and
          50% on 7/1/97                                                                -               1,383,409
     Massachusetts Mutual Life Insurance Company
         9.10%, matured 50% on 7/1/96 and  50%
          on 7/1/97                                                                    -               1,358,281
     New York Life Insurance Company
         7.60%, matured 50% on 7/1/96 and 50%
          on 7/1/97                                                                    -               1,428,250
         6.66%, maturing 7/1/98                                                3,318,039               3,941,026
         6.84%, maturing 9/30/01                                               2,261,868                       -
                                                                             -----------             -----------
                                                                             $24,712,793             $24,865,765
                                                                             -----------             -----------
   Group Annuity Contract - Fair Value                                        53,813,121              45,627,689
   Less: Excess of Separate Account over Contract Value                       (2,813,111)               (991,877)
                                                                             -----------             -----------
   Group Annuity Contract - Contract Value                                    51,000,010              44,635,812
                                                                             -----------             -----------
                                                                             $75,712,803             $69,501,577
                                                                             ===========             ===========
 Stock Funds:
   Metropolitan Life Insurance Company
         S&P 500 Commingled Fund                                             $35,205,572             $15,742,471

   Barclays Global Investors, N.A.
         Extended Equity Market Fund K                                         7,681,685               4,675,098
         EAFE Equity Index Fund K                                              3,449,836               2,955,039
                                                                             -----------             -----------
                                                                             $46,337,093             $23,372,608
                                                                             ===========             ===========

     -----------

     The Plan's investments include $24,712,793 and $24,865,765 of investment contracts with various insurance companies, which have been reported at contract value as of December 31, 1997 and 1996, respectively. The insurance companies credit the Plan's account with contributions and earnings on the underlying investments and charge the Plan for withdrawals and administrative expenses. In some cases, limitations on the liquidity guarantees provided under the investment contracts can be imposed in the event of plan amendments, mergers, sales, plan termination, layoff or other employer initiated events. The fair value of these investment contracts was estimated to be approximately $25,539,000 and $25,678,000 at December 31, 1997 and 1996, respectively. The fair value of the Plan's investment contracts was estimated by the Company using a discounted cash flow analysis with an assumed discount rate of 6.25% and 6.5% at December 31, 1997 and 1996, respectively. The average yield for these contracts, all of which had fixed interest rate terms, during 1997 was 7.3% while the crediting interest rate ranged from 6.66% to 8.30% at December 31, 1997 and from 6.66% to 9.15% at December 31, 1996.

     Effective January 3, 1994, the Company entered into a Group Annuity Contract (the Contract) with Metropolitan Life Insurance Company (MetLife) on behalf of the Plan. Among other things, the Contract provides that MetLife maintain a Separate Account, consisting of a portfolio of diversified investment grade fixed income securities on behalf of the Plan and the Champion International Salaried Savings Plan #077. The fair market value of the portfolio of investments, at any point in time, represents the market value of the Separate Account. At December 31, 1997 and 1996, the Plan's interest in the Separate Account had a fair market value of $53,813,121 and $45,627,689, respectively. The book value of the Contract, at any point in time, represents the amount deposited into the Separate Account on behalf of the Plan, plus interest credited, at rates established every six months by MetLife minus any withdrawals and transfers out of the fund. Interest was credited at a rate of 6.95% and 6.93% during the periods January 1, 1997 through June 30, 1997 and July 1, 1997 through December 31, 1997, respectively. The Contract's book value is guaranteed by MetLife and totaled $51,000,010 and $44,635,812 at December 31, 1997 and 1996,
     respectively. The fair market value of the Plan's interest in the Separate Account exceeded the Contract's book value by $2,813,111 and $991,877 at December 31, 1997 and 1996, respectively, and the difference is reflected in the preceding investment summary as "Excess of Separate Account Over Contract Value".

(4)  Priorities Upon Termination of the Plan
     ---------------------------------------

     Upon termination of the Plan, participants become fully vested in their individual accounts.

(5)  Forfeited Accounts
     ------------------

     At December 31, 1997 cumulative forfeited non-vested accounts totaled approximately $59,000. Forfeited amounts are used to reduce future Company contributions. During 1997, Company contributions to the Plan were reduced by approximately $30,000 as a result of forfeited non-vested accounts.

(6)  Tax Exempt Status
     -----------------

     The trust established for the Plan is qualified under the Internal Revenue Code (IRC) as exempt from Federal income taxes. The Plan, as amended through January 1, 1994, has received a favorable determination letter from the Internal Revenue Service dated February 13, 1996. The Plan has since been amended and restated, effective July 1, 1994, and has filed for a new determination letter. The plan administrator believes that the Plan is designed and is being operated in compliance with the applicable requirements of the IRC. Therefore, the plan administrator believes that the Plan is a qualified plan under the IRC and the related trust is tax exempt as of December 31, 1996 and 1997 and for the year ended December 31, 1997.

(7)  Transfers Between Plans
     -----------------------

     The Company transfers participant account balances and the related assets between the Plan and Plan #077 for participants who have changed employment (i.e., hourly or salaried) status. In connection therewith, certain participant account transfers, totaling approximately $2 million were in process at December 31, 1997 and are reflected in the accompanying Statement of Net Assets Available for Benefits as "Due to Champion International Corporation Salaried Savings Plan". The participant balances and related assets will be transferred to Plan #077 in 1998.

(8)  Restructuring and Divestiture Program
     -------------------------------------

     On October 7, 1997, the Company approved a program to maximize total shareholder return by focusing on strategic businesses, increasing profitability and improving financial discipline. As part of this program, the Company announced its intention to divest several non-strategic product segments. These product segments include the newsprint, recycling, coated and uncoated groundwood specialty papers, premium papers, specialty uncoated papers, and liquid packaging and bleached board businesses. Also to be divested are 325,000 acres of timberlands. Additionally, the Company plans to reduce its worldwide workforce in the businesses remaining after the divestitures by 11%, or approximately 2,000 positions, by the end of 1999.

     On June 1, 1998 the Company announced that the divestiture of its newsprint mills in Sheldon and Lufkin, Texas along with three recycling centers had been completed. Plan participants at these locations were fully vested in their account balances at June 1, 1998.

     Participant withdrawals may result from the aforementioned program.

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
                              COMPANY STOCK FUND
                       COMPANY AND PARTICIPANT DIRECTED
                               DECEMBER 31, 1997

                      Identity of Issuer/                                 Shares/                               Current
                       Asset Description                                 Par Value           Cost                Value
------------------------------------------------------------------    ---------------     -----------         ------------
*State Street Bank and Trust Company,
    Government STIF                                                       828,182         $   828,182         $    828,182
                                                                                          ===========         ============


*State Street Bank and Trust Company
    Champion International Corporation, Common
  Stock                                                                   505,268         $18,587,011          $22,894,958
                                                                                          ===========          ===========

     *    Represents a transaction with a Party-in-Interest

                                                                      Schedule I

         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
                               STABLE VALUE FUND
                               DECEMBER 31, 1997

                      Identity of Issuer/                           Shares/                                Current
                       Asset Description                           Par Value            Cost                Value
-------------------------------------------------------        ----------------    ------------        --------------
Fixed Income Investment Contracts:
  Metropolitan Life Insurance Company --
       GAC 13944, 8.30%, 55% of the balance maturing
         on 12/15/98; 65% of the remaining balance
         maturing on 12/15/99 and the remainder of the
         balance maturing on 12/15/00                                    -        $ 6,394,656          $ 6,394,656

  John Hancock Mutual Life Insurance Company --
       GAC 7561, 8.30%, 43% of the balance maturing
         on 12/15/98; 50% of the remaining balance
         maturing on 7/1/99 and the remainder of
         the balance maturing on 6/30/00                                 -          6,394,534            6,394,534

  Providian Capital Management --
       Contract BDA00731FR, 6.83%
         maturing 6/30/01                                                -          4,081,917            4,081,917

  Principal Mutual Life Insurance Company --
       GAC 4-28880-2, 6.83%,
         maturing 12/31/01                                               -          2,261,779            2,261,779

  New York Life Insurance Company --
       GAC 6346-003, 6.84%,
         maturing 9/30/01                                                -          2,261,868            2,261,868
       GAC 6346-002, 6.66%, maturing 7/1/98                              -          3,318,039            3,318,039
                                                                                  -----------          -----------
                                                                                  $24,712,793          $24,712,793
                                                                                  ===========          ===========
Group Annuity Contract (Separate Account 176):
  Metropolitan Life Insurance Company --
  Fair Value of Separate Account                                                      (A)              $53,813,121
  Less: Excess of Fair Value over Contract Value                                                        (2,813,111)
                                                                                                       -----------
  Contract Value                                                                                       $51,000,010
                                                                                                       ===========
Cash and Short Term Investments:
  * State Street Bank and  Trust Company --
         Government STIF                                         2,327,644        $ 2,327,644          $ 2,327,644
                                                                                  ===========          ===========

(A) Cost of investments information is not furnished to the Plan by Metropolitan Life Insurance Company.
*    Represents a transaction with a Party-in-Interest

                                                                      Schedule I

         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
                              S&P 500 INDEX FUND
                               DECEMBER 31, 1997


                    Identity of Issuer/                     Shares/                                  Current
                     Asset Description                     Par Value             Cost                 Value
-------------------------------------------------------    -------------------   ----------------    --------------
Metropolitan Life Insurance Company,
   S&P 500 Commingled Fund                                         (A)                 (A)            $35,205,572
                                                                                 ================    =============

(A) Cost of investments information is not furnished to the Plan by Metropolitan Life Insurance Company.

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
                           SMALL COMPANY INDEX FUND
                               DECEMBER 31, 1997

                    Identity of Issuer/                           Shares/                                Current
                     Asset Description                           Par Value            Cost                Value
------------------------------------------------------        ---------------     ------------       -------------
Barclays Global Investors, N.A.,
    Extended Equity Market Fund K                                 404,785         $6,102,735         $7,681,685
                                                                                  ==========         ==========
Barclays Global Investors, N.A.,
    Money Market Fund, Employee Benefit Trust                          24         $       24         $       24
                                                                                  ==========         ==========

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
                       INTERNATIONAL EQUITIES INDEX FUND
                               DECEMBER 31, 1997

                      Identity of Issuer/                           Shares/                              Current
                       Asset Description                           Par Value           Cost               Value
------------------------------------------------------        ---------------     ------------       -------------
Barclays Global Investors, N.A.,
    EAFE Equity Index Fund K                                     271,866          $3,335,152         $3,449,836
                                                                                  ==========         ==========

Barclays Global Investors, N.A.,
    Money Market Fund, Employee Benefit Trust                          2          $        2         $        2
                                                                                  ==========         ==========

                                                                      Schedule I


         ITEM 27 (A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN: 13-1427390
                              EMPLOYEE LOAN FUND
                               DECEMBER 31, 1997


                     Identity of Issuer/                           Shares/                                Current
                      Asset Description                           Par Value            Cost                Value
----------------------------------------------------------------  -------------------  ------------------ -----------
* Participant Loans, Interest at Prime + 1% at
    Origination (interest rates on loans ranged from
    7.0% to 10.0% at December 31, 1997), secured by
    applicable participants' vested accrued benefits                   -               $12,466,841        $12,466,841
                                                                                       ===========        ===========


*  Represents a transaction with a Party-in-Interest

               ITEM 27 (D) - SCHEDULE OF REPORTABLE TRANSACTIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                      CHAMPION INTERNATIONAL CORPORATION
                               FEIN: 13-1427390
                           HOURLY SAVINGS PLAN #158


                                                                                             EXPENSE
                                               NUMBER                                        INCURRED
                                                 OF          PURCHASE       SELLING          WITH         COST OF        NET GAIN
             DESCRIPTION OF ASSET            TRANSACTIONS    PRICE (A)      PRICE (A)      TRANSACTIONS    ASSET         OR (LOSS)
----------------------------------------  ----------------- ------------ -------------   --------------- ------------- ------------
Metropolitan Life Insurance Company
  MetLife S&P 500 Commingled Fund
    Separate Account 197                          471        $20,429,372    $        -     $        -     $20,429,372    $        -
                                                                                                    -
  MetLife S&P 500 Commingled Fund
    Separate Account 197                          375                  -     7,087,155              -       5,368,749     1,718,408
  Contract 12785                                    4                  -       127,108              -         127,108             -
  Contract 12785                                    3             30,886             -              -          30,886             -
  Contract 13944                                   22                  -     4,452,097              -       4,452,097             -
  Contract 13944                                   10            404,061             -              -         404,061             -
  Separate Account 176                             22         10,219,670             -              -      10,219,670             -
  Separate Account 176                             16                  -     5,281,257              -       5,281,257             -

Barclays Global Investors, N.A.
  Extended Equity Market Fund K                   407          4,468,982             -              -       4,468,982             -
  Extended Equity Market Fund K                   397                  -     2,674,650              -       2,155,870       518,780

State Street Bank and Trust Company
  Government STIF                                  74          5,769,135             -               -      5,769,135             -
  Government STIF                                  96                  -     5,614,652               -      5,614,652             -

(A) The current value of all assets acquired or disposed of, at the time of acquisition or disposition, is equal to the purchase price or selling price, respectively.

                                  Schedule II

                                                                    Schedule III


                      CHAMPION INTERNATIONAL CORPORATION
                           HOURLY SAVINGS PLAN #158
                               FEIN:  13-1427390
            CERTIFICATION OF RECEIPT OF ANNUAL STATEMENT OF ASSETS
                   AND LIABILITIES OF COMMINGLED TRUST FUNDS


In accordance with 29 CFR 2520.103-9, the Pension and Employee Benefits Committee (PEBC) of Champion International Corporation hereby certifies that subject savings plan (the Plan) is in receipt of the most recent annual statement of assets and liabilities of the collective trust funds in which the Plan has an investment.

In addition, a notice has been received by the PEBC from State Street Bank and Trust Company informing the Plan that the proper procedure will be followed in filing a copy of the most recent annual statement of assets and liabilities of State Street Bank and Trust Company Government Short Term Investment Fund, in which the Plan has an investment, with the Department of Labor. The Employer Identification Number of the fund is 04-1867445 and the filing will be made by June 30, 1998.

At December 31, 1997, the Plan had investments in MetLife Separate Account 176 and MetLife Separate Account 197, pooled separate accounts of the Metropolitan Life Insurance Company. Asset listings of Separate Account 176 (Group Annuity Contract - Separate Account) and Separate Account 197 (S&P 500 Index Fund) as of December 31, 1997 are included herein, as no separate filings of the most recent statements of assets and liabilities of the Separate Accounts have been made by Metropolitan with the Department of Labor.

At December 31, 1997, the Plan had investments in the Extended Equity Market Fund K, the EAFE Equity Index Fund K, and the Money Market Fund, common, collective funds of Barclays Global Investors, N.A. (Barclays). A notice has been received by the Plan that the proper procedures have been followed in filing a copy of the most recent statement of assets and liabilities of Barclays common collective funds, in which the Plan had investments, with the Department of Labor. The employer identification numbers of the common collective funds are 94-3199860 (Extended Equity Market Fund K), 94-3199859 (EAFE Equity Index Fund K), and 94-6450621 (Money Market Fund), and the filings were made as of December 31, 1997.

All such funds are included in the accompanying Schedule of Assets Held for Investment Purposes.

                              MetLife Separate Account 176 Asset Listing
                              Net Asset Sector Detail
                              December 31, 1997

Shares /            Country                                                                  Market       Market          % of
  Par                Name                   Description                       Cost           Price        Value           Total
  ---                ----                   -----------                       ----           -----        -----           -----
         0.00                     CASH                                        (61,519.49)      1.000        (61,519.49)    -0.02%
         0.00                     RECEIVABLE FOR INVESTMENTS SOLD           6,395,864.06       1.000      6,395,864.06      2.53%
         0.00                     PAYABLE FOR INVESTMENTS PURCHASED       (31,877,056.12)      1.000    (31,877,056.12)   -12.63%
 5,355,000.00    UNITED STATES    MERRILL LYNCH CO DISC                     5,343,726.20      99.789      5,343,726.20      2.12%
 3,761,000.00    UNITED STATES    AMERICAN EX CR CP IB NT                   3,761,000.00     100.000      3,761,000.00      1.49%
 1,707,000.00    UNITED STATES    AMERICAN EX CR CP IB NT                   1,707,000.00     100.000      1,707,000.00      0.68%
 6,500,000.00    UNITED STATES    AMERICAN EX CR CP IB NT                   6,500,000.00     100.000      6,500,000.00      2.58%
 9,000,000.00    UNITED STATES    CHEVRON USA INC IB NT                     9,000,000.00     100.000      9,000,000.00      3.57%
   325,000.00    UNITED STATES    FORD MTR CR CO IB NT                        325,000.00     100.000        325,000.00      0.13%
 4,000,000.00    UNITED STATES    FORD MTR CR CO IB NT                      4,000,000.00     100.000      4,000,000.00      1.58%
   910,000.00    UNITED STATES    GENERAL ELEC CAP IB NT                      910,000.00     100.000        910,000.00      0.36%
 3,511,000.00    UNITED STATES    GENERAL ELEC CAP IB NT                    3,511,000.00     100.000      3,511,000.00      1.39%
 2,600,000.00    SPAIN            COMUNIDAD AUTONOMA NTS                    2,590,225.30      89.708      2,332,408.00      0.92%
 2,350,000.00    UNITED STATES    U S TREAS STRIP GENERIC TINT              1,339,952.40      58.003      1,363,070.50      0.54%
 9,125,000.00    UNITED STATES    U S TREAS STRIP GENERIC TINT              6,695,386.95      73.804      6,734,615.00      2.67%
 2,925,000.00    UNITED STATES    U S TREASURY BONDS                        3,674,694.56     131.109      3,834,938.25      1.52%
 2,625,000.00    UNITED STATES    U S TREASURY BONDS                        3,650,507.73     147.344      3,867,780.00      1.53%
 4,525,000.00    UNITED STATES    U S TREASURY BONDS                        5,140,640.31     126.141      5,707,880.25      2.26%
 6,650,000.00    UNITED STATES    U S TREASURY NOTES                        6,757,935.35     101.875      6,774,687.50      2.68%
12,750,000.00    UNITED STATES    U S TREASURY NOTES                       12,785,753.26     104.344     13,303,860.00      5.27%
 6,025,000.00    UNITED STATES    U S TREASURY NOTES                        6,609,093.30     111.797      6,735,769.25      2.67%
 3,275,000.00    UNITED STATES    U S TREASURY NOTES                        3,276,906.10     101.828      3,334,867.00      1.32%
 1,625,000.00    UNITED STATES    U S TREASURY NOTES                        1,670,222.77     102.812      1,670,695.00      0.66%
 3,125,000.00    UNITED STATES    U S TREASURY NOTES                        3,212,851.08     107.000      3,343,750.00      1.32%
 1,274,862.50    UNITED STATES    US TREASURY INFLATION INDEX NT            1,247,362.81      97.375      1,241,397.36      0.49%
 2,175,000.00    UNITED STATES    COMMIT TO PUR FHLMC                       2,202,527.34     101.375      2,204,906.25      0.87%
 5,050,000.00    UNITED STATES    COMMIT TO PUR FHLMC GOLD                  5,104,445.31     101.375      5,119,437.50      2.03%
 8,275,000.00    UNITED STATES    COMMIT TO PUR FNMA                        8,221,843.74     100.563      8,321,546.88      3.30%
 5,075,000.00    UNITED STATES    COMMIT TO PUR FNMA                        5,081,343.75     100.563      5,103,546.88      2.02%
 1,025,000.00    UNITED STATES    COMMIT TO PUR GNMA                        1,046,460.93     102.313      1,048,703.13      0.42%
 2,475,000.00    UNITED STATES    COMMIT TO PUR GNMA                        2,533,394.53     102.313      2,532,234.38      1.00%
 7,425,000.00    UNITED STATES    COMMIT TO PUR GNMA                        7,586,261.71     102.313      7,596,703.13      3.01%
 1,400,000.00    UNITED STATES    FEDERAL HOME LN MTG CORP DEB              1,417,189.77     100.344      1,404,816.00      0.56%
 1,300,000.02    UNITED STATES    GUARANTEED EXPT TR 1995-A                 1,300,000.02     101.088      1,314,144.02      0.52%
   841,176.48    UNITED STATES    GUARANTEED EXPT TR 95-B CTF                 841,176.48     100.142        842,370.95      0.33%
 3,850,000.00    UNITED STATES    PRIVATE EXPT FDG CRP SER YY               3,876,865.08     105.183      4,049,545.50      1.60%
 1,640,869.90    UNITED STATES    GNMA    POOL #0352217                     1,566,478.60     102.718      1,685,468.74      0.67%
 1,025,563.37    UNITED STATES    GNMA    POOL #0389593                       972,662.32     100.984      1,035,654.91      0.41%


Shares /            Country                                               Unrealized
  Par                Name                   Description                   Gain/Loss
  ---                ----                   -----------                   ---------
         0.00                     CASH                                           0.00
         0.00                     RECEIVABLE FOR INVESTMENTS SOLD                0.00
         0.00                     PAYABLE FOR INVESTMENTS PURCHASED              0.00
 5,355,000.00    UNITED STATES    MERRILL LYNCH CO DISC                          0.00
 3,761,000.00    UNITED STATES    AMERICAN EX CR CP IB NT                        0.00
 1,707,000.00    UNITED STATES    AMERICAN EX CR CP IB NT                        0.00
 6,500,000.00    UNITED STATES    AMERICAN EX CR CP IB NT                        0.00
 9,000,000.00    UNITED STATES    CHEVRON USA INC IB NT                          0.00
   325,000.00    UNITED STATES    FORD MTR CR CO IB NT                           0.00
 4,000,000.00    UNITED STATES    FORD MTR CR CO IB NT                           0.00
   910,000.00    UNITED STATES    GENERAL ELEC CAP IB NT                         0.00
 3,511,000.00    UNITED STATES    GENERAL ELEC CAP IB NT                         0.00
 2,600,000.00    SPAIN            COMUNIDAD AUTONOMA NTS                  (257,817.30)
 2,350,000.00    UNITED STATES    U S TREAS STRIP GENERIC TINT              23,118.10
 9,125,000.00    UNITED STATES    U S TREAS STRIP GENERIC TINT              39,228.05
 2,925,000.00    UNITED STATES    U S TREASURY BONDS                       160,243.69
 2,625,000.00    UNITED STATES    U S TREASURY BONDS                       217,272.27
 4,525,000.00    UNITED STATES    U S TREASURY BONDS                       567,239.94
 6,650,000.00    UNITED STATES    U S TREASURY NOTES                        16,752.15
12,750,000.00    UNITED STATES    U S TREASURY NOTES                       518,106.74
 6,025,000.00    UNITED STATES    U S TREASURY NOTES                       126,675.95
 3,275,000.00    UNITED STATES    U S TREASURY NOTES                        57,960.90
 1,625,000.00    UNITED STATES    U S TREASURY NOTES                           472.23
 3,125,000.00    UNITED STATES    U S TREASURY NOTES                       130,898.92
 1,274,862.50    UNITED STATES    US TREASURY INFLATION INDEX NT            (5,965.45)
 2,175,000.00    UNITED STATES    COMMIT TO PUR FHLMC                        2,378.91
 5,050,000.00    UNITED STATES    COMMIT TO PUR FHLMC GOLD                  14,992.19
 8,275,000.00    UNITED STATES    COMMIT TO PUR FNMA                        99,703.14
 5,075,000.00    UNITED STATES    COMMIT TO PUR FNMA                        22,203.13
 1,025,000.00    UNITED STATES    COMMIT TO PUR GNMA                         2,242.20
 2,475,000.00    UNITED STATES    COMMIT TO PUR GNMA                        (1,160.15)
 7,425,000.00    UNITED STATES    COMMIT TO PUR GNMA                        10,441.42
 1,400,000.00    UNITED STATES    FEDERAL HOME LN MTG CORP DEB             (12,373.77)
 1,300,000.02    UNITED STATES    GUARANTEED EXPT TR 1995-A                 14,144.00
   841,176.48    UNITED STATES    GUARANTEED EXPT TR 95-B CTF                1,194.47
 3,850,000.00    UNITED STATES    PRIVATE EXPT FDG CRP SER YY              172,680.42
 1,640,869.90    UNITED STATES    GNMA    POOL #0352217                    118,990.14
 1,025,563.37    UNITED STATES    GNMA    POOL #0389593                     62,992.59

1,914,132.75    UNITED STATES     GNMA    POOL #0389922              1,950,821.85    103.156   1,974,542.78     0.78%     23,720.93
2,363,275.92    UNITED STATES     GNMA    POOL #0414701              2,408,959.31    102.468   2,421,601.57     0.96%     12,642.26
        2.16    UNITED STATES     GNMA    POOL #0423999                      2.16    103.656           2.24     0.00%          0.08
2,801,553.12    UNITED STATES     GNMA    POOL #0780035              2,450,822.87     99.219   2,779,672.99     1.10%    328,850.12
  686,578.47    UNITED STATES     GNMA    POOL #0780058                622,939.22    101.156     694,515.32     0.28%     71,576.10
  838,576.10    UNITED STATES     GNMA    POOL #0780303                844,052.25    100.999     846,953.48     0.34%      2,901.23
1,861,902.95    UNITED STATES     GNMA    POOL #0780316              1,875,660.55    100.999   1,880,503.36     0.75%      4,842.81
1,594,240.47    UNITED STATES     GNMA    POOL #0780419              1,621,310.61    103.156   1,644,554.70     0.65%     23,244.09
2,063,382.98    UNITED STATES     GNMA    POOL #0780462              2,098,108.45    103.187   2,129,143.00     0.84%     31,034.55
  944,248.04    UNITED STATES     FHLMC  GROUP #A0-1588              1,011,042.95    106.343   1,004,141.69     0.40%     (6,901.26)
        0.02    UNITED STATES     FHLMC  GROUP #C0-0473                      0.02    102.499           0.02     0.00%          0.00
        0.02    UNITED STATES     FHLMC  GROUP #D6-4987                      0.02    102.593           0.02     0.00%          0.00
  210,472.87    UNITED STATES     FHLMC  GROUP #D7-8963                213,677.87    102.406     215,536.85     0.09%      1,858.98
   51,772.54    UNITED STATES     FHLMC  GROUP #E0-0299                 49,950.14    100.498      52,030.37     0.02%      2,080.23
1,858,355.26    UNITED STATES     FHLMC  GROUP #E2-0251              1,801,925.95    100.593   1,869,375.31     0.74%     67,449.36
  704,870.53    UNITED STATES     FHLMC  GROUP #E5-8125                671,054.51    100.545     708,712.07     0.28%     37,657.56
1,021,334.68    UNITED STATES     FHLMC  GROUP #G0-0264                985,202.67    102.687   1,048,777.94     0.42%     63,575.27
5,100,059.51    UNITED STATES     FHLMC  GROUP #G0-0331              4,849,515.87    101.312   5,166,972.29     2.05%    317,456.42
  937,023.81    UNITED STATES     FHLMC  GROUP #G1-0391                942,160.79    102.862     963,841.43     0.38%     21,680.64
  900,000.00    UNITED STATES     FHLMC MULTI GNMA SER 29 CL H         865,536.36    100.125     901,125.00     0.36%     35,588.64
  897,779.99    UNITED STATES     FNMA    POOL #0003218                900,064.51    102.634     921,427.51     0.37%     21,363.00
4,701,030.94    UNITED STATES     FNMA    POOL #0303888              4,785,550.19    103.775   4,878,494.86     1.93%     92,944.67
  625,647.16    UNITED STATES     FNMA    POOL #0303973                631,748.06    101.871     637,353.02     0.25%      5,604.96
2,035,000.00    UNITED STATES     FNMA GTD REMIC P/T CTFG93-26PJ     1,922,647.86    100.250   2,040,087.50     0.81%    117,439.64
2,275,000.00    UNITED STATES     CALIFORNIA INFRASTRUCTURE          2,274,056.51    100.469   2,285,664.06     0.91%     11,607.55
3,200,000.00    UNITED STATES     CHEVRON CORP PFT/SH TR AMTZG       3,382,561.97    106.717   3,414,944.00     1.35%     32,382.03
2,525,000.00    UNITED STATES     CS FIRST BOSTON MTG SECS CORP      2,537,219.03    100.188   2,529,734.38     1.00%     (7,484.65)
  430,758.42    UNITED STATES     CWMBS INC MTG P/T 94-2 CL A-7        433,567.15     99.656     429,276.61     0.17%     (4,290.54)
2,900,000.00    UNITED STATES     FIRST DEP MASTER TR ABC 93-1       2,836,417.57     99.906   2,897,274.00     1.15%     60,856.43
2,525,000.00    UNITED STATES     FIRST UNION LEHMAN BROS 97-C2      2,541,372.59    100.031   2,525,789.06     1.00%    (15,583.53)
1,250,000.00    UNITED STATES     GMAC COML MTG SEC INC MTG PASS     1,256,245.56    100.415   1,255,187.50     0.50%     (1,058.06)
1,224,251.67    UNITED STATES     PRUDENTIAL HOME MTG 93-29 A-6      1,183,375.35    100.156   1,226,161.50     0.49%     42,786.15
1,753,321.98    UNITED STATES     PRUDNTL HOME MTG 94-15 CL A-7      1,748,731.22    100.125   1,755,513.63     0.70%      6,782.41
1,051,621.20    UNITED STATES     PRUDNTL HOME MTG 96-3 CL A-3       1,037,624.06     99.877   1,050,324.03     0.42%     12,699.97
2,490,971.54    UNITED STATES     STRUCTURED ASSET 97-LLI CL A-1     2,525,518.72    102.094   2,543,126.26     1.01%     17,607.54
3,400,000.00    UNITED STATES     NATIONSBANK CR MASTR 95-1 CL A     3,383,198.05    100.968   3,432,912.00     1.36%     49,713.95
1,225,000.00    UNITED STATES     PRIME CR CARD MSTR TR 96-1 CLA     1,222,125.34    101.625   1,244,906.25     0.49%     22,780.91
2,525,000.00    UNITED STATES     FORD CR AUTO TR 97-B CTF A-3       2,522,131.94    100.563   2,539,203.13     1.01%     17,071.19
2,525,000.00    UNITED STATES     WORLD OMNI AUTO LSE 97-B A-3       2,524,736.47    100.000   2,525,000.00     1.00%        263.53
1,225,000.00    UNITED STATES     ADVANTA CR CD MTR TR 95F CL A1     1,202,078.03     99.812   1,222,697.00     0.48%     20,618.97
2,500,000.00    UNITED STATES     AMERICAN EXP CR SER 97-1 CL A      2,506,197.56    101.343   2,533,575.00     1.00%     27,377.44
1,625,000.00    UNITED STATES     BANC ONE CR CARD MTR 94-C A        1,642,800.53    101.250   1,645,312.50     0.65%      2,511.97
5,000,000.00    UNITED STATES     CHASE CREDIT CARD 97-2 CL A        4,998,539.82    100.500   5,025,000.00     1.99%     26,460.18
2,475,000.00    UNITED STATES     FIRST USA CR CARD MASTER TR        2,469,370.37    101.375   2,509,031.25     0.99%     39,660.88
  700,000.00    UNITED STATES     SEARS CR ACCT MASTER TR 95-2 A       699,279.26    103.250     722,750.00     0.29%     23,470.74
1,275,000.00    UNITED STATES     SEARS CR ACCT MSTR 97-1 CL A       1,264,385.81     99.937   1,274,196.75     0.50%      9,810.94
2,035,000.00    UNITED STATES     STANDARD CR CARD MASTER TR I-3     2,078,208.78    101.406   2,063,612.10     0.82%    (14,596.68)

2,475,000.00    UNITED STATES      ASSOCIATES CORP N A NTS                     2,460,955.46     101.469        2,511,357.75
2,100,000.00    UNITED STATES      ASSOCIATES CORP NA                          2,087,002.76     101.680        2,135,280.00
1,400,000.00    UNITED STATES      ASSOCIATES CORP NA NTS                      1,398,287.63     100.447        1,406,258.00
2,250,000.00    UNITED STATES      ASSOCIATES CORP NA SR NT                    2,170,060.59      98.444        2,214,990.00
5,100,000.00    UNITED STATES      GE GLOBAL INS HLDG CORP                     4,922,468.84     103.816        5,294,616.00
2,000,000.00    UNITED STATES      KFW INTL FIN INC GTD NT                     2,024,140.28     101.576        2,031,520.00
3,750,000.00    UNITED STATES      NORWEST CORP MTN TR # 00194                 3,757,674.46     101.312        3,799,200.00
2,500,000.00    UNITED STATES      NORWEST FINANCIAL INC NOTES                 2,495,045.50      99.903        2,497,575.00
2,289,483.94    UNITED STATES      PRUDENTIAL HOME MTG 93-45 A-2               2,270,252.78      99.500        2,278,036.52
4,800,000.00    UNITED STATES      ARCHER DANIELS MIDLAND CO BDS               4,771,348.51     109.550        5,258,400.00
4,925,000.00    UNITED STATES      NEW JERSEY ECONOMIC DEV AUTH                4,971,075.84     110.404        5,437,396.51
2,500,000.00    UNITED STATES      LOS ANGELES CNTY CA SER D                   2,500,000.00     102.875        2,571,875.00
2,000,000.00    UNITED STATES      CARGILL INC SR NT 144A                      2,057,038.00     108.072        2,161,440.00
3,000,000.00    UNITED STATES      CARGILL INC SR NT 144A                      2,984,612.92     106.440        3,193,200.00
1,238,527.01    UNITED STATES      DLJ MTG ACCEP 144A 97-CF1 A 1A              1,241,357.51     100.859        1,249,170.66
2,208,517.58    UNITED STATES      RAILCAR LEASING CL A-1 144A                 2,179,770.19     101.500        2,241,645.34
7,300,000.00    UNITED STATES      ZURICH CAP TRUST 144A                       7,499,741.92     108.972        7,954,956.00
        0.00                       INTEREST RECEIVABLE                         2,685,397.99       1.000        2,685,397.99
        0.00                       INTEREST RECEIVABLE RECLAIM                     9,262.88       1.000            9,262.88
                                                                            ---------------                 ---------------
                                             TOTAL NET PORTFOLIO ASSETS     $246,175,186.94                 $252,381,945.01
2,475,000.00    UNITED STATES      ASSOCIATES CORP N A NTS                           1.00%         50,402.29
2,100,000.00    UNITED STATES      ASSOCIATES CORP NA                                0.85%         48,277.24
1,400,000.00    UNITED STATES      ASSOCIATES CORP NA NTS                            0.56%          7,970.37
2,250,000.00    UNITED STATES      ASSOCIATES CORP NA SR NT                          0.88%         44,929.41
5,100,000.00    UNITED STATES      GE GLOBAL INS HLDG CORP                           2.10%        372,147.16
2,000,000.00    UNITED STATES      KFW INTL FIN INC GTD NT                           0.80%          7,379.72
3,750,000.00    UNITED STATES      NORWEST CORP MTN TR # 00194                       1.51%         41,525.54
2,500,000.00    UNITED STATES      NORWEST FINANCIAL INC NOTES                       0.99%          2,529.50
2,289,483.94    UNITED STATES      PRUDENTIAL HOME MTG 93-45 A-2                     0.90%          7,783.74
4,800,000.00    UNITED STATES      ARCHER DANIELS MIDLAND CO BDS                     2.08%        487,051.49
4,925,000.00    UNITED STATES      NEW JERSEY ECONOMIC DEV AUTH                      2.15%        466,320.67
2,500,000.00    UNITED STATES      LOS ANGELES CNTY CA SER D                         1.02%         71,875.00
2,000,000.00    UNITED STATES      CARGILL INC SR NT 144A                            0.86%        104,402.00
3,000,000.00    UNITED STATES      CARGILL INC SR NT 144A                            1.27%        208,587.08
1,238,527.01    UNITED STATES      DLJ MTG ACCEP 144A 97-CF1 A 1A                    0.49%          7,813.15
2,208,517.58    UNITED STATES      RAILCAR LEASING CL A-1 144A                       0.89%         61,875.15
7,300,000.00    UNITED STATES      ZURICH CAP TRUST 144A                             3.15%        455,214.08
        0.00                       INTEREST RECEIVABLE                               1.06%              0.00
        0.00                       INTEREST RECEIVABLE RECLAIM                       0.00%              0.00
                                                                                   -------     -------------
                                          TOTAL NET PORTFOLIO ASSETS               100.00%     $6,206,758.07

                 MetLife Separate Account  1997 Asset Listing
                 Net Asset Sector Detail
                 December 1997

  Shares/      Country                                                            Market        Market        % of     Unrealized
    Par         Name                    Description                     Cost       Price        Value         Total     Gain Loss
    ---         ----                    -----------                     ----       -----        -----         -----     ---------
      0.00                          CASH                          2,318,856.05       1.00    2,318,856.05    0.95%           0.00
 16,952.00       BERMUDA            TYCO INTL LTD NEW COM            79,416.87      45.06      763,899.50    0.31%     284,482.63
 11,217.00       CANADA             SEAGRAM LTD COM                 366,655.95      32.31      362,449.31    0.15%      (4,206.64)
 10,300.00       CANADA             LAIDLAW INC COM                 109,074.70      13.63      140,337.50    0.06%      31,262.80
  8,266.00       CANADA             NORTHERN TELECOM LTD            471,037.13      89.00      735,674.00    0.30%     264,636.87
  7,185.00       CANADA             ALCAN ALUM LTD                  223,045.23      27.63      198,485.63    0.08%     (24,559.60)
 11,743.00       CANADA             BARRICK GOLD CORP               273,468.93      18.63      218,713.38    0.09%     (54,755.55)
  4,400.00       CANADA             ECHO BAY MINES LTD               26,883.80       2.44       10,725.00    0.00%     (16,158.80)
  5,262.00       CANADA             INCO LTD COM                    157,432.54      17.00       89,454.00    0.04%     (67,978.54)
  7,511.00       CANADA             PLACER DOME INC                 143,434.85      12.69       95,295.81    0.04%     (48,139.04)
  2,800.00       CANADA             MOORE LTD                        60,074.90      15.13       42,350.00    0.02%     (17,724.90)
      1.00       GERMANY            FRESENIUS MED CARE                   22.97      21.75           21.75    0.00%          (1.22)
      1.00       NETHERLANDS        AEGON N V AMERICAN REG SHR            1.00      89.63           89.63    0.00%          88.63
 20,712.00       NETHERLANDS        UNILEVER NV N Y SHS ADR         750,310.00      62.44    1,293,205.50    0.53%     542,895.50
 68,420.00       NETHERLANDS        ROYAL DUTCH PETE CO N Y       2,353,437.83      54.19    3,707,508.75    1.52%   1,354,070.92
  4,741.00       UNITED STATES      AETNA INC COM                   335,573.05      70.56      334,536.81    0.14%      (1,036.24)
  3,100.00       UNITED STATES      AHMANSON H F & CO COM           100,943.30      66.94      207,506.25    0.08%     106,562.95
 13,708.00       UNITED STATES      ALLSTATE CORP COM               525,683.71      90.88    1,245,714.50    0.51%     720,030.79
 14,805.00       UNITED STATES      AMERICAN EXPRESS CO COM         643,779.54      89.25    1,321,346.25    0.54%     677,566.71
  7,999.00       UNITED STATES      AMERICAN GEN CORP COM           296,450.92      54.06      432,445.94    0.18%     135,995.02
 22,643.00       UNITED STATES      AMERICAN INTL GROUP INC COM   1,389,274.36     108.75    2,462,426.25    1.01%   1,073,151.89
  5,250.00       UNITED STATES      AON CORP COM                    212,605.70      58.63      307,781.25    0.13%      95,175.55
 18,895.00       UNITED STATES      BANC ONE CORP COM               727,085.14      54.31    1,026,234.69    0.42%     299,149.55
 12,000.00       UNITED STATES      BANK NEW YORK INC COM           337,887.85      57.81      693,750.00    0.28%     355,862.15
 22,114.00       UNITED STATES      BANKAMERICA CORP COM            750,967.48      73.00    1,614,322.00    0.66%     863,354.52
  4,728.00       UNITED STATES      BANKBOSTON CORP COM             282,030.58      93.94      444,136.50    0.18%     162,105.92
  3,153.00       UNITED STATES      BANKERS TRUST CORP COM          244,970.33     112.44      354,515.44    0.15%     109,545.11
  6,308.00       UNITED STATES      BARNETT BKS INC COM             181,486.30      71.88      453,387.50    0.19%     271,901.20
  4,400.00       UNITED STATES      BB&T CORP COM                   280,588.00      64.06      281,875.00    0.12%       1,287.00
  1,700.00       UNITED STATES      BENEFICIAL CORP COM              94,727.80      83.13      141,312.50    0.06%      46,584.70
 13,422.00       UNITED STATES      CHASE MANHATTAN CORP NEW COM    812,206.51     109.50    1,469,709.00    0.60%     657,502.49
  5,440.00       UNITED STATES      CHUBB CORP COM                  276,766.00      75.63      411,400.00    0.17%     134,634.00
  2,343.00       UNITED STATES      CIGNA CORP COM                  242,898.58     173.06      405,485.44    0.17%     162,586.86
  1,800.00       UNITED STATES      CINCINNATI FINL CORP COM        241,911.00     140.75      253,350.00    0.10%      11,439.00
 14,524.00       UNITED STATES      CITICORP COM                  1,128,104.41     126.44    1,836,378.25    0.75%     708,273.84
  3,400.00       UNITED STATES      COMERICA INC COM                153,955.60      90.25      306,850.00    0.13%     152,894.40
  5,900.00       UNITED STATES      CONSECO INC COM                 224,388.40      45.44      268,081.25    0.11%      43,692.85
  6,385.00       UNITED STATES      CORESTATES FINL CORP COM        305,790.63      80.06      511,199.06    0.21%     205,408.43

 3,400.00    UNITED STATES    COUNTRYWIDE CR INDS INC COM           112,143.10      42.88      145,775.00      0.06%      33,631.90
 4,700.00    UNITED STATES    EQUIFAX INC COM                       148,298.72      35.44      166,556.25      0.07%      18,257.53
22,428.00    UNITED STATES    FEDERAL HOME LN MTG CORP COM          463,327.90      41.94      940,574.25      0.39%     477,246.35
33,992.00    UNITED STATES    FEDERAL NATL MTG ASSN COM             896,461.55      57.06    1,939,668.50      0.79%   1,043,206.95
 4,850.00    UNITED STATES    FIFTH THIRD BANCORP                   247,173.80      81.75      396,487.50      0.16%     149,313.70
 9,377.00    UNITED STATES    FIRST CHICAGO NBD CORP COM            409,640.03      83.50      782,979.50      0.32%     373,339.47
20,148.00    UNITED STATES    FIRST UN CORP COM                     660,588.74      51.25    1,032,585.00      0.42%     371,996.26
 7,947.00    UNITED STATES    FLEET FINL GROUP INC NEW COM          350,131.32      74.94      595,528.31      0.24%     245,396.99
 2,513.00    UNITED STATES    GENERAL RE CORP COM                   440,493.63     212.00      532,756.00      0.22%      92,262.37
 1,800.00    UNITED STATES    GOLDEN WEST FINL CORP DEL COM         120,229.80      97.81      176,062.50      0.07%      55,832.70
 4,300.00    UNITED STATES    GREEN TREE FINL CORP COM              149,561.00      26.19      112,606.25      0.05%     (36,954.75)
 3,812.00    UNITED STATES    HARTFORD FINL SVCS GROUP INC          184,231.30      93.56      356,660.25      0.15%     172,428.95
 3,443.00    UNITED STATES    HOUSEHOLD INTL INC COM                217,422.88     127.56      439,197.69      0.18%     221,774.81
 6,000.00    UNITED STATES    HUNTINGTON BANCSHARES INC             205,708.70      36.00      216,000.00      0.09%      10,291.30
 2,300.00    UNITED STATES    JEFFERSON PILOT CORP COM              128,250.75      77.88      179,112.50      0.07%      50,861.75
 6,878.00    UNITED STATES    KEYCORP NEW COM                       289,687.60      70.81      487,048.38      0.20%     197,360.78
 3,200.00    UNITED STATES    LINCOLN NATL CORP IND COM             164,045.30      78.13      250,000.00      0.10%      85,954.70
 5,314.00    UNITED STATES    MARSH & MCLENNAN COS INC COM          291,690.05      74.56      396,225.13      0.16%     104,535.08
 2,800.00    UNITED STATES    MBIA INC COM                          141,553.00      66.81      187,075.00      0.08%      45,522.00
15,963.00    UNITED STATES    MBNA CORP COM                         211,735.78      27.31      435,989.44      0.18%     224,253.66
 8,452.00    UNITED STATES    MELLON BK CORP COM                    247,873.00      60.63      512,402.50      0.21%     264,529.50
10,964.00    UNITED STATES    MERRILL LYNCH & CO INC                292,245.75      72.94      799,686.75      0.33%     507,441.00
 3,600.00    UNITED STATES    MGIC INVT CORP WIS COM                120,150.15      66.50      239,400.00      0.10%     119,249.85
 5,649.00    UNITED STATES    MORGAN J P & CO INC COM               441,706.60     112.88      637,630.88      0.26%     195,924.28
19,080.00    UNITED STATES    MORGAN STANLEY DEAN WTTER & CO        537,782.63      59.13    1,128,105.00      0.46%     590,322.37
 6,860.00    UNITED STATES    NATIONAL CITY CORP COM                249,911.50      65.75      451,045.00      0.18%     201,133.50
23,044.00    UNITED STATES    NATIONSBANK CORP COM                  698,622.29      60.81    1,401,363.25      0.57%     702,740.96
24,236.00    UNITED STATES    NORWEST CORP COM                      400,115.90      38.63      936,115.50      0.38%     535,999.60
 9,707.00    UNITED STATES    PNC BK CORP COM                       355,636.90      57.06      553,905.69      0.23%     198,268.79
 2,300.00    UNITED STATES    PROGRESSIVE CORP OHIO COM             252,471.00     119.88      275,712.50      0.11%      23,241.50
 2,948.00    UNITED STATES    PROVIDIAN FINL CORP COM                 9,514.50      45.19      133,212.75      0.05%     123,698.25
 1,800.00    UNITED STATES    REPUBLIC N Y CORP COM                 159,579.80     114.19      205,537.50      0.08%      45,957.70
 4,640.00    UNITED STATES    SAFECO CORP COM                       169,045.80      48.75      226,200.00      0.09%      57,154.20
 8,350.00    UNITED STATES    SCHWAB CHARLES CORP NEW COM           240,996.97      41.94      350,178.13      0.14%     109,181.16
 2,700.00    UNITED STATES    ST PAUL COS INC                       173,975.90      82.06      221,568.75      0.09%      47,592.85
 5,100.00    UNITED STATES    STATE STREET CORP                     270,564.50      58.19      296,756.25      0.12%      26,191.75
 6,200.00    UNITED STATES    SUNAMERICA INC COM                    232,485.26      42.75      265,050.00      0.11%      32,564.74
 6,786.00    UNITED STATES    SUNTRUST BKS INC                      271,430.43      71.38      484,350.75      0.20%     212,920.32
 5,600.00    UNITED STATES    SYNOVUS FINL CORP                     180,012.00      32.75      183,400.00      0.08%       3,388.00
 4,400.00    UNITED STATES    TORCHMARK CORP                        109,163.85      42.06      185,075.00      0.08%      75,911.15
 1,995.00    UNITED STATES    TRANSAMERICA CORP COM                 124,868.98     106.50      212,467.50      0.09%      87,598.52
36,464.00    UNITED STATES    TRAVELERS GROUP INC COM               992,966.83      53.88    1,964,498.00      0.80%     971,531.17
 8,218.50    UNITED STATES    U S BANCORP DEL COM                   455,410.85     111.94      919,958.34      0.38%     464,547.49
 4,360.00    UNITED STATES    UNUM CORP COM                         132,388.05      54.38      237,075.00      0.10%     104,686.95
 3,500.00    UNITED STATES    USF&G CORP                             75,326.30      22.06       77,218.75      0.03%       1,892.45
 6,613.00    UNITED STATES    WACHOVIA CORP NEW COM                 329,575.03      81.13      536,479.63      0.22%     206,904.60
 8,390.00    UNITED STATES    WASHINGTON MUTUAL INC COM             467,451.83      63.81      535,386.88      0.22%      67,935.05

 2,811.00   UNITED STATES    WELLS FARGO & CO COM                    568,165.38    339.44      954,158.81     0.39%      385,993.43
24,305.00   UNITED STATES    ABBOTT LABS COM                       1,019,468.38     65.56    1,593,496.56     0.65%      574,028.18
 2,000.00   UNITED STATES    ALLERGAN INC COM                         69,365.10     33.56       67,125.00     0.03%       (2,240.10)
 2,600.00   UNITED STATES    ALZA CORP COM                            64,202.00     31.81       82,712.50     0.03%       18,510.50
20,988.00   UNITED STATES    AMERICAN HOME PRODS CORP COM            972,852.20     76.50    1,605,582.00     0.66%      632,729.80
 8,376.00   UNITED STATES    AMGEN INC                               323,855.60     54.13      453,351.00     0.19%      129,495.40
 1,800.00   UNITED STATES    BARD C R INC                             62,661.00     31.31       56,362.50     0.02%       (6,298.50)
 1,700.00   UNITED STATES    BAUSCH & LOMB INC COM                    65,602.80     39.63       67,362.50     0.03%        1,759.70
 8,830.00   UNITED STATES    BAXTER INTL INC COM                     299,919.43     50.44      445,363.13     0.18%      145,443.70
 3,900.00   UNITED STATES    BECTON DICKINSON & CO COM               175,453.10     50.00      195,000.00     0.08%       19,546.90
 3,400.00   UNITED STATES    BEVERLY ENTERPRISES INC COM              19,500.53     13.00       44,200.00     0.02%       24,699.47
 3,500.00   UNITED STATES    BIOMET INC COM                           65,718.70     25.63       89,687.50     0.04%       23,968.80
 6,100.00   UNITED STATES    BOSTON SCIENTIFIC CORP COM              257,166.85     45.88      279,837.50     0.11%       22,670.65
32,012.00   UNITED STATES    BRISTOL MYERS SQUIBB CO COM           1,390,087.60     94.63    3,029,135.50     1.24%    1,639,047.90
 3,400.00   UNITED STATES    CARDINAL HEALTH INC COM                 195,543.10     75.13      255,425.00     0.10%       59,881.90
20,723.00   UNITED STATES    COLUMBIA/HCA HEALTHCARE CORP            641,931.25     29.63      613,918.88     0.25%      (28,012.37)
 4,700.00   UNITED STATES    GUIDANT CORP COM                        140,840.75     62.25      292,575.00     0.12%      151,734.25
 6,300.00   UNITED STATES    HBO & CO COM                            294,739.20     48.00      302,400.00     0.12%        7,660.80
12,300.00   UNITED STATES    HEALTHSOUTH CORP COM                    272,820.25     27.75      341,325.00     0.14%       68,504.75
 5,100.00   UNITED STATES    HUMANA INC COM                          130,395.90     20.75      105,825.00     0.04%      (24,570.90)
43,110.00   UNITED STATES    JOHNSON & JOHNSON COM                 1,694,531.83     65.88    2,839,871.25     1.16%    1,145,339.42
35,724.00   UNITED STATES    LILLY ELI & CO COM                      970,086.80     69.63    2,487,283.50     1.02%    1,517,196.70
 2,285.00   UNITED STATES    MALLINCKRODT INC NEW                     99,860.70     38.00       86,830.00     0.04%      (13,030.70)
 1,939.00   UNITED STATES    MANOR CARE INC COM                       52,698.53     35.00       67,865.00     0.03%       15,166.47
14,792.00   UNITED STATES    MEDTRONIC INC COM                       362,669.08     52.31      773,806.50     0.32%      411,137.42
38,205.00   UNITED STATES    MERCK & CO INC COM                    2,104,911.45    106.25    4,059,281.25     1.66%    1,954,369.80
 1,400.00   UNITED STATES    MILLIPORE CORP COM                       54,340.60     33.94       47,512.50     0.02%       (6,828.10)
41,384.00   UNITED STATES    PFIZER INC COM                        1,292,873.25     74.56    3,085,694.50     1.26%    1,792,821.25
16,015.00   UNITED STATES    PHARMACIA & UPJOHN INC COM              563,022.08     36.63      586,549.38     0.24%       23,527.30
 1,547.34   UNITED STATES    PHARMERICA INC COM                       25,936.17     10.38       16,053.65     0.01%       (9,882.52)
23,680.00   UNITED STATES    SCHERING PLOUGH CORP COM                636,920.85     62.13    1,471,120.00     0.60%      834,199.15
 2,900.00   UNITED STATES    ST JUDE MED INC COM                     112,808.00     30.50       88,450.00     0.04%      (24,358.00)
 9,533.00   UNITED STATES    TENET HEALTHCARE CORP COM               210,117.93     33.13      315,780.63     0.13%      105,662.70
 3,687.00   UNITED STATES    UNITED HEALTHCARE CORP COM              178,819.50     49.69      183,197.81     0.07%        4,378.31
 2,300.00   UNITED STATES    UNITED STATES SURGICAL CORP              89,033.50     29.31       67,418.75     0.03%      (21,614.75)
 8,630.00   UNITED STATES    WARNER LAMBERT CO COM                   632,289.80    124.00    1,070,120.00     0.44%      437,830.20
 1,700.00   UNITED STATES    ALBERTO CULVER CO CL B COM               35,174.20     32.06       54,506.25     0.02%       19,332.05
15,566.00   UNITED STATES    ANHEUSER BUSCH COS INC COM              493,586.06     44.00      684,904.00     0.28%      191,317.94
17,778.00   UNITED STATES    ARCHER DANIELS MIDLAND CO COM           327,635.34     21.69      385,560.38     0.16%       57,925.04
 4,212.00   UNITED STATES    AVON PRODS INC COM                      182,680.80     61.38      258,511.50     0.11%       75,830.70
   900.00   UNITED STATES    BALL CORP COM                            24,055.50     35.31       31,781.25     0.01%        7,725.75
 2,200.00   UNITED STATES    BROWN FORMAN CORP CL B                  104,053.50     55.25      121,550.00     0.05%       17,496.50
14,586.00   UNITED STATES    CAMPBELL SOUP CO COM                    432,146.75     58.13      847,811.25     0.35%      415,664.50
 3,324.00   UNITED STATES    CLOROX CO COM                           109,463.75     79.06      262,803.75     0.11%      153,340.00
79,310.00   UNITED STATES    COCA COLA CO COM                      2,920,291.70     66.63    5,284,028.75     2.16%    2,363,737.05
 9,364.00   UNITED STATES    COLGATE PALMOLIVE CO                    398,997.65     73.50      688,254.00     0.28%      289,256.35
14,960.00   UNITED STATES    CONAGRA INC COM                         328,748.35     32.81      490,875.00     0.20%      162,126.65

 1,200.00    UNITED STATES    COORS ADOLPH CO CL B                     29,702.00      33.25       39,900.00    0.02%      10,198.00
 4,584.00    UNITED STATES    CPC INTL INC COM                        296,160.00     107.75      493,926.00    0.20%     197,766.00
 4,055.00    UNITED STATES    CROWN CORK & SEAL INC COM               186,481.23      50.13      203,256.88    0.08%      16,775.65
10,349.00    UNITED STATES    EASTMAN KODAK CO COM                    595,409.90      60.81      629,348.56    0.26%      33,938.66
 2,300.00    UNITED STATES    FRUIT OF THE LOOM INC CL A               61,046.10      25.63       58,937.50    0.02%      (2,108.60)
 5,068.00    UNITED STATES    GENERAL MLS INC COM                     266,300.31      71.63      362,995.50    0.15%      96,695.19
18,220.00    UNITED STATES    GILLETTE CO COM                       1,102,617.05     100.44    1,829,971.25    0.75%     727,354.20
 4,022.00    UNITED STATES    HASBRO INC COM                           90,357.74      31.50      126,693.00    0.05%      36,335.26
11,689.00    UNITED STATES    HEINZ H J CO COM                        377,540.37      50.81      593,947.31    0.24%     216,406.94
 4,474.00    UNITED STATES    HERSHEY FOODS CORP                      160,654.78      61.94      277,108.38    0.11%     116,453.60
 3,500.00    UNITED STATES    INTL FLAVORS & FRAGRANCES INC           162,913.80      51.50      180,250.00    0.07%      17,336.20
13,074.00    UNITED STATES    KELLOGG CO COM                          405,047.80      49.63      648,797.25    0.27%     243,749.45
17,558.00    UNITED STATES    KIMBERLY CLARK CORP COM                 701,392.09      49.31      865,828.88    0.35%     164,436.79
 2,200.00    UNITED STATES    LIZ CLAIBORNE INC COM                    81,803.15      41.81       91,987.50    0.04%      10,184.35
 3,700.00    UNITED STATES    LOEWS CORP COM                          323,498.30     106.13      392,662.50    0.16%      69,164.20
 9,166.00    UNITED STATES    MATTEL INC COM                          213,211.40      37.25      341,433.50    0.14%     128,222.10
 4,414.00    UNITED STATES    MORTON INTL INC IND NEW COM              97,967.10      34.38      151,731.25    0.06%      53,764.15
 9,148.00    UNITED STATES    NIKE INC CL B COM                       303,176.70      39.25      359,059.00    0.15%      55,882.30
48,586.00    UNITED STATES    PEPSICO INC COM                       1,074,520.20      36.44    1,770,352.38    0.72%     695,832.18
77,247.00    UNITED STATES    PHILIP MORRIS COS INC COM             2,047,480.63      45.31    3,500,254.69    1.43%   1,452,774.06
 2,100.00    UNITED STATES    PIONEER HI BRED INTL                    109,666.10     107.25      225,225.00    0.09%     115,558.90
 1,400.00    UNITED STATES    POLAROID CORP COM                        65,946.80      48.69       68,162.50    0.03%       2,215.70
43,226.00    UNITED STATES    PROCTER & GAMBLE CO COM               1,833,237.20      79.81    3,449,975.13    1.41%   1,616,737.93
 4,349.00    UNITED STATES    QUAKER OATS CO COM                      158,492.50      52.75      229,409.75    0.09%      70,917.25
 3,361.00    UNITED STATES    RALSTON PURINA CO-RALSTON               196,852.30      92.94      312,362.94    0.13%     115,510.64
 1,800.00    UNITED STATES    REEBOK INTL LTD COM                      80,379.70      28.81       51,862.50    0.02%     (28,517.20)
 4,700.00    UNITED STATES    RUBBERMAID INC COM                      111,975.40      25.00      117,500.00    0.05%       5,524.60
 1,087.00    UNITED STATES    RUSSELL CORP                             33,360.00      26.56       28,873.44    0.01%      (4,486.56)
15,184.00    UNITED STATES    SARA LEE CORP                           479,094.80      56.31      855,049.00    0.35%     375,954.20
 5,444.00    UNITED STATES    SHERWIN WILLIAMS CO COM                 117,643.80      27.75      151,071.00    0.06%      33,427.20
 4,868.00    UNITED STATES    TRICON GLOBAL RESTAURANTS INC            95,456.97      29.06      141,476.25    0.06%      46,019.28
 1,900.00    UNITED STATES    TUPPERWARE CORP COM                      80,594.30      27.88       52,962.50    0.02%     (27,631.80)
 5,810.00    UNITED STATES    UST INC COM                             173,228.10      36.94      214,606.88    0.09%      41,378.78
 4,000.00    UNITED STATES    V F CORP COM                            139,352.50      45.94      183,750.00    0.08%      44,397.50
 3,200.00    UNITED STATES    WHITMAN CORP COM                         72,395.80      26.06       83,400.00    0.03%      11,004.20
 3,711.00    UNITED STATES    WRIGLEY WM JR CO COM                    185,810.23      79.56      295,256.44    0.12%     109,446.21
     1.00    UNITED STATES    ACNIELSEN CORP                                0.00      24.38           24.38    0.00%          24.38
 7,765.00    UNITED STATES    ALBERTSONS INC COM                      242,924.05      47.38      367,866.88    0.15%     124,942.83
 2,400.00    UNITED STATES    AMERICAN GREETINGS CORP CL A             76,500.10      39.13       93,900.00    0.04%      17,399.90
 8,872.00    UNITED STATES    AMERICAN STORES CO NEW COM              156,954.20      20.56      182,430.50    0.07%      25,476.30
17,429.00    UNITED STATES    AMERITECH CORP NEW COM                  866,178.63      80.50    1,403,034.50    0.57%     536,855.87
51,747.00    UNITED STATES    AT&T CORP COM                         1,926,249.79      61.25    3,169,503.75    1.30%   1,243,253.96
     0.00    UNITED STATES    AUTOLIV INC COM                               0.14      32.75            0.13    0.00%          (0.01)
 4,700.00    UNITED STATES    AUTOZONE INC COM                        109,150.40      29.00      136,300.00    0.06%      27,149.60
 3,300.00    UNITED STATES    BLOCK H & R INC COM                      99,947.30      44.81      147,881.25    0.06%      47,933.95
 3,100.00    UNITED STATES    BRUNSWICK CORP COM                       76,962.10      30.31       93,968.75    0.04%      17,006.65
22,318.00    UNITED STATES    CBS CORP COM                            457,219.20      29.44      656,986.13    0.27%     199,766.93

24,965.50    UNITED STATES    CENDANT CORP COM                        606,040.18    34.38      858,189.06     0.35%     252,148.88
 3,300.00    UNITED STATES    CHARMING SHOPPES INC PA COM              16,029.60     4.69       15,468.75     0.01%        (560.85)
 3,100.00    UNITED STATES    CIRCUIT CITY GROUP COM                  111,649.60    35.56      110,243.75     0.05%      (1,405.85)
 3,100.00    UNITED STATES    CLEAR CHANNEL COMMUNICATIONS            209,032.90    79.44      246,256.25     0.10%      37,223.35
 5,134.00    UNITED STATES    COGNIZANT CORP COM                       57,198.90    44.56      228,783.88     0.09%     171,584.98
11,100.00    UNITED STATES    COMCAST CORP CL A SPL                   215,463.10    31.56      350,343.75     0.14%     134,880.65
 6,731.00    UNITED STATES    COSTCO COS INC COM                      125,589.05    44.63      300,370.88     0.12%     174,781.83
 5,500.00    UNITED STATES    CVS CORP                                272,678.80    64.06      352,343.75     0.14%      79,664.95
 4,800.00    UNITED STATES    DARDEN RESTAURANTS INC                   40,514.80    12.50       60,000.00     0.02%      19,485.20
 6,911.00    UNITED STATES    DAYTON HUDSON CORP COM                  217,639.33    67.50      466,492.50     0.19%     248,853.17
 2,597.00    UNITED STATES    DELUXE CORP COM                          73,063.05    34.50       89,596.50     0.04%      16,533.45
 3,498.00    UNITED STATES    DILLARDS INC CL A COM                   114,005.81    35.25      123,304.50     0.05%       9,298.69
21,905.00    UNITED STATES    DISNEY WALT CO COM                    1,310,407.98    99.06    2,169,964.06     0.89%     859,556.08
 4,611.00    UNITED STATES    DONNELLEY R R & SONS CO COM             146,593.85    37.25      171,759.75     0.07%      25,165.90
 2,991.00    UNITED STATES    DOW JONES & CO INC COM                  106,925.35    53.69      160,579.31     0.07%      53,653.96
 5,334.00    UNITED STATES    DUN & BRADSTREET CORP COM                33,682.30    30.94      165,020.63     0.07%     131,338.33
 2,017.00    UNITED STATES    ECOLAB INC COM                           65,921.35    55.44      111,817.44     0.05%      45,896.09
 6,600.00    UNITED STATES    FEDERATED DEPT STORES INC DEL           203,919.60    43.06      284,212.50     0.12%      80,292.90
 5,387.00    UNITED STATES    FORTUNE BRANDS INC COM                  143,136.05    37.06      199,655.69     0.08%      56,519.64
 8,976.00    UNITED STATES    GANNETT INC COM                         318,866.70    61.81      554,829.00     0.23%     235,962.30
12,768.00    UNITED STATES    GAP INC COM                             194,144.20    35.44      452,466.00     0.19%     258,321.80
 1,900.00    UNITED STATES    GIANT FOOD INC CL A                      59,919.30    33.69       64,006.25     0.03%       4,086.95
 1,200.00    UNITED STATES    GREAT ATLANTIC & PAC TEA INC             34,099.00    29.69       35,625.00     0.01%       1,526.00
 2,246.00    UNITED STATES    HARCOURT GEN INC                         90,205.45    54.75      122,968.50     0.05%      32,763.05
   900.00    UNITED STATES    HARLAND JOHN H CO COM                    27,205.50    21.00       18,900.00     0.01%      (8,305.50)
 3,146.00    UNITED STATES    HARRAHS ENTMT INC COM                    82,843.72    18.88       59,380.75     0.02%     (23,462.97)
 7,907.00    UNITED STATES    HILTON HOTELS CORP COM                  121,611.75    29.75      235,233.25     0.10%     113,621.50
23,729.00    UNITED STATES    HOME DEPOT INC COM                      826,788.08    58.88    1,397,044.88     0.57%     570,256.80
 4,184.00    UNITED STATES    IKON OFFICE SOLUTIONS INC COM           137,814.60    28.13      117,675.00     0.05%     (20,139.60)
 3,959.00    UNITED STATES    INTERPUBLIC GROUP COS INC COM           113,944.57    49.81      197,207.69     0.08%      83,263.12
 3,800.00    UNITED STATES    ITT CORP NEW COM                        178,488.75    82.88      314,925.00     0.13%     136,436.25
 1,200.00    UNITED STATES    JOSTENS INC                              26,736.50    23.06       27,675.00     0.01%         938.50
15,450.00    UNITED STATES    K MART CORP COM                         195,772.35    11.56      178,640.63     0.07%     (17,131.72)
 1,200.00    UNITED STATES    KING WORLD PRODTNS INC COM               50,036.60    57.75       69,300.00     0.03%      19,263.40
 2,796.00    UNITED STATES    KNIGHT RIDDER INC                        93,858.00    52.00      145,392.00     0.06%      51,534.00
 7,986.00    UNITED STATES    KROGER CO COM                           143,170.33    36.94      294,982.88     0.12%     151,812.55
 8,572.00    UNITED STATES    LIMITED INC COM                         153,021.90    25.50      218,586.00     0.09%      65,564.10
 1,228.00    UNITED STATES    LONGS DRUG STORES CORP COM               24,437.30    32.13       39,449.50     0.02%      15,012.20
 5,483.00    UNITED STATES    LOWES COS INC COM                       200,271.65    47.69      261,470.56     0.11%      61,198.91
 4,086.00    UNITED STATES    MARRIOTT INTL INC COM                   143,465.50    69.25      282,955.50     0.12%     139,490.00
 7,363.00    UNITED STATES    MAY DEPT STORES CO COM                  280,088.69    52.69      387,938.06     0.16%     107,849.37
22,215.00    UNITED STATES    MCDONALDS CORP COM                      824,449.53    47.75    1,060,766.25     0.43%     236,316.72
 3,100.00    UNITED STATES    MCGRAW HILL COS INC COM                 138,055.70    74.00      229,400.00     0.09%      91,344.30
 1,200.00    UNITED STATES    MERCANTILE STORES INC COM                62,113.50    60.88       73,050.00     0.03%      10,936.50
 1,700.00    UNITED STATES    MEREDITH CORP COM                        47,051.30    35.69       60,668.75     0.02%      13,617.45
 5,600.00    UNITED STATES    MIRAGE RESORTS INC COM                  145,783.50    22.75      127,400.00     0.05%     (18,383.50)
 1,400.00    UNITED STATES    NATIONAL SVC INDS INC COM                59,559.40    49.56       69,387.50     0.03%       9,828.10

 3,000.00    UNITED STATES    NEW YORK TIMES CO CL A                  131,447.70    66.13      198,375.00    0.08%       66,927.30
 2,401.00    UNITED STATES    NORDSTROM INC WASH COM                   99,403.00    60.38      144,960.38    0.06%       45,557.38
 5,200.00    UNITED STATES    OMNICOM GROUP INC COM                   202,852.00    42.38      220,350.00    0.09%       17,498.00
 7,872.00    UNITED STATES    PENNEY J C INC COM                      390,836.60    60.31      474,780.00    0.19%       83,943.40
 2,000.00    UNITED STATES    PEP BOYS MANNY MOE & JACK COM            57,540.00    23.88       47,750.00    0.02%       (9,790.00)
 3,900.00    UNITED STATES    RITE AID CORP COM                       119,221.90    58.69      228,881.25    0.09%      109,659.35
 1,800.00    UNITED STATES    SAFETY KLEEN CORP                        28,904.80    27.44       49,387.50    0.02%       20,482.70
29,389.00    UNITED STATES    SBC COMMUNICATIONS INC COM            1,386,988.13    73.25    2,152,744.25    0.88%      765,756.12
12,362.00    UNITED STATES    SEARS ROEBUCK & CO COM                  448,371.02    45.25      559,380.50    0.23%      111,009.48
 7,876.00    UNITED STATES    SERVICE CORP INTL COM                   178,668.20    36.94      290,919.75    0.12%      112,251.55
13,562.00    UNITED STATES    SPRINT CORP COM                         450,638.13    58.63      795,072.25    0.33%      344,434.12
 1,900.00    UNITED STATES    SUPERVALU INC COM                        61,263.10    41.88       79,562.50    0.03%       18,299.40
 5,517.00    UNITED STATES    SYSCO CORP COM                          188,730.03    45.56      251,368.31    0.10%       62,638.28
 3,318.00    UNITED STATES    TANDY CORP COM                           75,189.75    38.56      127,950.38    0.05%       52,760.63
16,047.00    UNITED STATES    TELE COMMUNICATIONS INC NEW             264,968.01    27.94      448,313.06    0.18%      183,345.05
18,176.00    UNITED STATES    TIME WARNER INC COM                     774,838.30    62.00    1,126,912.00    0.46%      352,073.70
 3,076.00    UNITED STATES    TIMES MIRROR CO NEW COM SER A            93,459.01    61.50      189,174.00    0.08%       95,714.99
 5,100.00    UNITED STATES    TJX COS INC NEW COM                     102,765.50    34.38      175,312.50    0.07%       72,547.00
 8,982.00    UNITED STATES    TOYS R US INC COM                       264,577.90    31.44      282,371.63    0.12%       17,793.73
 3,900.00    UNITED STATES    TRIBUNE CO NEW COM                      147,239.90    62.25      242,775.00    0.10%       95,535.10
19,240.00    UNITED STATES    U S WEST INC COM MEDIA GROUP            346,765.01    28.88      555,555.00    0.23%      208,789.99
11,124.00    UNITED STATES    VIACOM INC CL B                         441,591.30    41.44      460,950.75    0.19%       19,359.45
72,128.00    UNITED STATES    WAL MART STORES INC COM               1,836,342.00    39.44    2,844,548.00    1.16%    1,008,206.00
15,480.00    UNITED STATES    WALGREEN CO                             273,072.00    31.38      485,685.00    0.20%      212,613.00
14,290.00    UNITED STATES    WASTE MGMT INC NEW COM NEW              425,063.65    27.50      392,975.00    0.16%      (32,088.65)
 4,100.00    UNITED STATES    WENDYS INTL INC COM                      84,119.60    24.06       98,656.25    0.04%       14,536.65
 4,650.00    UNITED STATES    WINN DIXIE STORES INC                   139,356.55    43.69      203,146.88    0.08%       63,790.33
 4,200.00    UNITED STATES    WOOLWORTH CORP COM                       80,767.25    20.38       85,575.00    0.04%        4,807.75
   900.00    UNITED STATES    AEROQUIP-VICKERS INC COM                 39,299.40    49.06       44,156.25    0.02%        4,856.85
 2,935.00    UNITED STATES    BLACK & DECKER CORP COM                  89,743.10    39.06      114,648.44    0.05%       24,905.34
21,156.00    UNITED STATES    CHRYSLER CORP COM                       564,075.55    35.19      744,426.75    0.30%      180,351.20
 2,464.00    UNITED STATES    COOPER TIRE & RUBR CO                    53,272.58    24.38       60,060.00    0.02%        6,787.42
 7,264.00    UNITED STATES    CORNING INC COM                         256,888.54    37.13      269,676.00    0.11%       12,787.46
 1,100.00    UNITED STATES    FLEETWOOD ENTERPRISES INC COM            30,490.80    42.44       46,681.25    0.02%       16,190.45
38,262.00    UNITED STATES    FORD MTR CO DEL COM                   1,206,103.75    48.69    1,862,881.13    0.76%      656,777.38
22,616.00    UNITED STATES    GENERAL MTRS CORP COM                   986,055.25    60.63    1,371,095.00    0.56%      385,039.75
 5,689.00    UNITED STATES    GENUINE PARTS CO COM                    162,425.35    33.94      193,070.44    0.08%       30,645.09
 4,927.00    UNITED STATES    GOODYEAR TIRE & RUBR CO COM             220,767.38    63.63      313,480.38    0.13%       92,713.00
 5,182.00    UNITED STATES    MASCO CORP COM                          161,360.45    50.88      263,634.25    0.11%      102,273.80
 3,095.00    UNITED STATES    MAYTAG CORP COM                          50,504.43    37.31      115,482.19    0.05%       64,977.76
 4,973.00    UNITED STATES    NEWELL CO COM                           157,646.00    42.50      211,352.50    0.09%       53,706.50
 4,600.00    UNITED STATES    NEXTLEVEL SYS INC COM                    92,521.04    17.88       82,225.00    0.03%      (10,296.04)
   700.00    UNITED STATES    PULTTE CORP COM                          24,695.30    41.81       29,268.75    0.01%        4,573.45
 1,905.00    UNITED STATES    SNAP ON INC COM                          52,307.06    43.63       83,105.63    0.03%       30,798.57
   600.00    UNITED STATES    SPRINGS INDS INC CL A                    29,224.60    52.00       31,200.00    0.01%        1,975.40
 1,700.00    UNITED STATES    UNOVA INC COM                            25,331.85    16.44       27,943.75    0.01%        2,611.90
 2,356.00    UNITED STATES    WHIRLPOOL CORP COM                      118,246.30    55.00      129,580.00    0.05%       11,333.70

 2,955.00     UNITED STATES     AMERADA HESS CORP COM              154,859.03      54.88      162,155.63     0.07%       7,296.60
15,568.00     UNITED STATES     AMOCO CORP COM                   1,025,770.90      85.13    1,325,226.00     0.54%     299,455.10
 1,900.00     UNITED STATES     ANADARKO PETE CORP COM             127,619.40      60.69      115,306.25     0.05%     (12,313.15)
 2,800.00     UNITED STATES     APACHE CORP COM                    101,299.80      35.06       98,175.00     0.04%      (3,124.80)
 2,400.00     UNITED STATES     ASHLAND INC                        105,916.80      53.69      128,850.00     0.05%      22,933.20
10,164.00     UNITED STATES     ATLANTIC RICHFIELD CO COM          596,010.50      80.13      814,390.50     0.33%     218,380.00
 5,291.00     UNITED STATES     BAKER HUGHES INC COM               173,026.18      43.63      230,819.88     0.09%      57,793.70
 5,631.00     UNITED STATES     BURLINGTON RES INC COM             229,521.95      44.81      252,339.19     0.10%      22,817.24
21,188.00     UNITED STATES     CHEVRON CORP COM                 1,143,803.45      77.00    1,631,476.00     0.67%     487,672.55
 3,318.00     UNITED STATES     COASTAL CORP COM                   136,426.00      61.94      205,508.63     0.08%      69,082.63
 5,524.00     UNITED STATES     DRESSER INDS INC COM               163,344.30      41.94      231,662.75     0.09%      68,318.45
   600.00     UNITED STATES     EASTERN ENTERPRISES                 21,062.00      45.00       27,000.00     0.01%       5,938.00
 3,391.00     UNITED STATES     EEX CORP                            22,694.54       9.06       30,730.94     0.01%       8,036.40
10,196.00     UNITED STATES     ENRON CORP COM                     357,300.30      41.56      423,771.25     0.17%      66,470.95
78,614.00     UNITED STATES     EXXON CORP COM                   3,084,749.05      61.19    4,810,194.13     1.97%   1,725,445.08
 8,568.00     UNITED STATES     HALLIBURTON CO COM                 234,217.66      51.94      445,000.50     0.18%     210,782.84
   804.00     UNITED STATES     HELMERICH & PAYNE INC COM           31,028.80      67.88       54,571.50     0.02%      23,542.70
 1,547.00     UNITED STATES     KERR MCGEE CORP                     78,951.43      63.31       97,944.44     0.04%      18,993.01
 1,728.00     UNITED STATES     MCDERMOTT INTL INC COM              35,259.06      36.63       63,288.00     0.03%      28,028.94
25,388.00     UNITED STATES     MOBIL CORP COM                   1,298,087.20      72.19    1,832,696.25     0.75%     534,609.05
10,961.00     UNITED STATES     OCCIDENTAL PETE CORP COM           238,298.85      29.31      321,294.31     0.13%      82,995.46
 3,300.00     UNITED STATES     ORYX ENERGY CO COM                  64,897.30      25.50       84,150.00     0.03%      19,252.70
 1,500.00     UNITED STATES     PENNZOIL CO COM                     76,430.00      66.81      100,218.75     0.04%      23,788.75
 8,359.00     UNITED STATES     PHILLIPS PETE CO COM               300,199.63      48.63      406,456.38     0.17%     106,256.75
 2,700.00     UNITED STATES     ROWAN COS INC COM                   63,879.10      30.50       82,350.00     0.03%      18,470.90
16,144.00     UNITED STATES     SCHLUMBERGER LTD COM               626,331.40      80.50    1,299,592.00     0.53%     673,260.60
 2,731.00     UNITED STATES     SONAT INC COM                       93,811.63      45.75      124,943.25     0.05%      31,131.62
 2,300.00     UNITED STATES     SUN INC COM                         66,627.30      42.06       96,743.75     0.04%      30,116.45
18,020.00     UNITED STATES     TEXACO INC COM                     704,755.23      54.38      979,837.50     0.40%     275,082.27
 8,024.00     UNITED STATES     UNION PAC RES GROUP INC COM        190,398.41      24.25      194,582.00     0.08%       4,183.59
 7,886.00     UNITED STATES     UNOCAL CORP COM                    239,938.43      38.81      306,075.38     0.13%      66,136.95
 9,130.00     UNITED STATES     USX MARATHON GROUP NEW COM         191,056.90      33.75      308,137.50     0.13%     117,080.60
 1,700.00     UNITED STATES     WESTERN ATLAS INC COM               96,502.15      74.00      125,800.00     0.05%      29,297.85
10,100.00     UNITED STATES     WILLIAMS COS INC COM               145,643.42      28.38      286,587.50     0.12%     140,944.08
 2,974.00     UNITED STATES     AMR CORP DEL COM                   246,472.25     128.50      382,159.00     0.16%     135,686.75
 4,952.00     UNITED STATES     BURLINGTON NORTH SANTA FE CORP     351,612.70      92.94      460,226.50     0.19%     108,613.80
 1,200.00     UNITED STATES     CALIBER SYS INC                     34,386.60      48.69       58,425.00     0.02%      24,038.40
 6,920.00     UNITED STATES     CSX CORP COM                       286,797.75      54.00      373,680.00     0.15%      86,882.25
 2,341.00     UNITED STATES     DELTA AIR LINES INC DEL COM        165,965.10     119.00      278,579.00     0.11%     112,613.90
 3,694.00     UNITED STATES     FEDERAL EXPRESS CORP COM           134,179.45      61.06      225,564.88     0.09%      91,385.43
12,120.00     UNITED STATES     NORFOLK SOUTHN CORP COM            280,893.77      30.81      373,447.50     0.15%      92,553.73
 2,425.00     UNITED STATES     RYDER SYS INC COM                   63,851.00      32.75       79,418.75     0.03%      15,567.75
 6,900.00     UNITED STATES     SOUTHWEST AIRLS CO COM             102,148.40      24.63      169,912.50     0.07%      67,764.10
 7,777.00     UNITED STATES     UNION PAC CORP COM                 374,622.37      62.44      485,576.44     0.20%     110,954.07
 2,900.00     UNITED STATES     US AIRWAYS GROUP INC COM            78,164.30      62.50      181,250.00     0.07%     103,085.70
 4,427.00     UNITED STATES     ADVANCED MICRO DEVICES INC COM     123,341.16      17.94       79,409.31     0.03%     (43,931.85)
15,910.00     UNITED STATES     AIRTOUCH COMMUNICATIONS INC        472,945.80      41.56      661,259.38     0.27%     188,313.58

 6,966.00      UNITED STATES       AMP INC COM                               272,904.70      42.00      292,572.00      0.12%
 2,800.00      UNITED STATES       ANDREW CORP COM                           106,470.70      24.00       67,200.00      0.03%
 4,000.00      UNITED STATES       APPLE COMPUTER INC                         69,587.80      13.13       52,500.00      0.02%
11,600.00      UNITED STATES       APPLIED MATLS INC COM                     254,219.10      30.13      349,450.00      0.14%
 1,500.00      UNITED STATES       AUTODESK INC COM                           59,593.70      37.00       55,500.00      0.02%
 9,288.00      UNITED STATES       AUTOMATIC DATA PROCESSING INC             342,872.90      61.38      570,051.00      0.23%
 6,800.00      UNITED STATES       BAY NETWORKS INC                          241,887.40      25.56      173,825.00      0.07%
32,164.20      UNITED STATES       BOEING CO COM                             996,194.16      48.94    1,574,035.54      0.64%
 5,000.00      UNITED STATES       CABLETRON SYS INC COM                     153,666.75      15.00       75,000.00      0.03%
 2,500.00      UNITED STATES       CERIDIAN CORP COM                          91,393.90      45.81      114,531.25      0.05%
31,957.00      UNITED STATES       CISCO SYS INC COM                         858,984.08      55.75    1,781,602.75      0.73%
     1.00      UNITED STATES       COMMSCOPE INC COM                              15.97      13.44           13.40      0.00%
24,434.50      UNITED STATES       COMPAQ COMPUTER CORP COM                  630,604.65      56.44    1,379,022.09      0.56%
17,499.00      UNITED STATES       COMPUTER ASSOC INTL INC COM               430,841.50      52.88      925,259.63      0.38%
 2,500.00      UNITED STATES       COMPUTER SCIENCES CORP COM                144,856.30      83.50      208,750.00      0.09%
 1,500.00      UNITED STATES       DATA GEN CORP COM                          35,648.90      17.44       26,156.25      0.01%
10,500.00      UNITED STATES       DELL COMPUTER CORP COM                    323,062.80      84.00      882,000.00      0.36%
 4,829.00      UNITED STATES       DIGITAL EQUIP CORP COM                    170,370.28      37.00      178,673.00      0.07%
 3,700.00      UNITED STATES       DSC COMMUNICATIONS CORP COM                86,325.10      24.00       88,800.00      0.04%
 1,400.00      UNITED STATES       EG & G INC                                 28,546.80      20.81       29,137.50      0.01%
15,600.00      UNITED STATES       EMC CORP MASS                             229,411.47      27.44      428,025.00      0.18%
13,512.00      UNITED STATES       FIRST DATA CORP COM                       454,731.35      29.25      395,226.00      0.16%
 5,100.00      UNITED STATES       FRONTIER CORP COM                         111,977.00      24.06      122,718.75      0.05%
 2,506.00      UNITED STATES       HARRIS CORP DEL COM                        79,912.75      45.88      114,962.75      0.05%
33,404.00      UNITED STATES       HEWLETT PACKARD CO COM                  1,240,111.80      62.50    2,087,750.00      0.85%
 4,072.00      UNITED STATES       HONEYWELL INC COM                         194,218.30      68.50      278,932.00      0.11%
31,120.00      UNITED STATES       IBM CORP COM                            1,583,106.90     104.56    3,253,985.00      1.33%
52,524.00      UNITED STATES       INTEL CORP CALIF COM                    1,695,417.75      70.25    3,689,811.00      1.51%
 2,700.00      UNITED STATES       KLA TENCOR CORP                           194,062.50      38.63      104,287.50      0.04%
 6,112.00      UNITED STATES       LOCKHEED MARTIN CORP COM                  463,493.37      98.50      602,032.00      0.25%
 4,500.00      UNITED STATES       LSI LOGIC CORP COM                        143,784.10      19.75       88,875.00      0.04%
20,834.00      UNITED STATES       LUCENT TECHNOLOGIES INC COM             1,099,254.88      79.88    1,664,115.75      0.68%
 6,674.00      UNITED STATES       MICRON TECHNOLOGY INC COM                 195,527.98      26.00      173,524.00      0.07%
38,936.00      UNITED STATES       MICROSOFT CORP COM                      2,180,969.40     129.25    5,032,478.00      2.06%
19,320.00      UNITED STATES       MOTOROLA INC COM                        1,196,819.65      57.06    1,102,447.50      0.45%
 5,200.00      UNITED STATES       NATIONAL SEMICONDUCTOR CORP               144,704.20      25.94      134,875.00      0.06%
    22.00      UNITED STATES       NETSCAPE COMMUNICATIONS CORP                    0.00      24.38          536.25      0.00%
11,000.00      UNITED STATES       NOVELL INC                                115,622.40       7.50       82,500.00      0.03%
31,098.00      UNITED STATES       ORACLE CORPORATION COM                    649,562.14      22.31      693,874.13      0.28%
 4,000.00      UNITED STATES       PARAMETRIC TECHNOLOGY CORP COM            178,843.90      47.38      189,500.00      0.08%
 1,400.00      UNITED STATES       PERKIN ELMER CORP COM                     103,546.70      71.06       99,487.50      0.04%
 4,568.00      UNITED STATES       PITNEY BOWES INC COM                      183,892.30      89.94      410,834.50      0.17%
 2,400.00      UNITED STATES       SCIENTIFIC ATLANTA INC                     41,754.30      16.75       40,200.00      0.02%
 7,700.00      UNITED STATES       SEAGATE TECHNOLOGY COM                    261,221.70      19.25      148,225.00      0.06%
   800.00      UNITED STATES       SHARED MED SYS CORP                        41,214.00      66.00       52,800.00      0.02%
 5,590.00      UNITED STATES       SILICON GRAPHICS INC COM                  110,114.40      12.44       69,525.63      0.03%
12,232.00      UNITED STATES       SUN MICROSYSTEMS INC COM                  242,580.95      39.88      487,751.00      0.20%

 6,966.00      UNITED STATES       AMP INC COM                                  19,667.30
 2,800.00      UNITED STATES       ANDREW CORP COM                             (39,270.70)
 4,000.00      UNITED STATES       APPLE COMPUTER INC                          (17,087.80)
11,600.00      UNITED STATES       APPLIED MATLS INC COM                        95,230.90
 1,500.00      UNITED STATES       AUTODESK INC COM                             (4,093.70)
 9,288.00      UNITED STATES       AUTOMATIC DATA PROCESSING INC               227,178.10
 6,800.00      UNITED STATES       BAY NETWORKS INC                            (68,062.40)
32,164.20      UNITED STATES       BOEING CO COM                               577,841.38
 5,000.00      UNITED STATES       CABLETRON SYS INC COM                       (78,666.75)
 2,500.00      UNITED STATES       CERIDIAN CORP COM                            23,137.35
31,957.00      UNITED STATES       CISCO SYS INC COM                           922,618.67
     1.00      UNITED STATES       COMMSCOPE INC COM                                (2.57)
24,434.50      UNITED STATES       COMPAQ COMPUTER CORP COM                    748,417.44
17,499.00      UNITED STATES       COMPUTER ASSOC INTL INC COM                 494,418.13
 2,500.00      UNITED STATES       COMPUTER SCIENCES CORP COM                   63,893.70
 1,500.00      UNITED STATES       DATA GEN CORP COM                            (9,492.65)
10,500.00      UNITED STATES       DELL COMPUTER CORP COM                      558,937.20
 4,829.00      UNITED STATES       DIGITAL EQUIP CORP COM                        8,302.72
 3,700.00      UNITED STATES       DSC COMMUNICATIONS CORP COM                   2,474.90
 1,400.00      UNITED STATES       EG & G INC                                      590.70
15,600.00      UNITED STATES       EMC CORP MASS                               198,613.53
13,512.00      UNITED STATES       FIRST DATA CORP COM                         (59,505.35)
 5,100.00      UNITED STATES       FRONTIER CORP COM                            10,741.75
 2,506.00      UNITED STATES       HARRIS CORP DEL COM                          35,050.00
33,404.00      UNITED STATES       HEWLETT PACKARD CO COM                      847,638.20
 4,072.00      UNITED STATES       HONEYWELL INC COM                            84,713.70
31,120.00      UNITED STATES       IBM CORP COM                              1,670,878.10
52,524.00      UNITED STATES       INTEL CORP CALIF COM                      1,994,393.25
 2,700.00      UNITED STATES       KLA TENCOR CORP                             (89,775.00)
 6,112.00      UNITED STATES       LOCKHEED MARTIN CORP COM                    138,538.63
 4,500.00      UNITED STATES       LSI LOGIC CORP COM                          (54,909.10)
20,834.00      UNITED STATES       LUCENT TECHNOLOGIES INC COM                 564,860.87
 6,674.00      UNITED STATES       MICRON TECHNOLOGY INC COM                   (22,003.98)
38,936.00      UNITED STATES       MICROSOFT CORP COM                        2,851,508.60
19,320.00      UNITED STATES       MOTOROLA INC COM                            (94,372.15)
 5,200.00      UNITED STATES       NATIONAL SEMICONDUCTOR CORP                  (9,829.20)
    22.00      UNITED STATES       NETSCAPE COMMUNICATIONS CORP                    536.25
11,000.00      UNITED STATES       NOVELL INC                                  (33,122.40)
31,098.00      UNITED STATES       ORACLE CORPORATION COM                       44,311.99
 4,000.00      UNITED STATES       PARAMETRIC TECHNOLOGY CORP COM               10,656.10
 1,400.00      UNITED STATES       PERKIN ELMER CORP COM                        (4,059.20)
 4,568.00      UNITED STATES       PITNEY BOWES INC COM                        226,942.20
 2,400.00      UNITED STATES       SCIENTIFIC ATLANTA INC                       (1,554.30)
 7,700.00      UNITED STATES       SEAGATE TECHNOLOGY COM                     (112,996.70)
   800.00      UNITED STATES       SHARED MED SYS CORP                          11,586.00
 5,590.00      UNITED STATES       SILICON GRAPHICS INC COM                    (40,588.77)
12,232.00      UNITED STATES       SUN MICROSYSTEMS INC COM                    245,170.05

      1,650.00    UNITED STATES    TEKTRONIX INC COM                          52,598.40       39.69        65,484.38          0.03%
      5,700.00    UNITED STATES    TELLABS INC COM                           190,285.90       52.88       301,387.50          0.12%
     12,728.00    UNITED STATES    TEXAS INSTRS INC COM                      374,684.60       45.00       572,760.00          0.23%
      5,500.00    UNITED STATES    UNISYS CORP                                49,154.30       13.88        76,312.50          0.03%
      7,442.00    UNITED STATES    UNITED TECHNOLOGIES CORP COM              393,281.95       72.81       541,870.63          0.22%
     10,274.00    UNITED STATES    XEROX CORP COM                            510,715.61       73.81       758,349.63          0.31%
     10,900.00    UNITED STATES    3COM CORP COM                             539,783.90       34.94       380,818.75          0.16%
      3,440.00    UNITED STATES    AIR PRODS & CHEMS INC COM                 198,635.80       82.25       282,940.00          0.12%
      5,500.00    UNITED STATES    ALLEGHENY TELEDYNE INC COM                125,460.20       25.88       142,312.50          0.06%
     17,798.00    UNITED STATES    ALLIED SIGNAL INC COM                     484,685.25       38.94       693,009.63          0.28%
      5,550.00    UNITED STATES    ALUMINUM CO AMER COM                      297,406.73       70.38       390,581.25          0.16%
      3,300.00    UNITED STATES    ARMCO INC                                  14,222.40        4.94        16,293.75          0.01%
      1,281.00    UNITED STATES    ASARCO INC                                 36,165.08       22.44        28,742.44          0.01%
      3,238.00    UNITED STATES    AVERY DENNISON CORP COM                    80,789.85       44.75       144,900.50          0.06%
      7,200.00    UNITED STATES    BATTLE MTN GOLD CO COM                     54,284.80        5.88        42,300.00          0.02%
      1,700.00    UNITED STATES    BEMIS INC COM                              63,134.10       44.06        74,906.25          0.03%
      3,500.00    UNITED STATES    BETHLEHEM STL CORP COM                     31,945.10        8.63        30,187.50          0.01%
      1,700.00    UNITED STATES    BOISE CASCADE CORP COM                     66,852.90       30.25        51,425.00          0.02%
      6,211.00    UNITED STATES    BROWNING FERRIS INDS INC COM              195,459.95       37.00       229,807.00          0.09%
      3,085.00    UNITED STATES    CHAMPION INTL CORP COM                    123,730.05       45.31       139,789.06          0.06%
      2,897.00    UNITED STATES    CYPRUS AMAX MINERALS CO COM                75,662.58       15.38        44,541.38          0.02%
      7,267.00    UNITED STATES    DOW CHEM CO COM                           505,173.53      101.50       737,600.50          0.30%
     36,274.00    UNITED STATES    DU PONT E I DE NEMOURS & CO             1,379,807.55       60.06     2,178,707.13          0.89%
      4,500.00    UNITED STATES    ENGELHARD CORP                             93,808.90       17.38        78,187.50          0.03%
      1,200.00    UNITED STATES    FMC CORP NEW COM                           84,849.00       67.31        80,775.00          0.03%
      6,636.00    UNITED STATES    FORT JAMES CORP COM                       227,719.94       38.25       253,827.00          0.10%
      5,800.00    UNITED STATES    FREEPORT MCMORAN COPPER B                 153,216.20       15.75        91,350.00          0.04%
      1,600.00    UNITED STATES    GENERAL SIGNAL CORP COM                    63,082.10       42.19        67,500.00          0.03%
      2,888.00    UNITED STATES    GEORGIA PAC CORP COM                      154,456.49       60.75       175,446.00          0.07%
      2,888.00    UNITED STATES    GEORGIA PAC CORP COM TIMBER                61,139.01       22.69        65,521.50          0.03%
      2,300.00    UNITED STATES    GOODRICH B F CO                            91,095.55       41.44        95,306.25          0.04%
      2,343.00    UNITED STATES    GRACE W R & CO DEL COM                    120,377.26       80.44       188,465.06          0.08%
      1,900.00    UNITED STATES    GREAT LAKES CHEM CORP COM                  91,244.30       44.88        85,262.50          0.03%
      1,600.00    UNITED STATES    HARNISCHFEGER INDS INC COM                 63,607.00       35.31        56,500.00          0.02%
      3,176.00    UNITED STATES    HERCULES INC COM                          140,620.80       50.06       158,998.50          0.07%
      4,600.00    UNITED STATES    HOMESTAKE MNG CO COM                       64,429.60        8.88        40,825.00          0.02%
      1,500.00    UNITED STATES    INLAND STL INDS INC COM                    30,392.50       17.13        25,687.50          0.01%
      9,610.00    UNITED STATES    INTERNATIONAL PAPER CO COM                373,929.88       43.13       414,431.25          0.17%
      3,400.00    UNITED STATES    LOUISIANA PAC CORP COM                     84,930.50       19.00        64,600.00          0.03%
      3,294.00    UNITED STATES    MEAD CORP COM                              86,852.13       28.00        92,232.00          0.04%
     13,152.00    UNITED STATES    MINNESOTA MNG & MFG CO COM                857,086.09       82.06     1,079,286.00          0.44%
     19,090.00    UNITED STATES    MONSANTO CO COM                           395,166.70       42.00       801,780.00          0.33%
        300.00    UNITED STATES    NACCO INDS INC CL A                        15,068.50      107.19        32,156.25          0.01%
      2,100.00    UNITED STATES    NALCO CHEM CO COM                          78,479.50       39.56        83,081.25          0.03%
      4,957.00    UNITED STATES    NEWMONT MNG CORP COM                      189,382.61       29.38       145,611.88          0.06%
      2,746.00    UNITED STATES    NUCOR CORP                                141,814.30       48.31       132,666.13          0.05%
      4,400.00    UNITED STATES    OWENS ILL INC NEW                         159,844.30       37.94       166,925.00          0.07%

      1,650.00    UNITED STATES    TEKTRONIX INC COM                          12,885.98
      5,700.00    UNITED STATES    TELLABS INC COM                           111,101.60
     12,728.00    UNITED STATES    TEXAS INSTRS INC COM                      198,075.40
      5,500.00    UNITED STATES    UNISYS CORP                                27,158.20
      7,442.00    UNITED STATES    UNITED TECHNOLOGIES CORP COM              148,588.68
     10,274.00    UNITED STATES    XEROX CORP COM                            247,634.02
     10,900.00    UNITED STATES    3COM CORP COM                            (158,965.15)
      3,440.00    UNITED STATES    AIR PRODS & CHEMS INC COM                  84,304.20
      5,500.00    UNITED STATES    ALLEGHENY TELEDYNE INC COM                 16,852.30
     17,798.00    UNITED STATES    ALLIED SIGNAL INC COM                     208,324.38
      5,550.00    UNITED STATES    ALUMINUM CO AMER COM                       93,174.52
      3,300.00    UNITED STATES    ARMCO INC                                   2,071.35
      1,281.00    UNITED STATES    ASARCO INC                                 (7,422.64)
      3,238.00    UNITED STATES    AVERY DENNISON CORP COM                    64,110.65
      7,200.00    UNITED STATES    BATTLE MTN GOLD CO COM                    (11,984.80)
      1,700.00    UNITED STATES    BEMIS INC COM                              11,772.15
      3,500.00    UNITED STATES    BETHLEHEM STL CORP COM                     (1,757.60)
      1,700.00    UNITED STATES    BOISE CASCADE CORP COM                    (15,427.90)
      6,211.00    UNITED STATES    BROWNING FERRIS INDS INC COM               34,347.05
      3,085.00    UNITED STATES    CHAMPION INTL CORP COM                     16,059.01
      2,897.00    UNITED STATES    CYPRUS AMAX MINERALS CO COM               (31,121.20)
      7,267.00    UNITED STATES    DOW CHEM CO COM                           232,426.97
     36,274.00    UNITED STATES    DU PONT E I DE NEMOURS & CO               798,899.58
      4,500.00    UNITED STATES    ENGELHARD CORP                            (15,621.40)
      1,200.00    UNITED STATES    FMC CORP NEW COM                           (4,074.00)
      6,636.00    UNITED STATES    FORT JAMES CORP COM                        26,107.06
      5,800.00    UNITED STATES    FREEPORT MCMORAN COPPER B                 (61,866.20)
      1,600.00    UNITED STATES    GENERAL SIGNAL CORP COM                     4,417.90
      2,888.00    UNITED STATES    GEORGIA PAC CORP COM                       20,989.51
      2,888.00    UNITED STATES    GEORGIA PAC CORP COM TIMBER                 4,382.49
      2,300.00    UNITED STATES    GOODRICH B F CO                             4,210.70
      2,343.00    UNITED STATES    GRACE W R & CO DEL COM                     68,087.80
      1,900.00    UNITED STATES    GREAT LAKES CHEM CORP COM                  (5,981.80)
      1,600.00    UNITED STATES    HARNISCHFEGER INDS INC COM                 (7,107.00)
      3,176.00    UNITED STATES    HERCULES INC COM                           18,377.70
      4,600.00    UNITED STATES    HOMESTAKE MNG CO COM                      (23,604.60)
      1,500.00    UNITED STATES    INLAND STL INDS INC COM                    (4,705.00)
      9,610.00    UNITED STATES    INTERNATIONAL PAPER CO COM                 40,501.37
      3,400.00    UNITED STATES    LOUISIANA PAC CORP COM                    (20,330.50)
      3,294.00    UNITED STATES    MEAD CORP COM                               5,379.87
     13,152.00    UNITED STATES    MINNESOTA MNG & MFG CO COM                222,199.91
     19,090.00    UNITED STATES    MONSANTO CO COM                           406,613.30
        300.00    UNITED STATES    NACCO INDS INC CL A                        17,087.75
      2,100.00    UNITED STATES    NALCO CHEM CO COM                           4,601.75
      4,957.00    UNITED STATES    NEWMONT MNG CORP COM                      (43,770.73)
      2,746.00    UNITED STATES    NUCOR CORP                                 (9,148.17)
      4,400.00    UNITED STATES    OWENS ILL INC NEW                           7,080.70


      1,962.00   UNITED STATES    PHELPS DODGE CORP COM                     125,708.95        62.25       122,134.50          0.05%
        886.00   UNITED STATES    POTLATCH CORP COM                          41,082.62        43.00        38,098.00          0.02%
      5,688.00   UNITED STATES    PPG INDS INC COM                          225,656.90        57.13       324,927.00          0.13%
      4,987.00   UNITED STATES    PRAXAIR INC COM                           146,676.68        45.00       224,415.00          0.09%
      2,300.00   UNITED STATES    REYNOLDS METALS CO COM                    132,296.00        60.00       138,000.00          0.06%
      2,000.00   UNITED STATES    ROHM & HAAS CO COM                        175,458.80        95.75       191,500.00          0.08%
      3,100.00   UNITED STATES    SIGMA ALDRICH CORP                         71,371.77        39.75       123,225.00          0.05%
      3,758.00   UNITED STATES    SOLUTIA INC COM                            32,715.31        26.69       100,291.63          0.04%
      3,100.00   UNITED STATES    STONE CONTAINER CORP COM                   45,568.30        10.44        32,356.25          0.01%
      1,800.00   UNITED STATES    TEMPLE INLAND INC COM                      91,970.80        52.31        94,162.50          0.04%
      2,156.00   UNITED STATES    UNION CAMP CORP COM                       106,762.80        53.69       115,750.25          0.05%
      3,887.00   UNITED STATES    UNION CARBIDE CORP COM                    115,554.50        42.94       166,898.06          0.07%
      2,685.00   UNITED STATES    USX U S STL GROUP COM                      78,369.31        31.25        83,906.25          0.03%
      3,200.00   UNITED STATES    WESTVACO CORP COM                          89,190.60        31.44       100,600.00          0.04%
      6,314.00   UNITED STATES    WEYERHAEUSER CO COM                       273,360.00        49.06       309,780.63          0.13%
      3,500.00   UNITED STATES    WILLAMETTE INDS INC                       118,799.50        32.19       112,656.25          0.05%
      3,000.00   UNITED STATES    WORTHINGTON INDS INC COM                   60,125.60        16.50        49,500.00          0.02%
      2,300.00   UNITED STATES    ADOBE SYS INC DEL COM                     103,812.70        41.25        94,875.00          0.04%
      1,300.00   UNITED STATES    ARMSTRONG WORLD INDS INC COM               88,919.80        74.75        97,175.00          0.04%
        800.00   UNITED STATES    BRIGGS & STRATTON CORP                     37,616.10        48.56        38,850.00          0.02%
      2,400.00   UNITED STATES    CASE CORP COM                             117,898.00        60.44       145,050.00          0.06%
     11,910.00   UNITED STATES    CATERPILLAR INC                           403,449.10        48.56       578,379.38          0.24%
        900.00   UNITED STATES    CENTEX CORP COM                            37,711.80        62.94        56,643.75          0.02%
      1,200.00   UNITED STATES    CINCINNATI MILACRON INC COM                27,086.50        25.94        31,125.00          0.01%
      3,837.00   UNITED STATES    COOPER INDS INC COM                       158,768.65        49.00       188,013.00          0.08%
      1,400.00   UNITED STATES    CRANE CO                                   52,415.16        43.38        60,725.00          0.02%
      1,200.00   UNITED STATES    CUMMINS ENGINE INC COM                     58,574.00        59.06        70,875.00          0.03%
      3,312.00   UNITED STATES    DANA CORP                                  99,634.60        47.50       157,320.00          0.06%
      7,946.00   UNITED STATES    DEERE & CO COM                            291,112.50        58.31       463,351.13          0.19%
      7,108.00   UNITED STATES    DOVER CORP COM                            127,474.48        36.13       256,776.50          0.11%
      2,509.00   UNITED STATES    EATON CORP                                135,864.63        89.25       223,928.25          0.09%
      2,000.00   UNITED STATES    ECHLIN INC                                 65,427.70        36.19        72,375.00          0.03%
     13,996.00   UNITED STATES    EMERSON ELEC CO COM                       536,404.60        56.44       789,899.25          0.32%
      2,621.00   UNITED STATES    FLUOR CORP                                150,076.25        37.38        97,959.88          0.04%
      1,300.00   UNITED STATES    FOSTER WHEELER CORP                        52,951.00        27.06        35,181.25          0.01%
      2,000.00   UNITED STATES    GENERAL DYNAMICS CORP COM                 132,490.00        86.44       172,875.00          0.07%
    104,810.00   UNITED STATES    GENERAL ELEC CO COM                     3,781,579.90        73.38     7,690,433.75          3.15%
      1,583.00   UNITED STATES    GRAINGER W W INC COM                      100,954.88        97.19       153,847.81          0.06%
      7,896.00   UNITED STATES    ILLINOIS TOOL WKS INC COM                 272,281.50        60.13       474,747.00          0.19%
      5,263.00   UNITED STATES    INGERSOLL RAND CO                         138,065.60        40.50       213,151.50          0.09%
      3,700.00   UNITED STATES    ITT INDS INC IND COM                       95,499.10        31.38       116,087.50          0.05%
      2,634.00   UNITED STATES    JOHNSON CTLS INC COM                      101,574.21        47.75       125,773.50          0.05%
      1,200.00   UNITED STATES    KAUFMAN & BROAD HOME CORP COM              17,342.80        22.44        26,925.00          0.01%
      2,300.00   UNITED STATES    NAVISTAR INTL CORP NEW COM                 39,415.00        24.81        57,068.75          0.02%
      2,100.00   UNITED STATES    NORTHROP GRUMMAN CORP COM                 158,598.30       115.00       241,500.00          0.10%
      1,700.00   UNITED STATES    OWENS CORNING COM                          68,877.80        34.13        58,012.50          0.02%
      2,604.00   UNITED STATES    PACCAR INC                                 87,368.80        52.50       136,710.00          0.06%

      1,962.00   UNITED STATES    PHELPS DODGE CORP COM                      (3,574.45)
        886.00   UNITED STATES    POTLATCH CORP COM                          (2,984.62)
      5,688.00   UNITED STATES    PPG INDS INC COM                           99,270.10
      4,987.00   UNITED STATES    PRAXAIR INC COM                            77,738.32
      2,300.00   UNITED STATES    REYNOLDS METALS CO COM                      5,704.00
      2,000.00   UNITED STATES    ROHM & HAAS CO COM                         16,041.20
      3,100.00   UNITED STATES    SIGMA ALDRICH CORP                         51,853.23
      3,758.00   UNITED STATES    SOLUTIA INC COM                            67,576.32
      3,100.00   UNITED STATES    STONE CONTAINER CORP COM                  (13,212.05)
      1,800.00   UNITED STATES    TEMPLE INLAND INC COM                       2,191.70
      2,156.00   UNITED STATES    UNION CAMP CORP COM                         8,987.45
      3,887.00   UNITED STATES    UNION CARBIDE CORP COM                     51,343.56
      2,685.00   UNITED STATES    USX U S STL GROUP COM                       5,536.94
      3,200.00   UNITED STATES    WESTVACO CORP COM                          11,409.40
      6,314.00   UNITED STATES    WEYERHAEUSER CO COM                        36,420.63
      3,500.00   UNITED STATES    WILLAMETTE INDS INC                        (6,143.25)
      3,000.00   UNITED STATES    WORTHINGTON INDS INC COM                  (10,625.60)
      2,300.00   UNITED STATES    ADOBE SYS INC DEL COM                      (8,937.70)
      1,300.00   UNITED STATES    ARMSTRONG WORLD INDS INC COM                8,255.20
        800.00   UNITED STATES    BRIGGS & STRATTON CORP                      1,233.90
      2,400.00   UNITED STATES    CASE CORP COM                              27,152.00
     11,910.00   UNITED STATES    CATERPILLAR INC                           174,930.28
        900.00   UNITED STATES    CENTEX CORP COM                            18,931.95
      1,200.00   UNITED STATES    CINCINNATI MILACRON INC COM                 4,038.50
      3,837.00   UNITED STATES    COOPER INDS INC COM                        29,244.35
      1,400.00   UNITED STATES    CRANE CO                                    8,309.84
      1,200.00   UNITED STATES    CUMMINS ENGINE INC COM                     12,301.00
      3,312.00   UNITED STATES    DANA CORP                                  57,685.40
      7,946.00   UNITED STATES    DEERE & CO COM                            172,238.63
      7,108.00   UNITED STATES    DOVER CORP COM                            129,302.02
      2,509.00   UNITED STATES    EATON CORP                                 88,063.62
      2,000.00   UNITED STATES    ECHLIN INC                                  6,947.30
     13,996.00   UNITED STATES    EMERSON ELEC CO COM                       253,494.65
      2,621.00   UNITED STATES    FLUOR CORP                                (52,116.37)
      1,300.00   UNITED STATES    FOSTER WHEELER CORP                       (17,769.75)
      2,000.00   UNITED STATES    GENERAL DYNAMICS CORP COM                  40,385.00
    104,810.00   UNITED STATES    GENERAL ELEC CO COM                     3,908,853.85
      1,583.00   UNITED STATES    GRAINGER W W INC COM                       52,892.93
      7,896.00   UNITED STATES    ILLINOIS TOOL WKS INC COM                 202,465.50
      5,263.00   UNITED STATES    INGERSOLL RAND CO                          75,085.90
      3,700.00   UNITED STATES    ITT INDS INC IND COM                       20,588.40
      2,634.00   UNITED STATES    JOHNSON CTLS INC COM                       24,199.29
      1,200.00   UNITED STATES    KAUFMAN & BROAD HOME CORP COM               9,582.20
      2,300.00   UNITED STATES    NAVISTAR INTL CORP NEW COM                 17,653.75
      2,100.00   UNITED STATES    NORTHROP GRUMMAN CORP COM                  82,901.70
      1,700.00   UNITED STATES    OWENS CORNING COM                         (10,865.30)
      2,604.00   UNITED STATES    PACCAR INC                                 49,341.20

      3,993.00   UNITED STATES    PALL CORP COM                               82,932.50       20.69        82,605.19          0.03%
      3,549.00   UNITED STATES    PARKER HANNIFIN CORP COM                    83,091.97       45.88       162,810.38          0.07%
      2,800.00   UNITED STATES    RAYCHEM CORP COM                           105,079.75       43.06       120,575.00          0.05%
      1,499.62   UNITED STATES    RAYTHEON CO CL A                            56,184.02       49.31        73,949.76          0.03%
     10,904.00   UNITED STATES    RAYTHEON CO CL B                           457,367.10       50.50       550,652.00          0.23%
      6,606.00   UNITED STATES    ROCKWELL INTL CORP NEW COM                 270,559.33       52.25       345,163.50          0.14%
      2,800.00   UNITED STATES    STANLEY WKS                                 90,858.80       47.19       132,125.00          0.05%
      5,491.00   UNITED STATES    TENNECO INC NEW COM                        222,668.86       39.50       216,894.50          0.09%
      5,198.00   UNITED STATES    TEXTRON INC COM                            192,893.18       62.50       324,875.00          0.13%
      4,700.00   UNITED STATES    THERMO ELECTRON CORP COM                   171,787.90       44.50       209,150.00          0.09%
      1,700.00   UNITED STATES    THOMAS & BETTS CORP COM                     75,802.80       47.25        80,325.00          0.03%
      2,000.00   UNITED STATES    TIMKEN CO                                   59,813.70       34.38        68,750.00          0.03%
      3,940.00   UNITED STATES    TRW INC                                    137,648.80       53.38       210,297.50          0.09%
      5,849.00   UNITED STATES    ALLTEL CORP                                174,344.88       41.06       240,174.56          0.10%
      5,978.00   UNITED STATES    AMERICAN ELEC PWR INC COM                  223,855.60       51.63       308,614.25          0.13%
      4,652.00   UNITED STATES    BALTIMORE GAS & ELEC CO COM                124,064.24       34.06       158,458.75          0.06%
     25,069.20   UNITED STATES    BELL ATLANTIC CORP COM                   1,452,706.66       91.00     2,281,297.20          0.93%
     31,848.00   UNITED STATES    BELLSOUTH CORP COM                       1,118,656.30       56.31     1,793,440.50          0.73%
      4,766.00   UNITED STATES    CAROLINA PWR & LT CO COM                   157,158.15       42.44       202,257.13          0.08%
      6,656.00   UNITED STATES    CENTRAL & SOUTH WEST CORP COM              157,509.70       27.06       180,128.00          0.07%
      4,917.00   UNITED STATES    CINERGY CORP COM                           139,906.83       38.31       188,382.56          0.08%
      1,800.00   UNITED STATES    COLUMBIA ENERGY GROUP COM                   93,121.05       78.56       141,412.50          0.06%
      7,427.00   UNITED STATES    CONSOLIDATED EDISON CO N Y INC             224,107.85       41.00       304,507.00          0.12%
      2,974.00   UNITED STATES    CONSOLIDATED NAT GAS CO COM                136,553.80       60.50       179,927.00          0.07%
      5,882.00   UNITED STATES    DOMINION RES INC VA COM                    224,857.35       42.56       250,352.63          0.10%
      4,514.00   UNITED STATES    DTE ENERGY CO COM                          128,928.60       34.69       156,579.38          0.06%
     11,351.00   UNITED STATES    DUKE ENERGY CORP COM                       439,861.05       55.38       628,561.63          0.26%
     12,126.00   UNITED STATES    EDISON INTL COM                            224,504.05       27.19       329,675.63          0.13%
      7,588.00   UNITED STATES    ENTERGY CORP NEW COM                       192,113.60       29.94       227,165.75          0.09%
      7,390.00   UNITED STATES    FIRSTENERGY CORP COM                       176,337.80       29.00       214,310.00          0.09%
      5,783.00   UNITED STATES    FPL GROUP INC COM                          234,719.38       59.19       342,281.31          0.14%
      3,800.00   UNITED STATES    GPU INC COM                                119,944.80       42.13       160,075.00          0.07%
     30,693.00   UNITED STATES    GTE CORP COM                             1,169,458.68       52.25     1,603,709.25          0.66%
      8,958.00   UNITED STATES    HOUSTON INDS INC COM                       183,626.38       26.69       239,066.63          0.10%
     22,382.00   UNITED STATES    MCI COMMUNICATIONS CORP COM                543,240.65       42.81       958,229.38          0.39%
      4,500.00   UNITED STATES    NIAGARA MOHAWK PWR CORP COM                 41,152.80       10.50        47,250.00          0.02%
      1,500.00   UNITED STATES    NICOR INC COM                               42,467.50       42.19        63,281.25          0.03%
      2,350.00   UNITED STATES    NORTHERN STS PWR CO MINN COM               107,909.65       58.25       136,887.50          0.06%
        850.00   UNITED STATES    ONEOK INC NEW COM                           23,119.48       40.38        34,318.75          0.01%
      5,200.00   UNITED STATES    P P & L RESOURCES INC COM                  122,938.40       23.94       124,475.00          0.05%
      2,500.00   UNITED STATES    PACIFIC ENTERPRISES COM                     77,500.00       37.63        94,062.50          0.04%
      9,334.00   UNITED STATES    PACIFICORP COM                             189,585.20       27.31       254,934.88          0.10%
      7,021.00   UNITED STATES    PECO ENERGY CO COM                         178,841.05       24.25       170,259.25          0.07%
      1,100.00   UNITED STATES    PEOPLES ENERGY CORP ILL COM                 38,597.00       39.38        43,312.50          0.02%
     13,781.00   UNITED STATES    PG&E CORP COM                              345,707.45       30.44       419,459.19          0.17%
      7,320.00   UNITED STATES    PUBLIC SVC ENTERPRISE GROUP                205,218.90       31.69       231,952.50          0.09%
     22,052.00   UNITED STATES    SOUTHERN CO COM                            476,256.70       25.88       570,595.50          0.23%

      3,993.00   UNITED STATES    PALL CORP COM                                 (327.31)
      3,549.00   UNITED STATES    PARKER HANNIFIN CORP COM                    79,718.41
      2,800.00   UNITED STATES    RAYCHEM CORP COM                            15,495.25
      1,499.62   UNITED STATES    RAYTHEON CO CL A                            17,765.74
     10,904.00   UNITED STATES    RAYTHEON CO CL B                            93,284.90
      6,606.00   UNITED STATES    ROCKWELL INTL CORP NEW COM                  74,604.17
      2,800.00   UNITED STATES    STANLEY WKS                                 41,266.20
      5,491.00   UNITED STATES    TENNECO INC NEW COM                         (5,774.36)
      5,198.00   UNITED STATES    TEXTRON INC COM                            131,981.82
      4,700.00   UNITED STATES    THERMO ELECTRON CORP COM                    37,362.10
      1,700.00   UNITED STATES    THOMAS & BETTS CORP COM                      4,522.20
      2,000.00   UNITED STATES    TIMKEN CO                                    8,936.30
      3,940.00   UNITED STATES    TRW INC                                     72,648.70
      5,849.00   UNITED STATES    ALLTEL CORP                                 65,829.68
      5,978.00   UNITED STATES    AMERICAN ELEC PWR INC COM                   84,758.65
      4,652.00   UNITED STATES    BALTIMORE GAS & ELEC CO COM                 34,394.51
     25,069.20   UNITED STATES    BELL ATLANTIC CORP COM                     828,590.54
     31,848.00   UNITED STATES    BELLSOUTH CORP COM                         674,784.20
      4,766.00   UNITED STATES    CAROLINA PWR & LT CO COM                    45,098.98
      6,656.00   UNITED STATES    CENTRAL & SOUTH WEST CORP COM               22,618.30
      4,917.00   UNITED STATES    CINERGY CORP COM                            48,475.73
      1,800.00   UNITED STATES    COLUMBIA ENERGY GROUP COM                   48,291.45
      7,427.00   UNITED STATES    CONSOLIDATED EDISON CO N Y INC              80,399.15
      2,974.00   UNITED STATES    CONSOLIDATED NAT GAS CO COM                 43,373.20
      5,882.00   UNITED STATES    DOMINION RES INC VA COM                     25,495.28
      4,514.00   UNITED STATES    DTE ENERGY CO COM                           27,650.78
     11,351.00   UNITED STATES    DUKE ENERGY CORP COM                       188,700.58
     12,126.00   UNITED STATES    EDISON INTL COM                            105,171.58
      7,588.00   UNITED STATES    ENTERGY CORP NEW COM                        35,052.15
      7,390.00   UNITED STATES    FIRSTENERGY CORP COM                        37,972.20
      5,783.00   UNITED STATES    FPL GROUP INC COM                          107,561.93
      3,800.00   UNITED STATES    GPU INC COM                                 40,130.20
     30,693.00   UNITED STATES    GTE CORP COM                               434,250.57
      8,958.00   UNITED STATES    HOUSTON INDS INC COM                        55,440.25
     22,382.00   UNITED STATES    MCI COMMUNICATIONS CORP COM                414,988.73
      4,500.00   UNITED STATES    NIAGARA MOHAWK PWR CORP COM                  6,097.20
      1,500.00   UNITED STATES    NICOR INC COM                               20,813.75
      2,350.00   UNITED STATES    NORTHERN STS PWR CO MINN COM                28,977.85
        850.00   UNITED STATES    ONEOK INC NEW COM                           11,199.27
      5,200.00   UNITED STATES    P P & L RESOURCES INC COM                    1,536.60
      2,500.00   UNITED STATES    PACIFIC ENTERPRISES COM                     16,562.50
      9,334.00   UNITED STATES    PACIFICORP COM                              65,349.68
      7,021.00   UNITED STATES    PECO ENERGY CO COM                          (8,581.80)
      1,100.00   UNITED STATES    PEOPLES ENERGY CORP ILL COM                  4,715.50
     13,781.00   UNITED STATES    PG&E CORP COM                               73,751.74
      7,320.00   UNITED STATES    PUBLIC SVC ENTERPRISE GROUP                 26,733.60
     22,052.00   UNITED STATES    SOUTHERN CO COM                             94,338.80

      8,110.00     UNITED STATES     TEXAS UTILS CO COM                        288,482.82        41.56        337,071.88      0.14%
     15,640.00     UNITED STATES     U S WEST COMMUNICATIONS GROUP             426,639.62        45.13        705,755.00      0.29%
      6,837.00     UNITED STATES     UNICOM CORP COM                           173,520.70        30.75        210,237.75      0.09%
      3,200.00     UNITED STATES     UNION ELEC CO COM                         123,120.40        43.25        138,400.00      0.06%
     28,800.00     UNITED STATES     WORLDCOM INC GA COM                       782,993.10        30.25        871,200.00      0.36%
      2,496.00     UNITED STATES     EASTMAN CHEM CO COM                       131,516.80        59.56        148,668.00      0.06%
          0.00                       DIVIDENDS RECEIVABLE                      331,719.42         1.00        331,719.42      0.14%
                                                                               ----------                     ----------      -----

                                             NET PORTFOLIO ASSETS         $157,855,988.50                $244,268,196.05    100.00%

      8,110.00     UNITED STATES     TEXAS UTILS CO COM                         48,589.06
     15,640.00     UNITED STATES     U S WEST COMMUNICATIONS GROUP             279,115.38
      6,837.00     UNITED STATES     UNICOM CORP COM                            36,717.05
      3,200.00     UNITED STATES     UNION ELEC CO COM                          15,279.60
     28,800.00     UNITED STATES     WORLDCOM INC GA COM                        88,206.90
      2,496.00     UNITED STATES     EASTMAN CHEM CO COM                        17,151.20
          0.00                       DIVIDENDS RECEIVABLE                            0.00

                                             NET PORTFOLIO ASSETS           86,412,207.55